EXHIBIT 4.1

CONFORMED COPY

AGREEMENT

UP TO €2,300,000,000

CREDIT FACILITIES

FOR

TELENET BIDCO NV

ARRANGED BY

ABN AMRO BANK N.V.

BNP PARIBAS S.A.

J.P. MORGAN PLC

WITH

TORONTO DOMINION (TEXAS) LLC

as Facility Agent

AND

KBC BANK NV

as Security Agent

Originally dated 1 August 2007 and as amended and restated by supplemental agreements dated 22 August 2007, 11 September 2007, 8 October 2007 and 23 June 2009

Allen & Overy LLP

THIS AGREEMENT is dated 1 August 2007

BETWEEN:

(1)                                  TELENET BIDCO NV (HR Mechelen 89835, Enterprise No. 0473.416.418) as original borrower (in this capacity, the Original Borrower);

(2)                                  THE PARTIES listed in Part 1 of Schedule 1 (Original Parties) as original guarantors (in this capacity, each an Original Guarantor and together the Original Guarantors);

(3)                                  ABN AMRO BANK N.V., BNP PARIBAS S.A., and J.P. MORGAN PLC as mandated lead arrangers (in this capacity each a Mandated Lead Arranger and together the Mandated Lead Arrangers);

(4)                                  THE FINANCIAL INSTITUTIONS listed in Part 2 of Schedule 1 (Original Parties) as initial original lenders (the Initial Original Lenders);

(5)                                  TORONTO DOMINION (TEXAS) LLC as facility agent (in this capacity the Facility Agent); and

(6)                                  KBC BANK NV as security agent (in this capacity, the Security Agent).

IT IS AGREED as follows:

1.                                      INTERPRETATION

1.1                               Definitions

In this Agreement:

Accession Agreement means a letter, substantially in the form of Schedule 10 (Form of Accession Agreement), with such amendments as the Facility Agent may approve or reasonably require.

Accounting Principles means accounting principles and practices generally applied in Belgium, including IFRS, as the same are from time to time in force or applied.

Acquisition means the acquisition by the Company of 100 per cent. of the issued share capital of MixtICS NV on 9 August 2002.

Acquisition Business Plan means, in respect of a Majority Acquisition or JV Minority Acquisition, a business plan for the Target to be acquired which has been reviewed by PricewaterhouseCoopers (or such other leading firm of independent and internationally recognised consultants or accountants appointed by the Company) and which sets out the management plan for the period from the date of the proposed Majority Acquisition or JV Minority Acquisition (as applicable) (taking into account the Acquisition Cost of such Majority Acquisition or JV Minority Acquisition and financial projections relating to the Target) up to and including the latest Final Maturity Date and based on assumptions which are no more aggressive (when taken as a whole) than those used in preparation of the Business Plan dated on or about the date of this Agreement.

Acquisition Cost means, in relation to a Majority Acquisition and a JV Minority Acquisition, the value of the consideration for that Majority Acquisition or JV Minority Acquisition (as applicable) at the time of completion of the Majority Acquisition or JV Minority Acquisition and for this purpose:

(a)                                  the value at the time of completion of the Majority Acquisition or JV Minority Acquisition of any consideration to be paid or delivered after the time of completion of the Majority Acquisition or JV Minority Acquisition will be determined in accordance with the Accounting Principles;

(b)                                 if the entity acquired becomes a member of the Group as a result of the Majority Acquisition, the aggregate principal amount of Financial Indebtedness of any entity acquired outstanding at the time of completion of the Majority Acquisition (including without limitation any Lending Transaction (as defined in Clause 19.15(f) (Loans and guarantees) made by a member of the Group in connection with the relevant Majority Acquisition) will be counted as part of the consideration for that Majority Acquisition;

(c)                                  if the entity acquired does not become a member of the Group as a result of the JV Minority Acquisition, the aggregate principal amount of Financial Indebtedness of the entity acquired at the time of completion of the JV Minority Acquisition will be counted as part of the consideration for that JV Minority Acquisition to the extent of the aggregate principal amount of the payment and repayment obligations in respect of such Financial Indebtedness assumed or guaranteed by any member of the Group; and

(d)                                 subject to paragraphs (a), (b) and (c) above, the value at the time of completion of the Majority Acquisition or JV Minority Acquisition of any non-cash consideration will be determined in accordance with the Accounting Principles, expressed in euros, if required, using the Agent’s Spot Rate of Exchange on the date of completion of the relevant Majority Acquisition or JV Minority Acquisition.

Additional Borrower means a member of the Group which becomes a Borrower after the date of this Agreement pursuant to Clause 27.7 (Additional Borrowers).

Additional Guarantor means a member of the Group which becomes a Guarantor after the date of this Agreement pursuant to Clause 27.8 (Additional Guarantors).

Additional Obligor means an Additional Borrower or an Additional Guarantor.

Administrative Party means a Mandated Lead Arranger or an Agent and, where the context so admits or requires, includes each of them.

Affiliate means a Subsidiary or a Holding Company of a person or any other Subsidiary of that Holding Company.

Agent means the Facility Agent or the Security Agent.

Agent’s Spot Rate of Exchange means the spot rate of exchange as determined by the Facility Agent for the purchase of euros in the London foreign exchange market with the relevant currency in which any part of the Acquisition Cost for a Majority Acquisition or JV Minority Acquisition is incurred at or about 11.00 a.m. on a particular day.

Annuity Fees means the amounts payable by Vlaanderen to Interkabel Vlaanderen CVBA pursuant to Sections 5, 6 and 7 of the contribution deed dated 23 September 1996 pursuant to which Interkabel Vlaanderen CVBA effected a contribution in kind of usage rights to a cable network to Vlaanderen, as amended on 28 May 1998.

Anti-Terrorism Law means each of:

(a)                                  Executive Order No. 13224 of 23 September 2001 - Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the Executive Order);

(b)                                 the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act);

(c)                                  the Money Laundering Control Act of 1986, Public Law 99-570; and

(d)                                 any similar law enacted in the United States of America subsequent to the date of this Agreement.

Approved Stock Options means any options, warrants, rights to purchase or other equivalents (however designated) issued or granted by a member of the Group to any former, present or future officers, consultants, directors and/or employees of any member of the Group or its Affiliates to subscribe for share capital or similar rights of ownership in that member of the Group provided that the maximum aggregate amount of such options, warrants, rights to purchase or other equivalents (however designated) shall not exceed 3 per cent. of its issued share capital.

Auditors means PricewaterhouseCoopers or such other firm of independent public accountants of international standing which may be appointed by the Company in accordance with this Agreement as its auditors.

Availability Period means:

(a)                                  in the case of the Term Loan A Facility, the Term Loan B1 Facility, and with respect to the first €462,500,000 available to be drawn under the Term Loan C Facility, the period from and including the date of this Agreement to and including 31 October 2007;

(b)                                 in the case of any amount of the Term Loan C Facility in excess of the first €462,500,000 drawn, the period from and including the date of this Agreement to and including the date falling 6 months after the date of this Agreement (or such other date as may be agreed in writing between the Majority Term Loan C Facility Lenders and the Company);

(c)                                  in the case of the Term Loan B2A Facility, the period from and including the date of this Agreement to and including 30 June 2010 (or such other date as may be agreed in writing between the Majority Term Loan B2A Facility Lenders and the Company);

(d)                                 in the case of the Term Loan B2B Facility, the period from and including the date of this Agreement to and including 30 June 2009 (or such other date as may be agreed in writing between the Majority Term Loan B2B Facility Lenders and the Company);

(e)                                  in the case of the Revolving Facility, the period from and including the date of this Agreement to and including the date falling one month before the Revolving Facility Final Maturity Date; and

(f)                                    in the case of a Telenet Additional Facility, the period agreed between the Company and the relevant Telenet Additional Facility Lenders in the applicable Telenet Additional Facility Accession Agreement.

Basel II Costs means any amount referred to in paragraph (c) of Clause 12.2 (Exceptions).

Belgacom Interconnect Agreement means the interconnection agreement with Belgacom N.V. dated 19 December 1997.

Beneficiaries has the meaning given to it in the Intercreditor Agreement.

Borrower means the Original Borrower or an Additional Borrower.

Break Costs means the amount (if any) which a Lender is entitled to receive under Clause 24.3 (Break Costs).

Business means any business of the Group:

(a)                                  that consists of the upgrade, construction, creation, development, marketing, acquisition (to the extent permitted under this Agreement), operation, utilisation and maintenance of networks that use existing or future technology for the transmission, reception and delivery of voice, video and/or other data (including networks that transmit, receive and/or deliver services such as multi-channel television and radio, programming, telephony, Internet services and content, high speed data transmission, video, multi-media and related activities); or

(b)                                 that supports, is incidental to or is related to any such business; or

(c)                                  that comprises being a Holding Company of one or more persons engaged in such business,

and references to business or ordinary course of business shall be similarly construed.

Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in London, Paris and Brussels and which is also a TARGET Day.

Business Plan means:

(a)                                  the business plan of the Group delivered to the Facility Agent by the Company dated on or about the date of this Agreement; or

(b)                                 any revised business plan of the Group delivered to the Facility Agent by the Company after the date of this Agreement.

Capital Expenditure means any expenditure which is or will be treated as a capital expenditure in the audited consolidated financial statements of the Group in accordance with the Accounting Principles.

change of control has the meaning given to it in Clause 7.2 (Mandatory prepayment — change of control).

Clientele Fees means the fees payable by a member of the Group to Interkabel Vlaanderen CVBA pursuant to a clientele fee agreement dated 23 September 1996 as amended on 28 May 1998.

Closing Date means the date of first utilisation under the Facilities.

Code means the United States Internal Revenue Code of 1986, as amended and any rule or regulation issued thereunder from time to time in effect.

Commitment means a Term Loan A Facility Commitment, a Term Loan B1 Facility Commitment, a Term Loan B2A Facility Commitment, a Term Loan B2B Facility Commitment, a Term Loan C Facility Commitment, a Revolving Facility Commitment or a Telenet Additional Facility Commitment and, where the context so admits or requires, includes each of them.

Company means Telenet BidCo NV (a company registered in Belgium with registration number HR Mechelen 89835, Enterprise No. 0473.416.418).

Company Share Pledge means the share pledge agreement entered into or to be entered into between (amongst others) Holdco and the Security Agent over Holdco’s entire shareholding in the Company.

Compliance Certificate means a certificate substantially in the form of Schedule 9 (Form of Compliance Certificate) setting out, among other things, calculations of the financial covenants.

Consolidated Annualised EBITDA means, in the case of a Measurement Period Consolidated EBITDA for the two financial quarters ending on the last day of that Measurement Period multiplied by two.

Consolidated Cash and Cash Equivalents means, at any time:

(a)                                  cash in hand or on deposit with any acceptable bank which, in either case, is remittable to the Kingdom of Belgium;

(b)                                 certificates of deposit, maturing within one year after the relevant date of calculation, issued by an acceptable bank;

(c)                                  any investment in marketable obligations issued or guaranteed by the government of the United States of America, the U.K. or the Kingdom of Belgium or by an instrumentality or agency of the government of the United States of America, the U.K. or the Kingdom of Belgium having an equivalent credit rating;

(d)                                 open market commercial paper:

(i)                                   for which a recognised trading market exists;

(ii)                                issued in the United States of America, the U.K. or the Kingdom of Belgium;

(iii)                             which matures within one year after the relevant date of calculation; and

(iv)                            which has a credit rating of A-1 or higher by S&P and P-1 or higher by Moody’s, or, if no rating is available in respect of the commercial paper or indebtedness, the issuer of which has, in respect of its long-term debt obligations, a rating of AA or higher by S&P and Aa2 or higher by Moody’s; or

(e)                                  any other instrument, security or investment approved by the Majority Lenders,

in each case, to which any member of the Group is beneficially entitled at that time and is capable of being applied against Consolidated Total Borrowings.  An acceptable bank for this purpose is a commercial bank or trust company which has a rating of A or higher by S&P and A-2 or higher by Moody’s or a comparable rating from a nationally recognised credit rating agency for its long-term debt obligations.

Consolidated EBITDA means the consolidated net pre-taxation profits of the Reporting Group for a Measurement Period:

(a)                                 including the net pre-taxation profit or loss of a member of the Reporting Group or business or assets acquired during that Measurement Period for the part of that Measurement Period when it was not a member of the Reporting Group and/or the business or assets were not owned by a member of the Reporting Group; but

(b)                                excluding the net pre-taxation profit or loss attributable to any member of the Reporting Group or to any business or assets sold during that Measurement Period,

and all as adjusted by (to the extent included in paragraph (a) or (b) above or):

(i)                                    adding back all interest and periodic finance charges, including acceptance commission, commitment fee and the interest element of rental payments on finance or capital lease payments (whether, in each case, paid, payable or accrued) incurred by the Reporting Group in that period;

(ii)                                 adding back or deducting any loss or gain attributable to minority interests; and

(iii)                              adding back depreciation, amortisation and any other non-cash charges.

Consolidated Total Borrowings means, in respect of the Reporting Group, at any time, the aggregate of the following:

(a)                                 the outstanding principal amount of any moneys borrowed (including for the avoidance of doubt any interest that has been capitalised under such borrowings);

(b)                                the outstanding principal amount of any acceptance under any acceptance credit;

(c)                                 the outstanding principal amount of any bond, note, debenture, loan stock or other similar instrument;

(d)                                the capitalised element of indebtedness under any Finance Lease;

(e)                                 the outstanding principal amount of all moneys owing in connection with the sale or discounting of receivables (otherwise than on a non-recourse basis);

(f)                                   the outstanding principal amount of any indebtedness arising from any deferred payment agreements arranged primarily as a method of raising finance or financing the acquisition of an asset other than any trade credit on normal commercial terms deferred for no more than 90 days;

(g)                                any fixed or minimum premium amount on the scheduled repayment or scheduled redemption of any instrument referred to in paragraph (c) above;

(h)                                the outstanding principal amount of any indebtedness arising in connection with any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing;

(i)                                    the outstanding principal amount of any indebtedness in respect of any counter-indemnity obligation of a type referred to in paragraph (i) of the definition of Financial Indebtedness; and

(j)                                    the outstanding principal amount of any indebtedness of any person other than a member of the Group of a type referred to in paragraphs (a) — (i) above which is the subject of a guarantee, indemnity or similar assurances against financial loss given by a member of the Group, and so that where any amount falls within more than one of the preceding paragraphs, that amount shall be included only once.

Dangerous Substance means any radioactive emissions and any natural or artificial substance (whether in solid or liquid form or in the form of a gas or vapour and whether alone or in combination with any other substance) which, taking into account the concentrations and quantities present and the manner in which it is being used or handled, it is reasonably foreseeable will cause harm to man or any other living organism or damage to the Environment including any controlled, special, hazardous, toxic, radioactive or dangerous waste.

Default means:

(a)                                 an Event of Default; or

(b)                                an event or circumstance which would be (with the expiry of a grace period or the giving of notice) an Event of Default.

Deferral means an Equity Funded Deferral, as repaid or prepaid from time to time, and any refinancing thereof.

Deferral Debt has the meaning given to that term in paragraph (o) of the definition of Permitted Financial Indebtedness in this Clause 1.1.

Designated Party means any person listed:

(a)                                 in the Annex to the Executive Order;

(b)                                on the “Specially Designated Nationals and Blocked Persons” list maintained by the Office of Foreign Assets Control of the United States Department of the Treasury; or

(c)                                 in any successor list to either of the foregoing.

Double Tax Treaty means any convention between the government of the Kingdom of Belgium and any other government for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income and capital gains.

Environment means the media of air, water and land (wherever occurring) and in relation to the media of air and water includes, without limitation, the air and water within buildings and the air and water within other natural or man-made structures above or below ground and any water contained in any underground strata.

Environmental Approval means any authorisation required by an Environmental Law.

Environmental Claim means any claim by any person in connection with:

(a)                                  a breach, or alleged breach, of an Environmental Law;

(b)                                 any accident, fire, explosion or other event of any type involving an emission or substance which is capable of causing harm to any living organism or the environment; or

(c)                                  any other environmental contamination,

which might result in any liability on any Party.

Environmental Law means any law or regulation concerning:

(a)                                  the protection of health and safety;

(b)                                 the environment; or

(c)                                  any emission or substance which is capable of causing harm to any living organism or the environment.

Equity Funded Deferrals means any cash element of the consideration payable in respect of the Acquisition, subject to an aggregate maximum principal amount of €198,000,000, payment of which is deferred.

ERISA means the United States Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate means each trade or business, whether or not incorporated, that would be treated as a single employer with any member of the Group under section 414 of the United States Internal Revenue Code of 1986, as amended.  When any provision of this Agreement relates to a past event, the term ERISA Affiliate includes any person that was an ERISA Affiliate of a member of the Group at the time of that past event.

EURIBOR means for a Term of any Loan or overdue amount denominated in euro:

(a)                                  the applicable Screen Rate; or

(b)                                 if no Screen Rate is available for that Term of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of 11.00 a.m. (Paris time) on the Rate Fixing Day for the offering of deposits in euro for a period comparable to that Term.

euro means the single currency of the Participating Member States.

Event of Default means an event specified as such in Clause 20 (Default).

Existing Notes Security means the existing security entered into in connection with the Senior Notes and Senior Discount Notes as set out at in Schedule 8 (Existing Notes Security).

Existing Security means the existing security entered into in connection with the Existing Senior Facility as set out in Schedule 6 (Existing Security).

Existing Security Document means an agreement or instrument in respect of Existing Security.

Existing Security Provider means an Original Obligor, SuperHoldco, Holdco or Vlaanderen.

Existing Senior Facility means the €1,000,000,000 credit facilities provided to the Company pursuant to a credit agreement dated 10 May 2006 between (amongst others) the Company and KBC Bank NV as security agent.

Existing Share Pledge means each existing share pledge agreement as set out in Schedule 7 (Existing Share Pledges).

Facility means the Term Loan A Facility, the Term Loan B1 Facility, the Term Loan B2A Facility, the Term Loan B2B Facility, the Term Loan C Facility, the Revolving Facility and each Telenet Additional Facility and, where the context so admits or requires, includes each of them.

Facility Office means the office notified by a Lender to the Facility Agent:

(a)                                  on or before the date it becomes a Lender; or

(b)                                 by not less than five Business Days’ notice,

as the office(s) through which it will perform its obligations under this Agreement.

Fee Letter means any letter entered into by reference to this Agreement between one or more Administrative Parties and an Obligor setting out the amount of certain fees referred to in this Agreement.

Final Maturity Date means:

(a)                                  the Term Loan A Facility Final Maturity Date;

(b)                                 the Term Loan B1 Facility Final Maturity Date;

(c)                                  the Term Loan B2A Facility Final Maturity Date;

(d)                                 the Term Loan B2B Facility Final Maturity Date;

(e)                                  the Term Loan C Facility Final Maturity Date; or

(f)                                    the Revolving Facility Final Maturity Date.

Finance Document means:

(a)                                  this Agreement;

(b)                                 a Security Document;

(c)                                  a Fee Letter;

(d)                                 the Intercreditor Agreement;

(e)                                  each Telenet Additional Facility Accession Agreement;

(f)                                    the Hedging Letter;

(g)                                 a Hedging Document;

(h)                                 any subordination agreement relating to Subordinated Shareholder Loans;

(i)                                     the Syndication Letter;

(j)                                     a Transfer Certificate;

(k)                                  an Accession Agreement;

(l)                                     a Resignation Request; or

(m)                               any other document designated as such by the Facility Agent and the Company.

Finance Lease means any contract treated as a finance or capital lease in accordance with Accounting Principles.

Finance Party means a Lender, a Hedging Bank or an Administrative Party.

Financial Indebtedness means any indebtedness for or in respect of:

(a)                                  moneys borrowed and debit balances at banks;

(b)                                 any acceptance credit (including any dematerialised equivalent);

(c)                                  any bond, note, debenture, loan stock or other similar instrument;

(d)                                 any Finance Lease provided that indebtedness in respect of network leases shall only be included in this paragraph (d) for the purposes of Clause 20.5 (Cross-default and cross acceleration);

(e)                                  receivables sold or discounted (other than any receivables to the extent they are sold or discounted on a non-recourse basis);

(f)                                    the acquisition cost of any asset to the extent payable after its acquisition or possession by the party liable where the deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that assets;

(g)                                 (for the purposes of Clause 20.5 (Cross-default and cross acceleration) only) any derivative transaction protecting against or benefiting from fluctuations in any rate or price (and, at any time, the then marked to market value of the derivative transaction will be used to calculate its amount);

(h)                                 any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing;

(i)                                     any counter-indemnity obligation in respect of any guarantee, indemnity, bond, letter of credit or any other instrument issued by a bank or financial institution; or

(j)                                     any guarantee, indemnity or similar assurance against financial loss of any person in respect of any item referred to in the above paragraphs,

provided that indebtedness which has been cash-collateralised shall not be included in any calculation of Financial Indebtedness to the extent so cash-collateralised and indebtedness which is in the nature of equity (other than redeemable shares) shall not be regarded as Financial Indebtedness.

Funds Flow Statement means a funds flow statement in agreed form continuing details of the flow of funds on the Closing Date.

Group means the Company and its Subsidiaries other than a Non-Recourse Subsidiary.

Guarantor means an Original Guarantor or an Additional Guarantor.

Hedging Bank has the meaning given to it in the Intercreditor Agreement.

Hedging Document has the meaning given to it in the Intercreditor Agreement.

Hedging Letter has the meaning given to that term in Part 1 of Schedule 2 (Conditions Precedent Documents).

Holdco means Telenet Communications NV (a company registered in Belgium with registration number HR Mechelen 090032, Enterprise No. 0473.416.814).

Holding Company of any other person, means a company in respect of which that other person is a Subsidiary.

IFRS means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

Increased Cost means:

(a)                                  an additional or increased cost;

(b)                                 a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital; or

(c)                                  a reduction of an amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates but only to the extent attributable to that Finance Party having entered into any Finance Document or funding or performing its obligations under any Finance Document.

Information Memorandum means the document in the form approved by the Company which, at the request of the Company was prepared in relation to this Agreement and distributed by the Mandated Lead Arrangers in connection with the syndication of the Facilities.

Information Package means the Information Memorandum and the written materials to be provided/presented to certain prospective lenders at a management presentation meeting prior to the bank presentation meeting and/or to prospective lenders at the bank presentation meeting to be held on or shortly after the date of this Agreement in relation to the Facilities.

Infosys Technologies Agreement means the software services agreement with Infosys Technologies Limited dated 19 April 2001.

Intellectual Property Rights means all know-how, patents, trademarks, service marks, designs, business names, domain names, topographical or similar rights, copyrights, database rights and other intellectual property rights and any interests (including by way of licence) in any of the foregoing (in each case whether registered or not and including all applications for the same) of any member of the Group.

Intercreditor Agreement means the intercreditor agreement entered into or to be entered into between (amongst others) the Facility Agent (on behalf of all of the Finance Parties), the Security Agent and the Obligors.

Interest means, for any period, all interest and periodic financing charges (including, without limitation, acceptance commission or commitment fees, and the interest element of Finance Leases entered into after the date of this Agreement) accrued during that period.

Interkabel Acquisition means (1) the acquisition by a member of the Group of the analogue and digital television business (including customer base) and certain or all assets related to this business and/or (2) the lease by a member of the Group of certain assets related to this business from:

(a)                                  Provinciale Intercommunale Elektriciteitsmaatschappij van Limburg Interelectra (INTERELECTRA) and Intermedia (INTERMEDIA);

(b)                                 West-Vlaamse Energie-en Teledistributiemaatschappij (WVEM);

(c)                                  Provinciale Brabantse Energiemaatschappij (PBE);

(d)                                 Interkommunale voor Teledistributie van het Gewest Antwerpen (Integan);

(e)                                  Interkabel Vlaanderen CVBA; and

(f)                                    IN.DI.

Interkabel Contribution Deed means the notarial deeds passed before notary Kiebooms on 23 September 1996 and 18 May 1998 whereby Interkabel Vlaanderen CV contributed usage rights over the PICs cable networks to Vlaanderen.

Joint Venture means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

Lender means:

(a)                                  an Original Lender;

(b)                                 any Telenet Additional Facility Lender; or

(c)                                  any person which becomes a Lender after the date of this Agreement.

LIBOR means for a Term of any Loan or overdue amount denominated in U.S. Dollars:

(a)                                  the applicable Screen Rate; or

(b)                                 if no Screen Rate is available for that Term of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the Facility Agent at its request, quoted by the Reference Banks to leading banks in the London interbank market, as of 11:00 am (London time) on the Rate Fixing Day for the offering of deposits in U.S. Dollars for a period comparable to that Term.

Licence means each approval, consent, authorisation and licence from, and all filings, registrations and agreements with any governmental or regulatory authority, in each case granted, issued, made or entered into pursuant to any Telecommunications and Cable Law necessary in order to enable each member of the Group to carry on its business as may be permitted by the terms of this Agreement.

Loan means a Term Loan A Facility Loan, a Term Loan B1 Facility Loan, a Term Loan B2A Facility Loan, a Term Loan B2B Facility Loan, a Term Loan C Facility Loan, a Revolving Loan or a Telenet Additional Facility Loan and, where the context so admits or requires, includes each of them.

Majority Acquisition has the meaning given in paragraph (d) of the definition of Permitted Acquisition.

Majority Lenders means, at any time, Lenders:

(a)                                  whose share in the outstanding Loans and whose undrawn Commitments then aggregate two thirds or more of the aggregate of all the outstanding Loans and the undrawn Commitments of all the Lenders;

(b)                                 if there is no Loan then outstanding, whose undrawn Commitments then aggregate two thirds or more of the Total Commitments; or

(c)                                  if there is no Loan then outstanding and the Total Commitments have been reduced to zero, whose Commitments aggregated two thirds or more of the Total Commitments immediately before the reduction, provided that, solely for the purposes of determining whether any amendment or waiver of any term of the Finance Documents requested by the Company has been approved by the Majority Lenders, the amount of the Loans and undrawn Commitments of the Lenders referred to in paragraph (a) above shall be reduced by the amount of the Loans and undrawn Commitments of any Lender that has not, on or before the day 10 Business Days after the date such request has been notified to the Lenders by the Facility Agent, notified the Facility Agent of its decision or requested further information to enable it to make such decision, or has notified the Facility Agent that it is actively reviewing such request with a view to making such decision.

Majority Term Loan A Facility Lenders means, at any time, Term Loan A Facility Lenders:

(a)                                  whose share in the outstanding Term Loan A Facility Loans and whose undrawn Term Loan A Facility Commitments then aggregate two thirds or more of the aggregate of all the outstanding Term Loan A Facility Loans and the undrawn Term Loan A Facility Commitments of all the Term Loan A Facility Lenders;

(b)                                 if there is no Term Loan A Facility Loan then outstanding, whose undrawn Term Loan A Facility Commitments then aggregate two thirds or more of the Total Term Loan A Facility Commitments; or

(c)                                  if there is no Term Loan A Facility Loan then outstanding and the Total Term Loan A Facility Commitments have been reduced to zero, whose Term Loan A Facility

Commitments aggregated two thirds or more of the Total Term Loan A Facility Commitments immediately before the reduction.

Majority Term Loan B1 Facility Lenders means, at any time, Term Loan B1 Facility Lenders:

(a)                                  whose share in the outstanding Term Loan B1 Facility Loans and whose undrawn Term Loan B1 Facility Commitments then aggregate two thirds or more of the aggregate of all the outstanding Term Loan B1 Facility Loans and the undrawn Term Loan B1 Facility Commitments of all the Term Loan B1 Facility Lenders;

(b)                                 if there is no Term Loan B1 Facility Loan then outstanding, whose undrawn Term Loan B1 Facility Commitments then aggregate two thirds or more of the Total Term Loan B1 Facility Commitments; or

(c)                                  if there is no Term Loan B1 Facility Loan then outstanding and the Total Term Loan B1 Facility Commitments have been reduced to zero, whose Term Loan B1 Facility Commitments aggregated two thirds or more of the Total Term Loan B1 Facility Commitments immediately before the reduction.

Majority Term Loan B2A Facility Lenders means, at any time, Term Loan B2A Facility Lenders:

(a)                                  whose share in the outstanding Term Loan B2A Facility Loans and whose undrawn Term Loan B2A Facility Commitments then aggregate two thirds or more of the aggregate of all the outstanding Term Loan B2A Facility Loans and the undrawn Term Loan B2A Facility Commitments of all the Term Loan B2A Facility Lenders;

(b)                                 if there is no Term Loan B2A Facility Loan then outstanding, whose undrawn Term Loan B2A Facility Commitments then aggregate two thirds or more of the Total Term Loan B2A Facility Commitments; or

(c)                                  if there is no Term Loan B2A Facility Loan then outstanding and the Total Term Loan B2A Facility Commitments have been reduced to zero, whose Term Loan B2A Facility Commitments aggregated two thirds or more of the Total Term Loan B2A Facility Commitments immediately before the reduction.

Majority Term Loan B2B Facility Lenders means, at any time, Term Loan B2B Facility Lenders:

(a)                                  whose share in the outstanding Term Loan B2B Facility Loans and whose undrawn Term Loan B2B Facility Commitments then aggregate two thirds or more of the aggregate of all the outstanding Term Loan B2B Facility Loans and the undrawn Term Loan B2B Facility Commitments of all the Term Loan B2B Facility Lenders;

(b)                                 if there is no Term Loan B2B Facility Loan then outstanding, whose undrawn Term Loan B2B Facility Commitments then aggregate two thirds or more of the Total Term Loan B2B Facility Commitments; or

(c)                                  if there is no Term Loan B2B Facility Loan then outstanding and the Total Term Loan B2B Facility Commitments have been reduced to zero, whose Term Loan B2B Facility Commitments aggregated two thirds or more of the Total Term Loan B2B Facility Commitments immediately before the reduction.

Majority Term Loan C Facility Lenders means, at any time, Term Loan C Facility Lenders:

(a)                                  whose share in the outstanding Term Loan C Facility Loans and whose undrawn Term Loan C Facility Commitments then aggregate two thirds or more of the aggregate of all the outstanding Term Loan C Facility Loans and the undrawn Term Loan C Facility Commitments of all the Term Loan C Facility Lenders;

(b)                                 if there is no Term Loan C Facility Loan then outstanding, whose undrawn Term Loan C Facility Commitments then aggregate two thirds or more of the Total Term Loan C Facility Commitments; or

(c)                                  if there is no Term Loan C Facility Loan then outstanding and the Total Term Loan C Facility Commitments have been reduced to zero, whose Term Loan C Facility Commitments aggregated two thirds or more of the Total Term Loan C Facility Commitments immediately before the reduction.

Management Fees means any management, consultancy or similar fees payable by any member of the Group to any Restricted Person.

Mandatory Cost means the percentage rate per annum calculated by the Facility Agent in accordance with Schedule 4 (Calculation of the Mandatory Cost) and shall, for the avoidance of doubt, exclude Basel II Costs.

Margin means:

(a)                                  in respect of a Term Loan A Facility Loan, the applicable Term Loan A Facility Margin;

(b)                                 in respect of a Term Loan B1 Facility Loan, the applicable Term Loan B1 Facility Margin;

(c)                                  in respect of a Term Loan B2A Facility Loan, the applicable Term Loan B2A Facility Margin;

(d)                                 in respect of a Term Loan B2B Facility Loan, the applicable Term Loan B2B Facility Margin;

(e)                                  in respect of a Term Loan C Facility Loan, the applicable Term Loan C Facility Margin;

(f)                                    in respect of a Revolving Loan, the applicable Revolving Facility Margin; and

(g)                                 in respect of a Telenet Additional Facility Loan, the applicable Telenet Additional Facility Margin.

Material Adverse Effect means a material adverse effect on the ability of the Obligors (taken as a whole) to perform their payment obligations under any Finance Document.

Material Contracts means:

(a)                                  the Belgacom Interconnect Agreement;

(b)                                 the Infosys Technologies Agreement; and

(c)                                  the Interkabel Contribution Deed,

in each case including any contract which might be substituted in place of any contract listed in (a) to (c) above.

Material Group Member means an Obligor or a Material Subsidiary.

Material Subsidiary means, at any time any Subsidiary of the Company (other than a Non-Recourse Subsidiary) whose gross assets, earnings before interest, depreciation, amortisation and taxes or turnover (excluding intra-group items) equal or exceed, respectively, 10 per cent. of the consolidated gross assets, earnings before depreciation, amortisation, interest and taxes or turnover of the Reporting Group (excluding intra-group items).

For this purpose:

(a)                                  the gross assets, earnings before interest, depreciation, amortisation and taxes or turnover of a Subsidiary of the Company will be determined from its financial statements (unconsolidated if it has Subsidiaries) upon which the latest financial statements of the Reporting Group that have been delivered to the Facility Agent pursuant to Clause 17.1(a) (Financial statements)are based;

(b)                                 if a Subsidiary of the Company becomes such a Subsidiary after the date on which the latest financial statements of the Reporting Entity have been prepared, the gross assets, earnings before depreciation, amortisation, interest and taxes or turnover of that Subsidiary will be determined from its latest financial statements;

(c)                                  the gross assets, earnings before interest, depreciation, amortisation and taxes or turnover of the Reporting Group will be determined from its latest financial statements delivered to the Facility Agent pursuant to Clause 17.1(a) (Financial statements), adjusted (where appropriate) to reflect the gross assets, earnings before interest, depreciation, amortisation and taxes or turnover of any company or business subsequently acquired or disposed of;

(d)                                 if a Material Subsidiary disposes of all or substantially all of its assets to another Subsidiary of the Company, it will immediately cease to be a Material Subsidiary and the other Subsidiary (if it is not already) will immediately become a Material Subsidiary; the subsequent financial statements of those Subsidiaries and the Company will be used to determine whether those Subsidiaries are Material Subsidiaries or not.

Maturity Date means the last day of the Term of a Revolving Loan.

Measurement Period means with respect to the first Measurement Period, the two financial quarters ending on 30 September 2007 and, thereafter, the two financial quarters ending on 31 December 31 March 30 June and 30 September of each year.

Necessary Authorisations means all material approvals, consents, authorisations and licences from, all rights granted by and all filings, registrations and agreements with, any government or other regulatory authority necessary in order to enable each member of the Group to carry on its business as may be permitted by the terms of this Agreement as carried on by it at the relevant time.

Net Proceeds means the aggregate cash (or cash equivalent) proceeds received by any member of the Group in consideration for or otherwise in respect of a relevant disposal, net of all Taxes applicable on, or to any gain resulting from, that disposal and of all reasonable costs, fees and expenses properly incurred by continuing members of the Group in arranging and effecting that disposal.

Net Total Debt means, at any time, Total Debt less Consolidated Cash and Cash Equivalents at that time.

Non-Recourse Subsidiary means a company or partnership:

(a)                                  is a limited liability company or a limited liability partnership in which no member of the Group is the general partner;

(b)                                 none of whose indebtedness or any other obligations benefits from any recourse whatsoever to any member of the Group in respect of the repayment or payment thereof; and

(c)                                  which has been designated as such by the Original Borrower by written notice to the Facility Agent on or prior to its becoming a Subsidiary of the Original Borrower which notice shall be accompanied by evidence satisfactory to the Facility Agent that the requirements of paragraph (b) above will be complied with at all times in respect of that Subsidiary, provided that the Original Borrower may, having obtained the prior consent of the Majority Lenders and having submitted a Business Plan referred to in paragraph (b) of the definition of ‘Business Plan’, give written notice to the Facility Agent at any time that any Non-Recourse Subsidiary is no longer a Non-Recourse Subsidiary, whereupon it shall cease to be a Non-Recourse Subsidiary and shall, if it would be a Material Subsidiary immediately after its redesignation as a member of the Group, accede to this Agreement as an Additional Guarantor in accordance with Clause 27.8 (Additional Guarantors).

Obligor means a Borrower or a Guarantor.

Obligor Pledge of Receivables means the pledges of receivables that may be entered into between certain Obligors and the Security Agent in substantially the same form as the pledges of receivables that comprise part of the Existing Security.

Original Financial Statements means the audited consolidated financial statements of SuperHoldco for the year ended 31 December 2006 as prepared or restated in accordance with the Accounting Principles.

Original Lender means:

(a)                                  an Initial Original Lender; and

(b)                                 any person which has become a New Lender (as defined in Clause 27.3 (Transfers by Lenders) under a Facility other than a Telenet Additional Facility in accordance with Clause 27 (Changes to the Parties), which in each case has not ceased to be a party in accordance with the terms of this Agreement.

Original Obligor means the Company or an Original Guarantor.

Participating Member State means a member state of the European Union that adopts or has adopted the euro as its lawful currency under the legislation of the European Economic and Monetary Union.

Party means a party to this Agreement.

Permitted Acquisition means:

(a)           any acquisition by any member of the Group pursuant to a Permitted Disposal by a member of Group;

(b)           any Restricted Acquisition of a member of the Group by any other member of the Group as part of the solvent reorganisation of the Group;

(c)           any Restricted Acquisition of further share capital (or equivalent) of an entity which was a member of the Group immediately prior to the completion of the Restricted Acquisition;

(d)           any acquisition by a member of the Group of assets, businesses and entities located principally in the Kingdom of Belgium, the Netherlands or Luxembourg or any equity interests in, or debts or securities owed or issued by any such entity, where upon completion of the acquisition the Target will be a Subsidiary of the Company or where a member of the Group will own directly or indirectly greater than a 50 per cent. interest in the assets or assets constituting the acquired business (a Majority Acquisition) and the principal activities of such entities are related to the Permitted Business as at the date of this Agreement and are carried out principally in Belgium, the Netherlands or Luxembourg, provided that in the case of any Majority Acquisition where the Acquisition Cost exceeds €250,000,000 (or its equivalent), the Company provides to the Facility Agent within 15 days of the date of any such Majority Acquisition;

(i)            a Business Plan prepared for the period beginning on the date of (and assuming completion of) the relevant acquisition and ending on the Final Maturity Date and which must demonstrate that, following the relevant acquisition, the Company will be able to comply with all its obligations (present and future) under Clause 18 (Financial Covenants) for the period referred to above; and

(ii)           to the extent they are available to the Company, the most recent six-months management accounts of or relating to the Target, together with a certificate signed by a managing director of the Company certifying that the copy of such management accounts provided to the Facility Agent is a true copy; and

(iii)          an Acquisition Business Plan; and

(iv)          a certificate signed by a managing director of the Company which certifies that, if the ratio of the Net Total Debt to Consolidated Annualised EBITDA was re-calculated for the most recent Measurement Period ending prior to the date of the Majority Acquisition in respect of which financial statements have been delivered pursuant to Clause 17.1(a) (Financial statements) (the Relevant Measurement Period) but adding to the:

(A)          amount of Total Debt used in such calculation any net increase in the Total Debt since the end of the Relevant Measurement Period or subtracting from the amount of Total Debt used in such calculation any net deduction in the Total Debt (in each case taking into account the amount of Total Debt used to fund the Acquisition Cost); and

(B)           Consolidated Annualised EBITDA, the annualised earnings before interest, tax, depreciation and amortisation of the Target for the Relevant Measurement Period,

the ratio of Net Total Debt to Consolidated Annualised EBITDA would be less than 5.0:1;

(e)           acquisitions of Consolidated Cash and Cash Equivalents; and

(f)            acquisitions permitted by the Majority Lenders,

provided that:

(i)            in the case of any acquisition falling within paragraphs (a), (d) and (f) above (other than any acquisition of Consolidated Cash or Cash Equivalents) no Event of Default has occurred and is continuing at the time of such proposed acquisition; and

(ii)           in the case of any acquisition of any company or partnership, such company is a company incorporated with limited liability or is a limited liability partnership provided that the acquisition does not include the acquisition of the general partner of that limited liability partnership.

Permitted Business means the carrying on of the Business principally in Belgium, the Netherlands or Luxembourg.

Permitted Disposal means:

(a)           any disposal (including, for the avoidance of doubt, the outsourcing of activities that support or are incidental to the Permitted Business) of assets on arm’s length commercial terms in the ordinary course of business;

(b)           any disposal of property or other assets on bona fide arm’s length commercial terms in the ordinary course of business in consideration for, or to the extent that the Net Proceeds of disposal are applied within 120 days after such disposal in the acquisition of, property or other assets of a similar nature and approximately equal value to be used in the Permitted Business;

(c)           the disposal of assets in exchange for other assets similar or superior as to type, value or quality;

(d)           any disposal of assets on bona fide arm’s length commercial terms where such assets are obsolete or no longer required for the purposes of the Permitted Business;

(e)           the application of cash in payments which are not otherwise restricted by the terms of this Agreement and the Security Documents including, for the avoidance of doubt, Permitted Acquisitions and Permitted Payments;

(f)            disposals (or the payment of management, consultancy or similar fees):

(i)            by an Obligor to another Obligor; or

(ii)           from a member of the Group which is not an Obligor, to an Obligor; or

(iii)          from an Obligor to another member of the Group which is not an Obligor;

(g)           disposals arising as a result of any Permitted Security Interest;

(h)           disposals made in connection with Approved Stock Options;

(i)            the payment, transfer or other disposal of consideration for any Majority Acquisition, merger or consolidation permitted by Clause 19.10 (Acquisitions and mergers);

(j)            the grant of indefeasible rights of use or equivalent arrangements with respect to network capacity, communications, fibre capacity or conduit, in each case on arm’s length commercial terms or on terms that are fair and reasonable and in the best interests of the Group;

(k)           the payment, transfer or other disposal between members of the Group constituting consideration or investment for or towards or in furtherance of any Permitted Acquisition, Permitted Joint Venture or a merger or consolidation permitted by Clause 19.10 (Acquisitions and mergers);

(l)            the granting of operating leases or licences of real property on arm’s length terms;

(m)          any disposal made as part of a Permitted Transaction;

(n)           disposals required by law or under the authority of any government or agency; and

(o)           any disposal (in addition to those described in paragraphs (a) to (n) above) of any asset, the annualised earnings before interest, tax, depreciation and amortisation attributable to which for the most recent Measurement Period ending immediately prior to the date of that disposal (Annualised EBITDA), when aggregated with the Annualised EBITDA attributable to all other disposals of assets other than those described in paragraphs (a) to (n), does not exceed 15% of the Consolidated Annualised EBITDA for that most recent Measurement Period (the Disposal Cap).  The Disposal Cap shall be re-credited by a percentage amount equal to the percentage which the Annualised EBITDA attributable to any Permitted Acquisition (annualised for the financial year of the Company in which such Permitted Acquisition is completed) represents of the Consolidated Annualised EBITDA of the Group in that financial year (taking into account such Permitted Acquisition), provided that the Disposal Cap may never exceed an amount equal to 15% of the Consolidated Annualised EBITDA for that most recent Measurement Period.

Permitted Financial Indebtedness means any Financial Indebtedness:

(a)           arising hereunder or under the Security Documents;

(b)           permitted pursuant to Clause 19.15 (Loans and guarantees);

(c)           incurred through a Subordinated Shareholder Loan made to any member of the Group;

(d)           of any member of the Group arising as a result of the issue by it or a financial institution of a surety or performance bond in relation to the performance by such member of the Group of its obligations under contracts entered into in the ordinary course of its business (other than for the purpose of raising indebtedness);

(e)           approved in writing by the Facility Agent (acting on the instructions of the Majority Lenders);

(f)            in respect of deposits or prepayments constituting Financial Indebtedness received by any member of the Group from a customer or subscriber for its services;

(g)           owing by any member of the Group being permitted Management Fees or management, consultancy or similar fees payable to another member of the Group in respect of which payment has been deferred;

(h)           constituting Permitted Payments the payment of which has been deferred;

(i)            of a company which is acquired by a member of the Group after the date hereof as an acquisition permitted by Clause 19.10 (Acquisitions and mergers) where such Financial Indebtedness existed at the date of completion of such acquisition provided that:

(i)            such Financial Indebtedness was not incurred in contemplation of the acquisition;

(ii)           the amount of such Financial Indebtedness is not increased beyond the amount in existence at the date of completion of the acquisition; and

(iii)          such Financial Indebtedness is discharged within six months of the date of completion of the acquisition;

(j)            of any member of the Group (other than any Obligor) constituting Financial Indebtedness to all the holders (or their Affiliates) of the share capital of any such member of the Group on a basis that is substantially proportionate to their interests in such share capital (with any disproportionately large interest received by any member of the Group or any disproportionately small interest received by any person other than a member of the Group, in each case relative to its interests in such share capital, being ignored for this purpose), provided such Financial Indebtedness does not bear interest (other than by way of addition to its principal amount on a proportionate basis as described above) and is made on terms that repayment or pre-payment of such Financial Indebtedness shall only be made to each such holder:

(i)            in proportion to their respective interests in such share capital (ignoring any disproportionately large interest held by any member of the Group or any disproportionately small interest received by any person other than a member of the Group, in each case relative to its interests in such share capital, for this purpose); and

(ii)           only on and in connection with the liquidation or winding up (or equivalent) of such member of the Group;

(k)           arising as a result of any cash pooling arrangements in the ordinary course of the Group’s banking business to which any member of the Group is a party;

(l)            under:

(i)            a financial lease arrangement in relation to the Group’s corporate headquarters at Liersesteenweg 4, Mechelen, Belgium;

(ii)           the Clientele Fees or the Annuity Fees;

(iii)          any other Finance Leases or guarantees thereof in respect of any assets leased by any member of the Group entered into in the ordinary course of trade of the Group in a maximum aggregate amount of €100,000,000 (provided that the maximum aggregate amount which may be incurred to fund capital expenditure other than in respect of the business acquired pursuant to the Interkabel Acquisition shall be €50,000,000);

(m)          referred to in paragraph (f) of the definition of Financial Indebtedness, for which the acquisition cost of the assets is payable by a member of the Group no more than 90 days after its acquisition or possession;

(n)           which is incurred by a member of the Group pursuant to or in respect of any BIPT performance bond subject to an aggregate maximum amount outstanding at any time of €20,000,000 (or its equivalent);

(o)           incurred by the Company and owed to Holdco as a result of the assumption by Holdco of the Company’s obligations in respect of any of the Deferrals (the Deferral Debt) provided that the relevant Financial Indebtedness is subordinated as a Subordinated Shareholder Loan pursuant to the Intercreditor Agreement and Holdco has entered into a Pledge of Subordinated Shareholder Loan in respect of such indebtedness; and

(p)           not included in the preceding paragraphs which does not exceed in aggregate at any time €50,000,000 (or its equivalent).

Permitted Joint Venture means:

(a)           any Restricted Acquisition referred to in paragraph (b) of the definition of “Permitted Acquisition” and any Acquisition as a result of a reorganisation of a person that is not a Subsidiary of the Company but in which a member of the Group has an interest, provided that such reorganisation does not result in an overall increase in the value of the Group’s interest in that person, other than adjustments to the basis of any member of the Group’s interest in accordance with the Accounting Principles;

(b)           any acquisition by a member of the Group of assets, businesses and entities located principally in the Kingdom of Belgium, the Netherlands or Luxembourg or any equity interests in, or debts or securities owed or issued by any such entity, where upon completion of the acquisition the Target will not be a Subsidiary of the Company and where a member of the Group will own directly or indirectly no more than a 50 per cent. interest in the assets or assets constituting the acquired business (a JV Minority Acquisition) and the principal activities of such entities are related to the Permitted Business as at the date of this Agreement and are carried out principally in Belgium, the Netherlands or Luxembourg, provided that in the case of any JV Minority Acquisition where the Acquisition Cost exceeds €250,000,000 (or its equivalent), the Company provides to the Facility Agent within 15 days of the date of any such JV Minority Acquisition;

(a)           a Business Plan prepared for the period beginning on the date of (and assuming completion of) the relevant acquisition and ending on the Final Maturity Date and which must demonstrate that, following the relevant acquisition, the Company will be able to comply with all its obligations (present and future) under Clause 18 (Financial Covenants) for the period referred to above; and

(b)           to the extent they are available to the Company, the most recent six-months management accounts of or relating to the Target, together with a certificate signed by a managing director of the Company certifying that the copy of such management accounts provided to the Facility Agent is a true copy; and

(c)           an Acquisition Business Plan; and

(d)           a certificate signed by a managing director of the Company which certifies that, if the ratio of the Net Total Debt to Consolidated Annualised EBITDA was re-calculated for the most recent Measurement Period ending prior to the date of the JV Minority Acquisition in respect of which financial statements have been delivered pursuant to Clause 17.1(a) (Financial statements)(the Relevant Measurement Period) but adding to the:

(A)          amount of Total Debt used in such calculation any net increase in the Total Debt since the end of the Relevant Measurement Period or subtracting from the amount of Total Debt used in such calculation any net deduction in the Total Debt (in each case taking into account the amount of Total Debt used to fund the Acquisition Cost); and

(B)           Consolidated Annualised EBITDA, the annualised earnings before interest, tax, depreciation and amortisation of the Target for the Relevant Measurement Period,

the ratio of Net Total Debt to Consolidated Annualised EBITDA would be less than 5.0:1,

provided that no Event of Default has occurred and is continuing at the time of such proposed acquisition.

Permitted Payment means any distribution, dividend, transfer of assets, loan or other payment:

(a)           to any Restricted Person in relation to transactions carried out on bona fide arm’s length commercial terms in the ordinary course of business or on terms which are fair and reasonable and in the best interest of the Group;

(b)           by way of payment of Management Fees:

(i)            which are paid on bona fide arm’s length terms in the ordinary course of business to a Restricted Person; or

(ii)           of up to €15,000,000 in any financial year,

provided that, at the time of payment, no Default is outstanding or would occur as a result of such payment;

(c)           by way of payment of principal or interest on Subordinated Shareholder Loans or by way of distributions, dividends or other payments made by the Company in respect of its share capital or by way of intercompany loans described to in Clauses 3.1(a)(i) or 3.1(b)(i) provided that:

(i)            the ratio of Net Total Debt to Consolidated Annualised EBITDA is 5:1 or less prior to making the relevant payment and will be 5:1 or less after such payment has been made; and

(ii)           no Default has occurred and is continuing or would occur as a result of such payment;

(d)           by way of payment to any Restricted Person of consideration for an acquisition, merger or consolidation permitted by Clause 19.10 (Acquisitions and mergers).

Permitted Security Interest means:

(a)           any Security Interest created or evidenced by the Security Documents or in favour of another Obligor;

(b)           any Security Interest listed in Schedule 8 (Existing Notes Security) except to the extent the principal amount secured by that Security Interest exceeds the amount stated in that Schedule and provided all such Security Interests are irrevocably and unconditionally released and discharged on or before the first Utilisation Date under this Agreement;

(c)           any lien arising in the ordinary course of business by way of contract which secures indebtedness under any agreement for the supply of goods or services in respect of which payment is not deferred for more than 180 days (or 360 days if such deferral is in accordance with the terms pursuant to which the relevant goods were acquired or services provided);

(d)           any Security Interest imposed by any taxation or governmental authority in respect of amounts which are being contested by the relevant member of the Group in good faith and not yet payable for which adequate reserves have been set aside in the books of the relevant member of the Group in accordance with the Accounting Principles; or

(e)           an Security Interest approved in writing by the Facility Agent (acting on the instructions of the Majority Lenders);

(f)            any Security Interest in favour of any bank incurred in relation to any cash management arrangements;

(g)           any netting or set-off arrangement entered into by a member of the Group in the ordinary course of business;

(h)           any Security Interest securing any Financial Indebtedness referred to in paragraph (i) of the definition of Permitted Financial Indebtedness above provided that:

(i)            such Security Interest was not created in contemplation of the acquisition of such company;

(ii)           the debt secured by such Security Interest is not increased beyond that secured at the date the company in question is acquired and such Security Interest secures only that debt; and

(iii)          such Security Interest is discharged within 12 months of completion of the relevant acquisition;

(i)            Security Interests arising under agreements entered into in the ordinary course of business relating to:

(i)            network leases;

(ii)           the leasing of:

(A)          buildings;

(B)           cars; and

(C)           other operational equipment;

(j)            any Security Interests causing any retention of title arrangement contained in any contract for the acquisition of any asset by a member of the Group in the ordinary course of its business from any person in the ordinary course of its business and on customary terms unless in relation to such a retention of title arrangement, there are payments of €15,000,000 or more which are overdue and unpaid; and

(k)           any Security Interest securing indebtedness the amount of which (when aggregated with the amount of any other indebtedness which has the benefit of a Security Interest not allowed under the preceding sub-paragraphs) does not exceed €25,000,000 or its equivalent at any time.

Permitted Transaction means:

(a)           an intra-Group re-organisation of a member of the Group (other than an Obligor) on a solvent basis (including by way of a solvent dissolution or liquidation of a Subsidiary of the Company where all the assets of that Subsidiary remain within the ownership of an Obligor); or

(b)           any other transaction agreed by the Majority Lenders.

Plan means a plan that is subject to section 302 or regulated by Title IV of ERISA maintained by any member of the Group or any ERISA Affiliate currently or at any time within the last five years, or to which any member of the Group or any ERISA Affiliate is required to make payments or contributions or has made payments or contributions within the past five years.

Pledge of Subordinated Shareholder Loans means each pledge of Subordinated Shareholder Loans entered into between certain Restricted Persons and the Security Agent and any other pledge entered into pursuant to any such pledge or the terms of this Agreement.

Pro Rata Share means:

(a)           for the purpose of determining a Lender’s share in a utilisation of a Facility, the proportion which its Commitment under that Facility bears to all the Commitments under that Facility; and

(b)           for any other purpose on a particular date:

(i)            the proportion which a Lender’s share of the Loans (if any) bears to all the Loans;

(ii)           if there is no Loan outstanding on that date, the proportion which its Commitment bears to the Total Commitments on that date;

(iii)          if the Total Commitments have been cancelled, the proportion which its Commitments bore to the Total Commitments immediately before being cancelled; or

(iv)          when the term is used in relation to a Facility, the above proportions but applied only to the Loans and Commitments for that Facility.

For the purpose of sub-paragraph (iv) above, the Facility Agent will (in its absolute discretion) determine, in the case of a dispute whether the term in any case relates to a particular Facility.

Qualifying Lender means a Lender which is:

(a)           a credit institution established in a country of the European Economic Area or in a country with which the Kingdom of Belgium has concluded a Double Tax Treaty;

(b)           a “non-resident saver” within the meaning of Article 105, 50 of the Royal Decree implementing the Belgian Income Tax Code 1992;

(c)           a “professional investor” within the meaning of Article 105, 30 of the Royal Decree implementing the Belgian Income Tax Code 1992; or

(d)           in the case of a U.S. Borrower only, a Lender which is not described in Clause 11.5 (U.S. Taxes).

Rate Fixing Day means:

(a)           in respect of the first Term of a Loan to be made on the first Utilisation Date, the TARGET Day before the first Utilisation Date; and

(b)           otherwise, the second TARGET Day before the first day of a Term,

or such other day as the Facility Agent determines is generally treated as the rate fixing day by market practice in the relevant interbank market.

Reference Banks means BNP Paribas S.A., J.P. Morgan plc and ABN AMRO Bank N.V. and any other bank or financial institution appointed as such in good faith by the Facility Agent in consultation with the Company.

Repayment Instalment means each scheduled instalment for repayment of the Term Loan B1 Facility Loans, the Term Loan B2A Facility Loans and the Term Loan B2B Facility Loans.

Repeating Representations means the representations which are deemed to be repeated under Clause 16.23 (Times for making representations and warranties).

Reportable Event means:

(a)           an event specified as such in section 4043 of ERISA or any regulation promulgated thereunder, with respect to a Plan that is subject to Title IV of ERISA, other than an event in relation to which the requirement to give 30 days notice of that event is waived by any regulation; or

(b)           a failure to meet the minimum funding standard under section 412 of the Code or section 302 of ERISA with respect to a Plan that is subject to such sections of the Code and ERISA, whether or not there has been any waiver of notice or waiver of the minimum funding standard under section 412 of the Code.

Reporting Entity means SuperHoldco.

Reporting Group means SuperHoldco and its Subsidiaries.

Request means a request for a Loan, substantially in the form of Schedule 3 (Form of Request).

Resignation Request means a letter in the form of Schedule 12 (Form of Resignation Request), with such amendments as the Facility Agent and the Company may agree.

Restricted Acquisition means the acquisition, whether by one or a series of transactions, (including, without limitation, by purchase, subscription or otherwise) of all or any part of the share capital or equivalent of any company or other person (including, without limitation, any partnership or joint venture) or any asset or assets of any company or other person (including, without limitation, any partnership or joint venture) constituting a business or separate line of business of that company or other person.

Restricted Payment means, in each case whether in cash, securities, property or otherwise:

(a)           any direct or indirect distribution, dividend or other payment on account of any class of share capital or capital stock or other securities;

(b)           any payment of principal of, or interest on, any loan; or

(c)           any transfer of assets, loan or other payment,

in each case, to a Restricted Person.

Restricted Person means any Affiliate of the Borrower (other than a member of the Group).

Retranching Adjustment has the meaning given to it in Clause 26.7 (Retranching Adjustments).

Revolving Facility means the €175,000,000 revolving credit facility made available by the Lenders under Clause 2.6 (Revolving Facility) of this Agreement.

Revolving Facility Commitment means:

(a)           for an Initial Original Lender, the amount set opposite its name in Part 2 of Schedule 1 (Original Parties) under the heading Revolving Facility Commitments and the amount of any other Revolving Facility Commitment it acquires; and

(b)           for any other Lender, the amount of any Revolving Facility Commitment it acquires,

to the extent not cancelled, transferred or reduced under this Agreement.

Revolving Facility Final Maturity Date means the seventh anniversary of the date of this Agreement.

Revolving Facility Margin means 2.125 per cent. per annum.

Revolving Loan means, unless otherwise stated in this Agreement, the principal amount of each borrowing under the Revolving Facility or the principal amount outstanding of that borrowing.

Rollover Loan means one or more Revolving Loans:

(a)                                  to be made on the same day that a maturing Revolving Loan is due to be repaid;

(b)                                 the aggregate amount of which is equal to or less than the maturing Revolving Loan; and

(c)                                  to be made to the same Borrower for the purpose of refinancing a maturing Revolving Loan.

S&P means Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc. or any successor to its rating business.

Screen Rate means:

(a)                                 in relation to LIBOR, the British Bankers’ Association Interest Settlement Rate for the relevant currency and Term; and

(b)                                in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union,

for the relevant currency and Term displayed on the appropriate page of the Telerate screen selected by the Facility Agent.  If the relevant page is replaced or the service ceases to be available, the Facility Agent (after consultation with the Company and the Lenders) may specify another page or service displaying the appropriate rate.

Security Document means:

(a)                                  a Share Pledge;

(b)                                 an Existing Security Document;

(c)                                  any Pledge of Subordinated Shareholder Loans;

(d)                                 any Obligor Pledge of Receivables;

(e)                                 any other agreement or instrument under which any Obligor may from time to time grant a Finance Party a Security Interest in respect of an obligation under any Finance Document; or

(f)                                    any other document designated as such by the Security Agent and the Company.

Security Interest means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having a similar effect.

Security Provider’s Deed of Accession has the meaning given to it in the Intercreditor Agreement.

Senior Discount Notes means SuperHoldco’s 11.5% Senior Discount Notes due 2014.

Senior Notes means Holdco’s 9% Senior Notes due 2013.

Share Pledge means:

(a)                                  the Company Share Pledge;

(b)                                 the Telenet Share Pledge; or

(c)                                  the UPC Belgium Share Pledge.

Structural Adjustment has the meaning given to it in Clause 26.6 (Structural Adjustments).

Subordinated Creditor means any Restricted Person who has, at any relevant time, entered into a Pledge of Subordinated Shareholder Loans and the Intercreditor Agreement.

Subordinated Shareholder Loans means any Financial Indebtedness of any member of the Group owed to a Subordinated Creditor.

Subsidiary means an entity of which a person has direct or indirect control or owns directly or indirectly more than 50 per cent. of the voting capital or similar right of ownership and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise.

SuperHoldco means Telenet Group Holding NV (a limited liability company registered in Belgium with registration number HR Mechelen 090008 and Enterprise No. 0477.702.333).

Supplemental Agreement means the supplemental agreement dated 23 June 2009, pursuant to which this Agreement was amended and restated.

Syndication means the primary syndication of the Facilities by the Mandated Lead Arrangers.

Syndication Letter means a syndication letter between, among others, the Mandated Lead Arrangers and the Company.

Target means any assets or entity which is or are the subject of an acquisition in accordance with the terms of this Agreement.

TARGET Day means a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system is open for the settlement of payments in euro.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest imposed with respect thereto).

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

Tax Payment means a payment made by an Obligor to a Finance Party in any way relating to a Tax Deduction or under any indemnity given by that Obligor in respect of Tax under any Finance Document.

Telecommunications and Cable Law means all laws, statutes, regulations and judgments relating to telecommunications, cable television and data services applicable to any member of the Group and/or the business carried on by any member of the Group in any jurisdiction in which a member of the Group is incorporated or formed or in which such member has its principal place of business or owns any material assets.

Telenet means Telenet NV (formerly Telenet Operaties NV) (a company registered in Belgium with registration number HR Mechelen 82218, Enterprise No. 0439.840.857).

Telenet Additional Facility means an additional term and/or revolving loan facility referred to in Clause 2.7 (Telenet Additional Facility) and Telenet Additional Facilities means all or any such Telenet Additional Facilities.

Telenet Additional Facility Accession Agreement means an agreement in the form set out in Schedule 11 (Form of Telenet Additional Facility Accession Agreement) with such amendments as the Facility Agent may approve or reasonably require.

Telenet Additional Facility Availability Period in relation to a Telenet Additional Facility means the period specified in a Telenet Additional Facility Accession Agreement for that Telenet Additional Facility.

Telenet Additional Facility Commitment means in relation to:

(a)                                 a Telenet Initial Additional Facility Lender, the amount in euros or U.S. Dollars set out as the Telenet Additional Facility Commitment of a Lender in the relevant Telenet Additional Facility Accession Agreement and the amount of any other Telenet Additional Facility Commitment transferred to it under this Agreement; and

(b)                                any other Telenet Additional Facility Lender, the amount in euros or U.S. Dollars transferred to it in accordance with this Agreement,

to the extent not cancelled, transferred or reduced under this Agreement:

Telenet Additional Facility Lender means:

(a)                                  a Telenet Initial Additional Facility Lender; and

(b)                                any person which has become a New Lender (as defined in Clause 27.3 (Transfers by Lenders) under a Telenet Additional Facility in accordance with Clause 27 (Changes to the Parties), which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

Telenet Additional Facility Loan means the principal amount of each borrowing under a Telenet Additional Facility or the principal amount outstanding of that borrowing.

Telenet Additional Facility Margin means the percentage rate set out in the relevant Telenet Additional Facility Accession Agreement.

Telenet Group means SuperHoldco and its Subsidiaries.

Telenet Initial Additional Facility Lender means a person which becomes a Lender under a Telenet Additional Facility pursuant to Clause 2.7 (Telenet Additional Facility).

Telenet Share Pledge means the share pledge agreement entered into or to be entered into between (amongst others) the Company and the Security Agent over the Company’s entire shareholding in Telenet.

Term means each period determined under this Agreement by reference to which interest on a Loan or an overdue amount is calculated.

Term Loan means a Term Loan A Facility Loan, a Term Loan B1 Facility Loan, a Term Loan B2A Facility Loan, a Term Loan B2B Facility Loan, a Term Loan C Facility Loan or a Telenet Additional Facility Loan.

Term Loan A Facility means the €530,000,000 term loan facility made available by the Lenders under Clause 2.1 (Term Loan A Facility).

Term Loan A Facility Commitment means:

(a)                                 for an Initial Original Lender, the amount set opposite its name in Part 2 of Schedule 1 (Original Parties) under the heading Term Loan A Facility Commitments and the amount of any other Term Loan A Facility Commitment it acquires; and

(b)                                 for any other Lender, the amount of any Term Loan A Facility Commitment it acquires,

to the extent not cancelled, transferred or reduced under this Agreement.

Term Loan A Facility Final Maturity Date means the fifth anniversary of the date of this Agreement.

Term Loan A Facility Lender means a Lender under Term Loan A Facility.

Term Loan A Facility Loan means the principal amount of each borrowing under the Term Loan A Facility or the principal amount outstanding of that borrowing.

Term Loan A Facility Margin means 2.25 per cent. per annum (or such higher amount as the Majority Term Loan A Facility Lenders and the Company may agree in writing from time to time).

Term Loan B1 Facility means the €307,500,000 term loan facility made available by the Lenders under Clause 2.2 (Term Loan B1 Facility).

Term Loan B1 Facility Commitment means:

(a)                                 for an Initial Original Lender, the amount set opposite its name in Part 2 of Schedule 1 (Original Parties) under the heading Term Loan B1 Facility Commitments and the amount of any other Term Loan B1 Facility Commitment it acquires; and

(b)                                 for any other Lender, the amount of any Term Loan B1 Facility Commitment it acquires,

to the extent not cancelled, transferred or reduced under this Agreement.

Term Loan B1 Facility Final Maturity Date means the date that is seventy-eight months after the date of this Agreement.

Term Loan B1 Facility Lender means a Lender under Term Loan B1 Facility.

Term Loan B1 Facility Loan means, unless otherwise stated in this Agreement, the principal amount of each borrowing under the Term Loan B1 Facility or the principal amount outstanding of that borrowing.

Term Loan B1 Facility Margin means 2.50 per cent. per annum (or such higher amount as the Majority Term Loan B1 Facility Lenders and the Company may agree in writing from time to time).

Term Loan B2A Facility means the €135,000,000 term loan facility made available by the Lenders under Clause 2.3 (Term Loan B2A Facility).

Term Loan B2B Facility means the €90,000,000 term loan facility made available by the Lenders under Clause 2.4 (Term Loan B2B Facility).

Term Loan B2A Facility Commitment means:

(a)                                 for an Initial Original Lender, the amount set opposite its name in Part 2 of Schedule 1 (Original Parties) under the heading Term Loan B2A Facility Commitment and the amount of any other Term Loan B2A Facility Commitment it acquires; and

(b)                                for any other Lender, the amount of any Term Loan B2A Facility Commitment it acquires,

to the extent not cancelled, transferred or reduced under this Agreement.

Term Loan B2B Facility Commitment means:

(a)                                 for an Initial Original Lender, the amount set opposite its name in Part 2 of Schedule 1 (Original Parties) under the heading Term Loan B2B Facility Commitments and the amount of any other Term Loan B2B Facility Commitment it acquires; and

(b)                                for any other Lender, the amount of any Term Loan B2B Facility Commitment it acquires,

to the extent not cancelled, transferred or reduced under this Agreement.

Term Loan B2A Facility Final Maturity Date means the date that is seventy-eight months after the date of this Agreement.

Term Loan B2B Facility Final Maturity Date means the date that is seventy-eight months after the date of this Agreement.

Term Loan B2A Facility Lender means a Lender under Term Loan B2A Facility.

Term Loan B2B Facility Lender means a Lender under Term Loan B2B Facility.

Term Loan B2A Facility Loan means, unless otherwise stated in this Agreement, the principal amount of each borrowing under the Term Loan B2A Facility or the principal amount outstanding of that borrowing.

Term Loan B2B Facility Loan means, unless otherwise stated in this Agreement, the principal amount of each borrowing under the Term Loan B2B Facility or the principal amount outstanding of that borrowing.

Term Loan B2A Facility Margin means 2.50 per cent. per annum (or such higher amount as the Majority Term Loan B2A Facility Lenders and the Company may agree in writing from time to time).

Term Loan B2B Facility Margin means 2.50 per cent. per annum (or such higher amount as the Majority Term Loan B2B Facility Lenders and the Company may agree in writing from time to time).

Term Loan C Facility means the €1,062,500,000 term loan facility made available by the Lenders under Clause 2.5. (Term Loan C Facility).

Term Loan C Facility Commitment means:

(a)                                 for an Initial Original Lender, the amount set opposite its name in Part 2 of Schedule 1 (Original Parties) under the heading Term Loan C Facility Commitments and the amount of any other Term Loan C Facility Commitment it acquires; and

(b)                                 for any other Lender, the amount of any Term Loan C Facility Commitment it acquires,

to the extent not cancelled, transferred or reduced under this Agreement.

Term Loan C Facility Final Maturity Date means the eighth anniversary of the date of this Agreement.

Term Loan C Facility Lender means a Lender under Term Loan C Facility.

Term Loan C Facility Loan means, unless otherwise stated in this Agreement, the principal amount of each borrowing under the Term Loan C Facility or the principal amount outstanding of that borrowing.

Term Loan C Facility Margin means 2.75 per cent. per annum (or such higher amount as the Majority Term Loan C Facility Lenders and the Company may agree in writing from time to time).

Total Cash Interest means, in respect of any period, the total amount of all Interest accrued in respect of Total Debt during such period and payable in cash (either during such period or after such period) (having taken into account the effect of any Hedging Documents).

Total Commitments means:

(a)                                  with respect to the Term Loan A Facility, the Total Term Loan A Facility Commitments;

(b)                                 with respect to the Term Loan B1 Facility, the Total Term Loan B1 Facility Commitments;

(c)                                  with respect to the Term Loan B2A Facility, the Total Term Loan B2A Facility Commitment;

(d)                                 with respect to the Term Loan B2B Facility, the Total Term Loan B2B Facility Commitments;

(e)                                  with respect to the Term Loan C Facility, the Total Term Loan C Facility Commitments;

(f)                                    with respect to the Revolving Facility, the Total Revolving Facility Commitments; or

(g)                                 with respect to each or all of the Telenet Additional Facilities, the Total Telenet Additional Facility Commitments,

and, where the context so admits or requires, includes each of them.

Total Debt means, at any time, the principal amount outstanding at that time of all Consolidated Total Borrowings of Super Holdco and its Subsidiaries but excluding:

(a)                                  Subordinated Shareholder Loans; and

(b)                                the capitalised element of indebtedness under the Clientele Fees and the Annuity Fees, any Finance Lease entered into as at the date of this Agreement; and

(c)                                 any indebtedness incurred under the network lease entered into in connection with the Interkabel Acquisition up to a maximum aggregate amount of €195,000,000.

Total Revolving Facility Commitments means the aggregate of the Revolving Facility Commitments of all of the Lenders, being at the date of this Agreement, the total amount specified as such in Part 2 of Schedule 1 (Original Parties).

Total Telenet Additional Facility Commitments means, with respect to the Telenet Additional Facilities, the aggregate of all of the Telenet Additional Facility Commitments of all of the Telenet Additional Facility Lenders under all of the Telenet Additional Facilities or, when applied to an individual Telenet Additional Facility, the aggregate of all the Telenet Additional Facility Commitments of all of the Telenet Additional Facility Lenders under that Telenet Additional Facility.

Total Term Loan A Facility Commitments means the aggregate of the Term Loan A Facility Commitments of all of the Lenders, being at the date of this Agreement, the total amount specified as such in Part 2 of Schedule 1 (Original Parties).

Total Term Loan B1 Facility Commitments means the aggregate of the Term Loan B1 Facility Commitments of all of the Lenders, being at the date of this Agreement, the total amount specified as such in Part 2 of Schedule 1 (Original Parties).

Total Term Loan B2A Facility Commitments means the aggregate of the Term Loan B2A Facility Commitments of all of the Lenders, being at the date of this Agreement, the total amount specified as such in Part 2 of Schedule 1 (Original Parties).

Total Term Loan B2B Facility Commitments means the aggregate of the Term Loan B2B Facility Commitments of all of the Lenders, being at the date of this Agreement, the total amount specified as such in Part 2 of Schedule 1 (Original Parties).

Total Term Loan C Facility Commitments means the aggregate of the Term Loan C Facility Commitments of all of the Lenders, being at the date of this Agreement, the total amount specified as such in Part 2 of Schedule 1 (Original Parties).

Transfer Certificate means a certificate, substantially in the form of Schedule 5 (Form of Transfer Certificate), with such amendments as the Facility Agent may approve or reasonably require or any other form agreed between the Facility Agent and the Company.

Treasury Transaction means any derivative transaction protecting against or benefiting from fluctuations in any rate or price.

U.K. means the United Kingdom.

U.S. Borrower means any Additional Borrower under this Agreement which is incorporated or formed in or under the laws of the United States or any jurisdiction thereof, or therein (including any State or the District of Columbia) or that is engaged in the conduct of a trade or business within the United States within the meaning of the Code.

U.S. Dollars means the lawful currency for the time being of the United States.

U.S. Finance Vehicle means a member of the Group which has been incorporated specifically for the purpose of becoming a U.S. Borrower under this Agreement and whose sole function is to act as a finance vehicle for the Group.

U.S. Obligor has the meaning given to it in Clause 20.6(b).

U.S. Person means a United States person as defined by section 7701(a)(30) of the Code.

United States or U.S. means the United States of America.

UPC Belgium Share Pledge means the share pledge agreement entered into or to be entered into between (amongst others) the Company and the Security Agent over the Company’s entire shareholding in UPC Belgium NV.

Utilisation Date means each date on which a Facility is utilised.

Vlaanderen means Telenet Vlaanderen NV, (a company registered in Belgium with registration number HR Mechelen 83076 and Enterprise No. 0458.840.088).

1.2                               Construction

(a)                                  In this Agreement, unless the contrary intention appears, a reference to:

(i)                                    an amendment includes a supplement, novation, restatement or re-enactment and amended will be construed accordingly;

(ii)                                  assets includes present and future properties, revenues and rights of every description;

(iii)                             an authorisation includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration or notarisation;

(iv)                             disposal means a sale, transfer, grant, lease or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

(v)                                indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money;

(vi)                             know your customer requirements are the identification checks that a Finance Party requests in order to meet its obligations under any applicable law or regulation to identify a person who is (or is to become) its customer;

(vii)                         a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality;

(viii)                      a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(ix)                              a currency is a reference to the lawful currency for the time being of the relevant country;

(x)                                 a Default being outstanding means that it has not been remedied or waived;

(xi)                              a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

(xii)                           a Clause, a Subclause or a Schedule is a reference to a clause or subclause of, or a schedule to, this Agreement;

(xiii)                        a Party or any other person includes its successors in title, permitted assigns and permitted transferees;

(xiv)                       a Finance Document or other document includes (without prejudice to any prohibition on amendments) all amendments however fundamental to that Finance Document or other document, including any amendment providing for any increase in the amount of a facility or any additional facility; and

(xv)                          a time of day is a reference to Paris time;

(xvi)                       except as provided to the contrary in this Agreement, an accounting term used in any of Clause 1.1 (Definitions), or Clause 18 (Financial Covenants) is to be construed in accordance with the Accounting Principles;

(xvii)                    a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrator receiver, administrator or similar officer includes a curator/curateur, verefferaar/liquidateur, voorlopig bewindvoerder/administrateur judiciaire, commissaris inzake opschorting/commissaire au sursis and sekwester/séquestre;

(xviii)                 a security interest includes a mortgage (hypotheek/hypothèque), a pledge (pand/nantissement), a privilege (voorrecht/privilège), a retention of title (eigendomsvoorbehoud/réserve de propriété), a real surety (zakelijke zekerheid/sûreté réelle), a transfer by way of security (overdracht ten titel van zekerheid/transfert à titre de garantie) and a promise or mandate to create any of the security interest mentioned above;

(xix)       a person being unable to pay its debts is that person being in a state of cessation of payments (staking van betaling/cessation de paiements);

(xx)        a composition includes gerechtelijk akkoord/concordat judiciaire;

(xxi)       an insolvency includes gerechtelijk akkoord/concordat judiciaire, faillissement/faillite, voorlopige ontneming van beheer/déssaisissement provisoire and any other concurrence between creditors (samenloop van schuldeisers/concours des créanciers);

(xxii)      a winding up, liquidation, administration or dissolution includes vereffening/liquidation, ontbinding/dissolution, faillissement/faillite and sluiting van een onderneming/fermeture d’enterprise; and

(xxiii)     an attachment, sequestration, distress, execution or analogous events includes uitvoerend beslag/saisie exécutoire and bewarend beslag/saisie conservatoire.

(b)                                Unless the contrary intention appears, a reference to a month or months is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(i)                                   if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

(ii)                                 if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

(iii)                              notwithstanding sub-paragraph (i) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.

(c)                                 Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 and, notwithstanding any term of any Finance Document, no consent of any third party is required for any amendment (including any release or compromise of any liability) or termination of any Finance Document.

(d)                                 Unless the contrary intention appears:

(i)                                   a reference to a Party will not include that Party if it has ceased to be a Party under this Agreement;

(ii)                                unless otherwise stipulated, a word or expression used in any other Finance Document or in any notice given in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement; and

(iii)                             any obligation of an Obligor under the Finance Documents which is not a payment obligation remains in force for so long as any payment obligation of an Obligor is or may be outstanding under the Finance Documents.

(e)                                  The headings in this Agreement do not affect its interpretation.

2.                                      FACILITIES

2.1                               Term Loan A Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a term loan facility in an aggregate amount equal to the Total Term Loan A Facility Commitments.

2.2                               Term Loan B1 Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a term loan facility in an aggregate amount equal to the Total Term Loan B1 Facility Commitments.

2.3                               Term Loan B2A Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a term loan facility in an aggregate amount equal to the Total Term Loan B2A Facility Commitment.

2.4                               Term Loan B2B Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a term loan facility in an aggregate amount equal to the Total Term Loan B2B Facility Commitment.

2.5                               Term Loan C Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a term loan facility in an aggregate amount equal to the Total Term Loan C Facility Commitments.

2.6                               Revolving Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a revolving credit facility in an aggregate amount equal to the Total Revolving Facility Commitments.

2.7                               Telenet Additional Facility

(a)                                  Any person may, subject to the terms of this Agreement, become a Lender by delivering to the Facility Agent a Telenet Additional Facility Accession Agreement in each case duly completed and executed by that person and the Borrower.  That person shall become a Lender on the date specified in a Telenet Additional Facility Accession Agreement.

(b)                                 Upon the relevant person becoming a Lender, the Total Commitments shall be increased by the amount set out in the relevant Telenet Additional Facility Accession Agreement as that Lender’s Telenet Additional Facility Commitment.

(c)                                  Each Lender will grant to the Borrower a term or revolving loan facility in the amount specified in the relevant Telenet Additional Facility Accession Agreement in euros or U.S. Dollars during the Telenet Additional Facility Availability Period specified in such Telenet Additional Facility Accession Agreement, subject to the terms of this Agreement.

(d)                                 The execution by the Borrower of a Telenet Additional Facility Accession Agreement constitutes confirmation by each Guarantor that its obligations under Clause 15 (Guarantee and Indemnity) shall continue unaffected except that those obligations shall extend to the Total Commitments as increased by the addition of the relevant Lender’s Commitment and shall be owed to each Finance Party including the relevant Lender.

(e)                                  The Company may only arrange a Telenet Additional Facility, and paragraphs (a) to (d) above shall only take effect if:

(i)                                     after giving effect to the utilisation of the Total Telenet Additional Facility Commitments under such Telenet Additional Facility, the ratio of Net Total Debt to Consolidated Annualised EBITDA would not be greater than 5:1; and

(ii)                                  the average maturity date of the Telenet Additional Facility (taking into account any scheduled amortisation and any voluntary or mandatory cancellation which is anticipated when the Telenet Additional Facility is arranged) falls after the last Final Maturity Date.

2.8                               Overall facility limits

(a)                                  The aggregate amount of all outstanding advances under a Telenet Additional Facility shall not at any time exceed the relevant Total Telenet Additional Facility Commitments for that Telenet Additional Facility.

(b)                                 The aggregate amount of the participations of a Lender in advances under a Telenet Additional Facility shall not at any time exceed that Lender’s Telenet Additional Facility Commitment for that Telenet Additional Facility at that time.

2.9                               Nature of a Finance Party’s rights and obligations

Unless all the Finance Parties agree otherwise:

(a)                                  the obligations of a Finance Party under the Finance Documents are several;

(b)                                 failure by a Finance Party to perform its obligations does not affect the obligations of any other Party under the Finance Documents;

(c)                                  no Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents;

(d)                                 the rights of a Finance Party under the Finance Documents are separate and independent rights;

(e)                                  a Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights; and

(f)                                    a debt arising under the Finance Documents to a Finance Party is a separate and independent debt.

2.10                        Security Agent as joint creditor

(a)                                  Each of the Obligors and each of the Finance Parties agree that the Security Agent shall be the joint and several creditor of each and every obligation of any Obligor towards each of the Finance Parties under each Finance Document, and that accordingly the Security Agent will have its own independent right to demand performance by the relevant Obligor of those obligations.  However, any discharge of such obligation to either the Security Agent or a Finance Party shall, to the same extent, discharge the corresponding obligation owing to the other.

(b)                                 Without limiting or affecting the Security Agent’s rights against any Obligor (whether under this paragraph or under any other provision of the Finance Documents), the Security Agent agrees with each other Finance Party (on a several and divided basis) that, subject as set out in the next sentence, it will not exercise its rights as a joint and several creditor with a Finance Party except after consultation with the relevant Finance Party.  However, for the avoidance of doubt, nothing in the previous sentence shall in any way limit the Security Agent’s right to act in the protection or preservation of rights under or to enforce any Security Document as contemplated by the Finance Documents (or to do any act reasonably incidental to any of the foregoing).

(c)                                  Each of the Finance Parties hereby appoints the Security Agent as its representative in the sense of Article 5 of the Belgian Financial Collateral Act of 15 December 2004 (Wet van 15 december 2004 betreffende financiële zekerheden en houdende diverse fiscale bepalingen inzake zakelijkezekerheidsovereenkomsten en leningen met betrekking tot financiële instrumenten) for the purpose of creating each Share Pledge.

3.                                      PURPOSE

3.1                               Term Loan A Facility Loans, Term Loan B1 Facility Loans, Term Loan B2A Facility Loans, Term Loan B2B Facility Loans and Term Loan C Facility Loans

(a)                                  Each Term Loan A Facility Loan, Term Loan B1 Facility Loan and Term Loan C Facility Loan (in the case of the first €462,500,000 available to be drawn under Term Loan C Facility) may only be used:

(i)                                     to refinance by intercompany loans or repayment of amounts outstanding, the Existing Senior Facility, the Senior Discount Notes and the Senior Notes; and

(ii)                                  to pay any fees and expenses incurred in connection with the Facilities.

(b)                                 Any remaining Term Loan C Facility Loan may only be used:

(i)                                     to fund a payment to the shareholders of the Company via a dividend or intercompany loan to be upstreamed to SuperHoldco to fund a capital reduction; and

(ii)                                  for the general corporate purposes of the Group (including financing a Permitted Acquisition or Permitted Joint Venture).

(c)                                  Any Term Loan B2A Facility Loan and Term Loan B2B Facility Loan may be used:

(i)                                     to fund a payment to the shareholders of the Company via a dividend or intercompany loan to be upstreamed to SuperHoldco to fund a capital reduction; and

(ii)                                  for the general corporate purposes of the Group (including financing a Permitted Acquisition or Permitted Joint Venture).

3.2                               Revolving Facility Loans

Each Revolving Facility Loan may only be used for the general corporate purposes of the Group (including financing a Permitted Acquisition or Permitted Joint Venture).

3.3                               Telenet Additional Facility Loans

Each Telenet Additional Facility Loan may only be used for the general corporate purposes of the Group (including funding the payment of permitted dividends or intercompany loans by the Company, financing a Permitted Acquisition and/or refinancing amounts outstanding under any other Facility (including any Telenet Additional Facility)).

3.4                               No obligation to monitor

No Finance Party is bound to monitor or verify the utilisation of a Facility.

4.                                      CONDITIONS PRECEDENT

4.1                               Conditions precedent documents

The obligations of each Lender under Clause 5.4 (Advance of Loan) to make a Loan are subject to the condition precedent that the Facility Agent has notified the Company and the Lenders that it has received (or waived receipt of) all of the documents and evidence set out in Part 1 of Schedule 2 (Conditions Precedent Documents) in form and substance satisfactory to the Facility Agent.  The Facility Agent must give this notification to the Company and the Lenders promptly upon being so satisfied.

4.2                               Further conditions precedent

The obligations of each Lender to participate in any Loan are subject to the further conditions precedent that on both the date of the Request and the Utilisation Date for that Loan:

(a)                                  in the case of a Rollover Loan, no Event of Default is outstanding or would result from the Loan; or

(b)                                 in any other case:

(i)                                     the Repeating Representations are, and will be immediately after the Loan is drawn, correct in all material respects; and

(ii)                                  no Default is outstanding or would result from the Loan; and

(iii)                               no change of control has occurred where the event has not been waived by the Majority Lenders).

4.3                               Initial utilisation — pro forma covenant compliance

(a)                                  The Company may not request or obtain the first Loan under this Agreement unless the Company certifies to the Facility Agent (providing reasonable detail of the relevant calculations) that the ratio of Net Total Debt to Consolidated Annualised EBITDA, taking the amount of such Loan into account, would not be greater than 5.0:1.

(b)                                 For the purposes of paragraph (a) above, Consolidated Annualised EBITDA shall be calculated by reference to Consolidated EBITDA for the financial quarter ending 30 June 2007 multiplied by four (with Consolidated EBITDA being calculated for that financial quarter on the same basis as Consolidated EBITDA for a Measurement Period).

4.4                               Maximum number

Unless the Facility Agent agrees, a Request may not be given if, as a result, there would be more than 15 Loans outstanding.

5.                                      UTILISATION

5.1                               Giving of Requests

(a)                                  A Borrower may borrow a Loan by giving to the Facility Agent a duly completed Request.

(b)                                 Unless the Facility Agent otherwise agrees, the latest time for receipt by the Facility Agent of a duly completed Request is 10.00 a.m. (Paris time) one Business Day before the Rate Fixing Day for the proposed borrowing.

(c)                                  Each Request is irrevocable.

5.2                               Completion of Requests

(a)                                  A Request for a Loan will not be regarded as having been duly completed unless:

(i)                                     it identifies the Borrower;

(ii)                                  it identifies the Facility the Loan applies to;

(iii)                               the Utilisation Date is a Business Day falling within the relevant Availability Period or the Telenet Additional Facility Availability Period (as the case may be); and

(iv)                              the proposed Term complies with this Agreement.

(b)                                 Only one Loan may be requested in each Request (other than the Request in respect of the first utilisation under each Facility).

(c)                                  No Requests may be delivered to the Facility Agent within 5 Business Days of each other.

(d)                                 No Request for a Term Loan B1 Facility Loan may be submitted by a Borrower until the Term Loan A Facility has been drawn in full or will be drawn in full simultaneously with the relevant Term Loan B1 Facility Loan.

(e)                                  No request for a Term Loan C Facility Loan may be submitted by a Borrower until both the Term Loan A Facility and the Term Loan B1 Facility have been drawn in full or will be drawn in full simultaneously with the relevant Term Loan C Facility Loan.

(f)                                    No request for a Term Loan B2A Facility Loan or a Term Loan B2B Facility Loan may be submitted by a Borrower until the Term Loan A Facility, the Term Loan B1 Facility and the Term Loan C Facility have been drawn in full or will be drawn in full simultaneously with the relevant Term Loan B2A Facility Loan or Term Loan B2B Facility Loan as applicable.

5.3                               Amount of Loan

(a)                                  Except as provided below, the amount of a Loan must be a minimum amount of €5,000,000 and an integral multiple of €1,000,000.

(b)                                 The amount of the Loan may also be the balance of the relevant undrawn Total Commitments or such other amount as the Facility Agent (acting on behalf of the Lenders) may agree.

5.4                               Advance of Loan

(a)                                  The Facility Agent must promptly notify each Lender of the details of the requested Loan and the amount of its share in that Loan.

(b)                                 The amount of each Lender’s share of the Loan will be its Pro Rata Share on the proposed Utilisation Date.

(c)                                  No Lender is obliged to participate in a Loan if, as a result:

(i)                                     its share in the Loans under a Facility would exceed its Commitment for that Facility; or

(ii)                                  the Loans would exceed the Total Commitments.

(d)                                 If the conditions set out in this Agreement have been met, each Lender must make its share in the Loan available to the Facility Agent for the relevant Borrower through its Facility Office on the Utilisation Date.

6.                                      REPAYMENT

6.1                               Repayment of Term Loan A Facility Loans

All amounts outstanding under the Term Loan A Facility must be repaid in full on the Term Loan A Facility Final Maturity Date.

6.2                               Repayment of Term Loan B1 Facility Loans

(a)                                  All amounts outstanding under the Term Loan B1 Facility must be repaid in full by three equal instalments.

(b)                                 The first Repayment Instalment in respect of the Term Loan B1 Facility must be repaid on the date that is sixty-six months after the date of this Agreement, and subsequent Repayment Instalments in respect of the Term Loan B1 Facility must be repaid at six-monthly intervals from that date.  The final Repayment Instalment in respect of the Term Loan B1 Facility must be repaid on the Term Loan B1 Facility Final Maturity Date.

6.3                               Repayment of Term Loan B2A Facility Loans

(a)                                  All amounts outstanding under the Term Loan B2A Facility must be repaid in full by three equal instalments.

(b)                                 The first Repayment Instalment in respect of the Term Loan B2A Facility must be repaid on the date that is sixty-six months after the date of this Agreement, and subsequent Repayment Instalments in respect of the Term Loan B2A Facility must be repaid at six-monthly intervals from that date.  The final Repayment Instalment in respect of the Term Loan B2A Facility must be repaid on the Term Loan B2A Facility Final Maturity Date.

6.4                               Repayment of Term Loan B2B Facility Loans

(a)                                  All amounts outstanding under the Term Loan B2B Facility must be repaid in full by three equal instalments.

(b)                                 The first Repayment Instalment in respect of the Term Loan B2B Facility must be repaid on the date that is sixty-six months after the date of this Agreement, and subsequent Repayment

Instalments in respect of the Term Loan B2B Facility must be repaid at six-monthly intervals from that date.  The final Repayment Instalment in respect of the Term Loan B2B Facility must be repaid on the Term Loan B2B Facility Final Maturity Date.

6.5                               Repayment of Term Loan C Facility Loans

All amounts outstanding under the Term Loan C Facility must be repaid in full on the Term Loan C Facility Final Maturity Date.

6.6                               Repayment of Revolving Loans

(a)                                  Each Borrower must repay each Revolving Loan made to it in full on its Maturity Date.

(b)                                 Subject to the other terms of this Agreement, any amounts repaid under paragraph (a) above may be re-borrowed.

6.7                               Repayment of Telenet Additional Facility Loans

Each Telenet Additional Facility Loan will be repaid on such dates as the Company and the Telenet Additional Facility Lenders may agree in the Telenet Additional Facility Accession Agreement relating to that Telenet Additional Facility Loan.

7.                                      PREPAYMENT AND CANCELLATION

7.1                               Mandatory prepayment — illegality

(a)                                  A Lender must notify the Facility Agent and the Company promptly if it becomes aware that it is unlawful in any applicable jurisdiction for that Lender to perform any of its obligations under a Finance Document or to fund or maintain its share in any Loan.

(b)                                 After notification under paragraph (a) above the Facility Agent must notify the Company and:

(i)                                     each Borrower must repay or prepay the share of that Lender in each Loan made to it on the date specified in paragraph (c) below; and

(ii)                                  the Commitments of that Lender will be immediately cancelled.

(c)                                  The date for repayment or prepayment of a Lender’s share in a Loan will be:

(i)                                     the last day of the current Term of that Loan; or

(ii)                                  if earlier, the date specified by the Lender in the notification under paragraph (a) above and which must not be earlier than the last day of any applicable grace period allowed by law.

7.2                               Mandatory prepayment — change of control

(a)                                  For the purposes of this Clause:

a change of control occurs if: (i) any person or group of persons (other than a Permitted Holder or Permitted Holders and other than through a Permitted Holder) becomes the beneficial owner of a majority of the aggregate voting power of all outstanding shares of the Company or otherwise controls the Company; or (ii) no Permitted Holder controls (directly or indirectly) the Company.

control means the power of a person:

(i)                                     by means of the holding of shares or the possession of voting power in or in relation to any other person; or

(ii)                                  by virtue of any powers conferred by the articles of association or other documents regulating any other person,

to direct or cause the direction of the management and policies of that other person;

Permitted Holder means any of the following:

(i)                                     UGC Europe, Inc.;

(ii)                                  in the event of a Spin-Off, the Spin Parent and any Subsidiary of the Spin Parent; and

(iii)                               each Subsidiary of UGC Europe, Inc.;

Spin-Off means a transaction by which all outstanding ordinary shares of SuperHoldco or any of its Subsidiaries directly or indirectly owned by Liberty Global, Inc. are distributed to all of Liberty Global, Inc.’s shareholders in proportion to such shareholders’ holdings in Liberty Global, Inc. at the time of such transaction either directly or indirectly through the distribution of shares in a company holding such SuperHoldco shares or Subsidiary’s shares; and

Spin Parent means the company the shares of which are distributed to the shareholders of Liberty Global, Inc. pursuant to the Spin-Off.

(b)                                 The Company must promptly notify the Facility Agent if it becomes aware of any change of control.

(c)                                  After a change of control, if the Majority Lenders so require, the Facility Agent must, by notice to the Company:

(i)                                     cancel the Total Commitments; and

(ii)                                  declare all outstanding Loans, together with accrued interest and all other amounts accrued under the Finance Documents, to be due and payable on a date not less than 30 days after the date of that notice.

Any such notice will take effect in accordance with its terms.

7.3                               Mandatory prepayment from disposal proceeds

(a)                                  Other than as provided in paragraphs (b) and (c) below, on a Permitted Disposal (other than a disposal in accordance with paragraphs (a) to (n) of the definition of Permitted Disposals), the Company shall, upon receipt of the proceeds of such Permitted Disposal, immediately prepay an amount of the Facilities equal to five times the Annualised EBITDA of the person or asset disposed of for the most recent Measurement Period for which financial statements have been delivered pursuant to Clause 17.1(a) (Financial statements), provided that the amount to be prepaid shall not exceed the Net Proceeds.

For the purposes of this paragraph (a), Annualised EBITDA of a person or asset for a Measurement Period shall be the earnings before interest, tax, depreciation and amortisation for the two financial quarters ending on the last day of that Measurement Period multiplied by two.

(b)                                 No prepayment in accordance with paragraph (a) above is required where the amount of any such prepayment in respect of one or a series of connected transactions would be less than €200,000,000.

(c)                                  No prepayment is required in accordance with paragraph (a) above in connection with any Permitted Disposal where an amount equal to the amount that would otherwise be required to be prepaid under paragraph (a) above is promptly deposited in a Blocked Account (as defined in Clause 7.4 (Date for prepayment) below) on terms that the principal amount deposited may only be released in order to make prepayments in accordance with this Clause 7.3 or to reinvest in assets in the Permitted Business (for the avoidance of doubt, including Permitted Acquisitions and Capital Expenditure).  Any amount so deposited that has not been so reinvested (or contracted to be so reinvested) within 12 months of the relevant Permitted Disposal shall be applied in prepayment of the Facilities.

7.4                               Date for prepayment

Each amount of the Facilities to be prepaid under Clause 7.3 (Mandatory prepayment from disposal proceeds) and Clause 18.5 (Cure provisions) shall be applied in prepayment of the Facility within the period required by the relevant Clause or deposited before the end of such period with the Security Agent in an account (or accounts) (each a Blocked Account) in the name of any Obligor bearing interest at rates customarily offered by the Security Agent in such circumstances, secured (if requested by the Security Agent) by a first ranking pledge in favour of the Security Agent on behalf of the Beneficiaries, in form and substance satisfactory to the Security Agent together with such other documents and evidence and legal opinions as the Security Agent may reasonably require, at the Obligors’ expense, on terms that the principal amount so deposited may only be released by making the relevant prepayment on the last day of the Term or (as applicable) Terms falling immediately thereafter, in accordance with Clause 7.5 (Order of application), until the prepayment obligations under Clause 7.3 (Mandatory prepayment from disposal proceeds) and Clause 18.5 (Cure provisions) have been satisfied or otherwise as permitted under Clause 7.3(c) above.

7.5                               Order of application

(a)                                  The amount of each prepayment of the Facilities made under Clause 7.3 (Mandatory prepayment from disposal proceeds) and Clause 18.5 (Cure provisions) shall be applied:

(i)                                     first against the Term Loan A Facility, the Term Loan B1 Facility, the Term Loan B2A Facility, the Term Loan B2B Facility, the Term Loan C Facility and the Telenet Additional Facilities that are term loan facilities in such proportion as may be specified to the Facility Agent by the Company not less than two Business Days before the date on which the prepayment is due to be made and against all the outstanding Loans made under the relevant Facilities pro rata; and

(ii)                                  second against the Revolving Facility and any Telenet Additional Facility that is a revolving facility in such proportion as may be specified to the Facility Agent by the Company not less than two Business Days before the date on which the prepayment is due to be made and against all the outstanding Loans made under the relevant Facility pro rata, in each case with a corresponding permanent cancellation of the relevant Commitments (pro rata between the Commitments of the Lenders under the relevant Facility).

(b)                                 If the Company does not give a notice to the Facility Agent specifying how amounts are to be applied in prepayment under Clause 7.3 (Mandatory prepayment from disposal proceeds) within the time period specified in paragraph (a) above, the amount of the relevant prepayment shall be applied against all outstanding Term Loans pro rata in accordance with paragraph (a) above.

7.6                               Voluntary prepayment

(a)                                  Subject to paragraph (b) below, the Company may, by giving not less than five Business Days’ prior notice to the Facility Agent, prepay (or ensure that a Borrower prepays) any Loan at any time in whole or in part.

(b)                                 For as long as both the Term Loan B2A Facility Margin and the Term Loan B2B Facility Margin is lower than the Term Loan B1 Facility Margin, a Borrower must prepay the Term Loan B2A Facility Loans and the Term Loan B2B Facility Loans in whole before it may prepay any other Loan under this Clause.

(c)                                  A prepayment of part of a Loan must be in a minimum amount of €5,000,000 and an integral multiple of €1,000,000.

7.7                               Automatic cancellation

The Commitments of each Lender under a Facility will be automatically cancelled at the close of business on the last day of the Availability Period for that Facility.

7.8                               Voluntary cancellation

(a)                                  Subject to paragraph (b) below, the Company may, by giving not less than five Business Days’ prior notice to the Facility Agent, cancel the unutilised amount of the Total Commitments in whole or in part.

(b)                                 The Company must first cancel the whole of the unutilised Total Term Loan B2A Facility Commitment and the whole of the unutilised Total Term Loan B2B Facility Commitment before it can cancel the unutilised amount of any other Total Commitment.

(c)                                  The Company must second cancel the whole of the unutilised Total Term Loan C Facility Commitment before it can cancel the unutilised amount of any other Total Commitment.

(d)                                 Partial cancellation of the Total Commitments must be in a minimum amount of €5,000,000 and an integral multiple of €1,000,000.

(e)                                  Any cancellation in part will be applied against the relevant Commitment of each Lender pro rata.

7.9                               Right of repayment and cancellation of a single Lender

(a)                                  If an Obligor is, or will be, required to pay to a Lender:

(i)                                     a Tax Payment; or

(ii)                                  an Increased Cost,

the Company may, while the requirement continues, give notice to the Facility Agent requesting prepayment and cancellation in respect of that Lender.

(b)           After notification under paragraph (a) above:

(i)            each Borrower must repay or prepay that Lender’s share in each Loan made to it on the date specified in paragraph (c) below; and

(ii)           the Commitments of that Lender will be immediately cancelled.

(c)           The date for repayment or prepayment of a Lender’s share in a Loan will be:

(i)            the last day of the current Term for that Loan; or

(ii)           if earlier, the date specified by the Company in its notification.

7.10        Prepayment of Term Loans

(a)           Except where this Clause expressly provides otherwise, any prepayment of a Term Loan B1 Facility Loan, a Term Loan B2A Facility Loan, or a Term Loan B2B Facility Loan will be applied against the relevant remaining Repayment Instalments pro rata.

(b)           No amount of a Term Loan prepaid under this Agreement may subsequently be re-borrowed.

7.11        Re-borrowing of Revolving Loans

Any voluntary prepayment of a Revolving Loan under Clause 7.6 (Voluntary prepayment) may be re-borrowed on the terms of this Agreement.  Any other prepayment of a Revolving Loan may not be re-borrowed.

7.12        Miscellaneous provisions

(a)           Any notice of prepayment and/or cancellation under this Agreement is irrevocable and must specify the relevant date(s) and the affected Loans and Commitments.  The Facility Agent must notify the Lenders promptly of receipt of any such notice.

(b)           All prepayments under this Agreement must be made with accrued interest on the amount prepaid.  No premium or penalty is payable in respect of any prepayment except for Break Costs.

(c)           The Majority Lenders may agree a shorter notice period for a voluntary prepayment or a voluntary cancellation.

(d)           No prepayment or cancellation is allowed except in accordance with the express terms of this Agreement.

(e)           No amount of the Total Commitments cancelled under this Agreement may subsequently be reinstated.

(f)            Any partial prepayment of a Loan will be applied against the participations of the Lenders in that Loan pro rata.

8.             INTEREST

8.1          Calculation of interest

The rate of interest on each Loan for each Term is the percentage rate per annum equal to the aggregate of the applicable:

(a)           Margin;

(b)           EURIBOR or LIBOR (as applicable); and

(c)           Mandatory Cost.

8.2          Payment of interest

Except where it is provided to the contrary in this Agreement, each Borrower must pay accrued interest on each Loan made to it on the last day of each Term and also, if the Term is longer than six months, on the dates falling at six-monthly intervals after the first day of that Term.

8.3          Interest on overdue amounts

(a)           If an Obligor fails to pay any amount payable by it under the Finance Documents, it must immediately on demand by the Facility Agent pay interest on the overdue amount from its due date up to the date of actual payment, both before, on and after judgment.

(b)           Interest on an overdue amount is payable at a rate determined by the Facility Agent to be one per cent. per annum above the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount.  For this purpose, the Facility Agent may (acting reasonably):

(i)            select successive Terms of any duration of up to three months; and

(ii)           determine the appropriate Rate Fixing Day for that Term.

(c)           Notwithstanding paragraph (b) above, if the overdue amount is a principal amount of a Loan and becomes due and payable before the last day of its current Term, then:

(i)            the first Term for that overdue amount will be the unexpired portion of that Term; and

(ii)           the rate of interest on the overdue amount for that first Term will be one per cent. per annum above the rate then payable on that Loan.

After the expiry of the first Term for that overdue amount, the rate on the overdue amount will be calculated in accordance with paragraph (b) above.

(d)           Interest (if unpaid) on an overdue amount will be compounded with that overdue amount at the end of each of its Terms but will remain immediately due and payable.

8.4          Notification of rates of interest

The Facility Agent must promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

9.             TERMS

9.1          Selection — Term Loans

(a)           Each Term Loan has successive Terms.

(b)           A Borrower must select the first Term for a Term Loan in the relevant Request and each subsequent Term in an irrevocable notice received by the Facility Agent not later than

10.00 a.m. (Paris time) three Business Days before the Rate Fixing Day for that Term.  Each Term for a Term Loan will start on its Utilisation Date or on the expiry of its preceding Term.

(c)           If a Borrower fails to select a Term for an outstanding Term Loan under paragraph (b) above, that Term will, subject to the other provisions of this Clause, be three months.

(d)           Subject to the following provisions of this Clause, each Term for a Term Loan will be one, two, three or six months or:

(i)            any shorter period agreed by the Company and the Facility Agent; or

(ii)           any longer period agreed by the Company and the Majority Lenders.

(e)           Until the Mandated Lead Arrangers have notified the Company that Syndication has been completed, each Term for a Term Loan will be one week or such other period as the Company and the Mandated Lead Arrangers shall agree.

9.2          Selection — Revolving Loans

(a)           Each Revolving Loan has one Term only.

(b)           A Borrower must select the Term for a Revolving Loan in the relevant Request.

(c)           Subject to the following provisions of this Clause, each Term for a Revolving Loan will be one, two, three or six months or any other period agreed by the Company and the Facility Agent.

(d)           Until the Mandated Lead Arrangers have notified the Company that Syndication has been completed, each Term for a Revolving Loan will be one week or such other period as the Company and the Mandated Lead Arrangers shall agree.

9.3          Consolidation — Term Loans

Unless a Borrower otherwise requests a Term for a Term Loan will end on the same day as the current Term for any other Term Loan denominated in the same currency as that Term Loan and borrowed by that Borrower under the same Facility.  On the last day of those Terms, those Term Loans will be consolidated and treated as one Term Loan under the relevant Facility.

9.4          Coincidence with Repayment Instalment dates

(a)           A Borrower may select any Term of less than six months for a Term Loan B1 Facility Loan, a Term Loan B2A Facility Loan or a Term Loan B2B Facility Loan (and may redesignate any Term Loan B1 Facility Loan as two Term Loan B1 Facility Loans, any Term Loan B2A Facility Loan as two Term Loan B2A Facility Loans or any Term Loan B2B Facility Loan as two Term Loan B2B Facility Loans) to ensure that the amount of the Term Loan B1 Facility Loans, Term Loan B2A Facility Loans or Term Loan B2B Facility Loans with a Term ending on a date for repayment of a Repayment Instalment is not less than the Repayment Instalment due on that date.

(b)           If a Borrower fails to make a selection in the circumstances envisaged in paragraph (a) above, the Facility Agent may (after giving prior written notice to the Company), before the Rate Fixing Day for the relevant Term shorten any Term for a Term Loan B1 Facility Loan, Term

Loan B2A Facility Loan or a Term Loan B2B Facility Loan (and may designate any such Loan as two such Loans) to achieve the same end.

9.5          No overrunning the Final Maturity Date

If a Term in respect of a Loan under a Facility would otherwise overrun the Final Maturity Date for that Facility, it will be shortened so that it ends on the Final Maturity Date for that Facility.

9.6          Other adjustments

The Facility Agent and the Company may enter into such other arrangements as they may agree for the adjustment of Terms and the consolidation and/or splitting of Loans under a Facility.

9.7          Notification

The Facility Agent must notify each relevant Party of the duration of each Term promptly after ascertaining its duration.

10.          MARKET DISRUPTION

10.1        Failure of a Reference Bank to supply a rate

If LIBOR/EURIBOR is to be calculated by reference to the Reference Banks but a Reference Bank does not supply a rate by 12.00 noon (local time) on a Rate Fixing Day, the applicable LIBOR/EURIBOR will, subject as provided below, be calculated on the basis of the rates of the remaining Reference Banks.

10.2        Market disruption

(a)           In this Clause, each of the following events is a market disruption event:

(i)            LIBOR/EURIBOR is to be calculated by reference to the Reference Banks but no, or only one, Reference Bank supplies a rate by 12.00 noon (local time) on the Rate Fixing Day; or

(ii)           the Facility Agent receives by close of business on the Rate Fixing Day notification from Lenders whose shares in the relevant Loan exceed 35 per cent. of that Loan that the cost to them of obtaining matching deposits in the relevant interbank market is in excess of LIBOR/EURIBOR for the relevant Term.

(b)           The Facility Agent must promptly notify the Company and the Lenders of a market disruption event.

(c)           After notification under paragraph (b) above, the rate of interest on each Lender’s share in the affected Loan for the relevant Term will be the aggregate of the applicable:

(i)            Margin;

(ii)           rate notified to the Facility Agent by that Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Term, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its share in that Loan from whatever source it may reasonably select; and

(iii)          Mandatory Cost.

10.3        Alternative basis of interest or funding

(a)           If a market disruption event occurs and the Facility Agent or the Company so requires, the Company and the Facility Agent must enter into negotiations for a period of not more than 30 days with a view to agreeing an alternative basis for determining the rate of interest and/or funding for the affected Loan.

(b)           Any alternative basis agreed will be, with the prior consent of all the Lenders, binding on all the Parties.

11.          TAXES

11.1        General

In this Clause Tax Credit means a credit against any Tax or any relief or remission for Tax (or its repayment).

11.2        Tax gross-up

(a)           Each Obligor must make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

(b)           If:

(i)            Lender is not, or ceases to be, a Qualifying Lender; or

(ii)           an Obligor or a Lender is aware that an Obligor must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction),

it must promptly notify the Facility Agent. The Facility Agent must then promptly notify the affected Parties.

(c)           Except as provided below, if a Tax Deduction is required by law to be made by an Obligor or the Facility Agent, the amount of the payment due from the Obligor will be increased to an amount which (after making the Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)           Except as provided below, an Obligor is not required to make an increased payment under paragraph (c) above to a Lender that is not, or has ceased to be, a Qualifying Lender in respect of that Obligor in excess of the amount that the Obligor would have had to pay had the Lender been, or not ceased to be, a Qualifying Lender in respect of that Obligor.

(e)           Paragraph (d) above will not apply if the Lender has ceased to be a Qualifying Lender by reason of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or double taxation agreement or Double Tax Treaty or any published practice or concession of any relevant taxing authority.

(f)            If an Obligor is required to make a Tax Deduction, that Obligor must make the minimum Tax Deduction allowed by law and must make any payment required in connection with that Tax Deduction within the time allowed by law.

(g)           Within 30 days of making either a Tax Deduction or a payment required in connection with a Tax Deduction, the Obligor making that Tax Deduction must deliver to the Facility Agent for the relevant Finance Party evidence satisfactory to that Finance Party (acting reasonably) that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

11.3        Tax indemnity

(a)           Except as provided below, the Company must indemnify a Finance Party against any loss or liability which that Finance Party (in its absolute discretion) determines will be or has been suffered (directly or indirectly) by that Finance Party for or on account of Tax in relation to a payment received or receivable (or any payment deemed to be received or receivable) under a Finance Document.

(b)           Paragraph (a) above does not apply to any Tax assessed on a Finance Party under the laws of the jurisdiction in which:

(i)            that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party has a Facility Office and is treated as resident for tax purposes; or

(ii)           that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable by that Finance Party.  However, any payment deemed to be received or receivable, including any amount treated as income but not actually received by the Finance Party, such as a Tax Deduction, will not be treated as net income received or receivable for this purpose.

(c)           A Finance Party making, or intending to make, a claim under paragraph (a) above must promptly notify the Company of the event which will give, or has given, rise to the claim.

11.4        Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party (in its absolute discretion) determines that:

(a)           a Tax Credit is attributable to that Tax Payment; and

(b)           it has used and retained that Tax Credit,

the Finance Party must pay an amount to the Obligor which that Finance Party determines (in its absolute discretion) will leave it (after that payment) in the same after-tax position as it would have been if the Tax Payment had not been required to be made by the Obligor.

11.5        U.S. Taxes

A U.S. Borrower shall not be required to pay any additional amount pursuant to Clause 11.2 (Tax gross-up) in respect of Taxes of the United States or any political subdivision thereof which arise or are imposed as a result of the failure of a Lender to provide the forms described in Clauses 11.5(a) or (b), or a connection of a Lender as described in Clause 11.5(c) below, with respect to a sum payable by it pursuant to this Agreement to a Lender if on the date such Lender becomes a Party to this Agreement or has designated a new Facility Office either:

(a)           in the case of a Lender which is not a U.S. person,

(i)            such Lender has not provided the Borrower with two accurate and complete original signed copies including all necessary attachments of (i) U.S. Internal Revenue Service Form W-8BEN (or successor form) or (ii) U.S. Internal Revenue Service Form W-8ECI (or successor form), or (iii) (if appropriate) Internal Revenue Service Form W-8IMY, certifying, in each case, to such Lender’s entitlement as of such date to a complete exemption from United States withholding with respect to all amounts payable pursuant to the Finance Documents; or

(ii)           after the date such Lender becomes a Party to this Agreement, when a lapse in time or change in circumstances renders the previous certification of such Lender made pursuant to Clause 11.5(a)(i) above obsolete or inaccurate, such Lender has not delivered to the Company two new accurate and complete original signed copies of U.S. Internal Revenue Service Form W-8ECI or Form W-8BEN, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from United States withholding tax with respect to amounts payable pursuant to the Finance Documents;

(b)           in the case of a Lender which is a U.S. Person:

(i)            such Lender has not provided the Borrower with two accurate and complete original signed copies, including all necessary attachments, of U.S. Internal Revenue Service Form W-9 (or successor form); or

(ii)           after the date such Lender becomes a Party to this Agreement, when a lapse in time or change in circumstances renders the previous certification of such Lender made pursuant to Clause 11.5(b)(i) above obsolete or inaccurate, such Lender has not delivered to the Company two new accurate and complete original signed copies of U.S. Internal Revenue Service Form W-9, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from Untied States withholding tax with respect to amounts payable pursuant to the Finance Documents; or

(c)           such Lender is subject to such Tax by reason of any connection between the jurisdiction imposing such Tax and the Lender or its Facility Office other than a connection arising solely from this Agreement or any transaction contemplated hereby.

11.6        Stamp taxes

The Company must pay and indemnify each Finance Party against any stamp duty, registration or other similar Tax payable in connection with the entry into, performance or enforcement of any Finance Document, except for any such Tax payable in connection with the entry into a Transfer Certificate.

11.7        Value added taxes

Any amount payable under a Finance Document by an Obligor is exclusive of any value added tax or any other Tax of a similar nature which might be chargeable in connection with that amount.  If any such Tax is chargeable, the Obligor must pay to the Finance Party (in addition to and at the same time as paying that amount) an amount equal to the amount of that Tax.

Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party must also at the same time pay and indemnify the Finance Party against all value added tax or any other Tax of a similar nature incurred by the Finance Party in respect of those costs or expenses but only to the extent that the Finance Party (acting reasonably) determines that neither it nor any other member of any group of which it is a member for value added tax purposes is entitled to credit or repayment from the relevant tax authority in respect of the Tax.

11.8        Confirmation by Lenders

Each Initial Original Lender hereby confirms that, as at the date of this Agreement, it is a Qualifying Lender.

12.          INCREASED COSTS

12.1        Increased Costs

Except as provided below in this Clause, the Company must pay to a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates as a result of:

(a)           the introduction of, or any change in, or any change in the interpretation, administration or application of, any law or regulation; or

(b)           compliance with any law or regulation made after the date of this Agreement.

12.2        Exceptions

The Company need not make any payment for an Increased Cost to the extent that the Increased Cost is:

(a)           compensated for under another Clause or would have been but for an exception to that Clause;

(b)           attributable to a Finance Party or its Affiliate wilfully failing to comply with any law or regulation; or

(c)           attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (Basel II) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

12.3        Claims

A Finance Party intending to make a claim for an Increased Cost must notify the Facility Agent of the circumstances giving rise to and the amount of the claim, following which the Facility Agent will promptly notify the Company.

Each Finance Party must, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Cost.

13.          MITIGATION

13.1        Mitigation

(a)           Each Finance Party must, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which result or would result in:

(i)            any Tax Payment or Increased Cost being payable to that Finance Party;

(ii)           that Finance Party being able to exercise any right of prepayment and/or cancellation under this Agreement by reason of any illegality; or

(iii)          that Finance Party incurring any cost of complying with the minimum reserve requirements of the European Central Bank,

including transferring its rights and obligations under the Finance Documents to an Affiliate or changing its Facility Office.

(b)           Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

(c)           The Company must indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of any step taken by it under this Subclause.

(d)           A Finance Party is not obliged to take any step under this Subclause if, in the opinion of that Finance Party (acting reasonably), to do so may reasonably be expected to be prejudicial to it.

13.2        Conduct of business by a Finance Party

No term of this Agreement will:

(a)           interfere with the right of any Finance Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

(b)           oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it in respect of Tax or the extent, order and manner of any claim; or

(c)           oblige any Finance Party to disclose any information relating to its affairs (Tax or otherwise) or any computation in respect of Tax.

14.          PAYMENTS

14.1        Place

Unless a Finance Document specifies that payments under it are to be made in another manner, all payments by a Party (other than the Facility Agent) under the Finance Documents must be made to the Facility Agent to its account at such office or bank in the principal financial centre of a Participating Member State or London, as it may notify to that Party for this purpose by not less than five Business Days’ prior notice.

14.2        Funds

Payments under the Finance Documents to the Facility Agent must be made for value on the due date at such times and in such funds as the Facility Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in that currency in the place for payment.

14.3        Distribution

(a)           Each payment received by the Facility Agent under the Finance Documents for another Party must, except as provided below, be made available by the Facility Agent to that Party by payment (as soon as practicable after receipt) to its account with such office or bank in the principal financial centre of a Participating Member State or London, as it may notify to the Facility Agent for this purpose by not less than five Business Days’ prior notice.

(b)           The Facility Agent may (with the consent and at the expense of the Company) apply any amount received by it for an Obligor in or towards payment (as soon as practicable after receipt) of any amount due from that Obligor under the Finance Documents or in or towards the purchase of any amount of any currency to be so applied.

(c)           Where a sum is paid to the Facility Agent under this Agreement for another Party, the Facility Agent is not obliged to pay that sum to that Party until it has established that it has actually received it.  However, the Facility Agent may assume that the sum has been paid to it, and, in reliance on that assumption, make available to that Party a corresponding amount.  If it transpires that the sum has not been received by the Facility Agent, that Party must immediately on demand by the Facility Agent refund any corresponding amount made available to it together with interest on that amount from the date of payment to the date of receipt by the Facility Agent at a rate calculated by the Facility Agent to reflect its cost of funds.

14.4        Currency

(a)           Unless a Finance Document specifies that payments under it are to be made in a different manner, the currency of each amount payable under the Finance Documents is determined under this Clause.

(b)           Amounts payable in respect of Taxes, fees, costs and expenses are payable in the currency in which they are incurred.

(c)           Each other amount payable under the Finance Documents is payable in euro or U.S. Dollars (as applicable).

14.5        No set-off or counterclaim

All payments made by an Obligor under the Finance Documents must be calculated and made without (and free and clear of any deduction for) set-off or counterclaim.

14.6        Business Days

(a)           If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not) or whatever day the Facility Agent determines is market practice.

(b)           During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

14.7        Partial payments

(a)           If any Administrative Party receives a payment insufficient to discharge all the amounts then due and payable by the Obligors under the Finance Documents, the Administrative Party must apply that payment towards the obligations of the Obligors under the Finance Documents in the following order:

(i)            first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Administrative Parties under the Finance Documents;

(ii)           secondly, in or towards payment pro rata of any accrued interest or fee due but unpaid under this Agreement;

(iii)          thirdly, in or towards payment pro rata of any principal amount due but unpaid under this Agreement; and

(iv)          fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)           The Facility Agent must, if so directed by all the Lenders, vary the order set out in sub-paragraphs (a)(ii) to (iv) above.

(c)           This Subclause will override any appropriation made by an Obligor.

14.8        Timing of payments

If a Finance Document does not provide for when a particular payment is due, that payment will be due within three Business Days of demand by the relevant Finance Party.

15.          GUARANTEE AND INDEMNITY

15.1        Guarantee and indemnity

(a)           Subject to Subclause 15.9 (Limitations) each Guarantor jointly and severally and irrevocably and unconditionally:

(i)            guarantees to each Finance Party punctual performance by each Obligor of all its obligations under the Finance Documents;

(ii)           undertakes with each Finance Party that, whenever an Obligor does not pay any amount when due under or in connection with any Finance Document, it must immediately on demand by the Facility Agent pay that amount as if it were the principal obligor in respect of that amount; and

(iii)          indemnifies each Finance Party immediately on demand against any loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal; the amount of the loss or liability under this indemnity will be equal to the amount the Finance Party would otherwise have been entitled to recover.

(b)           This guarantee is an independent guarantee and not a surety (borg/cautionment).

15.2        Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of all sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

15.3        Reinstatement

(a)           If any discharge (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation, administration or otherwise without limitation, the liability of each Guarantor under this Clause will continue or be reinstated as if the discharge or arrangement had not occurred.

(b)           Each Finance Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

15.4        Waiver of defences

The obligations of each Guarantor under this Clause will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause (whether or not known to it or any Finance Party).  This includes:

(a)           any time or waiver granted to, or composition with, any person;

(b)           any release of any person under the terms of any composition or arrangement;

(c)           the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(d)           any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)           any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(f)            any amendment (however fundamental) of a Finance Document or any other document or security;

(g)           any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Finance Document or any other document or security; or

(h)           any insolvency or similar proceedings.

15.5        Immediate recourse

(a)           Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person before claiming from that Guarantor under this Clause.

(b)           This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

15.6        Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may without affecting the liability of any Guarantor under this Clause:

(a)           refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) against those amounts; or

(b)           apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise); and

(c)           hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of that Guarantor’s liability under this Clause.

15.7        Non-competition

Unless:

(a)           all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full; or

(b)           the Facility Agent otherwise directs,

no Guarantor will, after a claim has been made or by virtue of any payment or performance by it under this Clause:

(i)            be subrogated to any rights, security or moneys held, received or receivable by any Finance Party (or any trustee or agent on its behalf);

(ii)           be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of that Guarantor’s liability under this Clause;

(iii)          claim, rank, prove or vote as a creditor of any Obligor or its estate in competition with any Finance Party (or any trustee or agent on its behalf); or

(iv)          receive, claim or have the benefit of any payment, distribution or security from or on account of any Obligor, or exercise any right of set-off as against any Obligor.

Each Guarantor must hold in trust for and immediately pay or transfer to the Facility Agent for the Finance Parties any payment or distribution or benefit of security received by it contrary to this Clause or in accordance with any directions given by the Facility Agent under this Clause.

15.8        Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Beneficiary.

15.9        Limitations

(a)           This guarantee does not apply to any liability to the extent that it would result in the guarantee constituting unlawful financial assistance under any laws applicable to a Guarantor.

(b)           Notwithstanding any other provision of this Clause 15, the obligations of each U.S. Guarantor under this Clause 15, shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Bankruptcy Code, any applicable provisions of comparable state law or any applicable case law (collectively, the Fraudulent Transfer Laws), in each case after giving effect to all other liabilities of such U.S. Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights of such U.S. Guarantor pursuant to (i) applicable law or (ii) any agreement providing for an equitable allocation among such U.S. Guarantors and other Affiliates of the Group of the obligations arising under guarantees by such parties.

For the purposes of this Clause 15, U.S. Guarantor means each Guarantor incorporated (or in the case of a non-corporate Guarantor, formed and subsisting) in the United States of America (or any of its states or territories or any political or legal subdivision thereof).

(c)           Notwithstanding any other provision of this Clause 15, the liability of UPC Belgium NV pursuant to this Clause 15 shall be limited, at any time, to an amount equal to the net assets of UPC Belgium NV (determined in accordance with Article 617 of the Belgian Company Code (Wetboek van vennootschappen) and accounting principles generally accepted in Belgium) at the time each relevant demand is made under the guarantee.

15.10      Third Parties

Any counterparty to any Hedging Document may rely on this Clause 15 and enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

16.          REPRESENTATIONS AND WARRANTIES

16.1        Representations and warranties

The representations set out in this Clause are made by each Obligor or (if it so states) the Company to each Finance Party.  Each Obligor makes the representations set out in this Clause in respect of itself and (where applicable) in respect of its Subsidiaries.

16.2        Status

(a)           It is a limited liability company, duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

(b)           It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

(c)           In respect of the Original Borrower, it is resident for all purposes in the Kingdom of Belgium.

16.3        Powers and authority

It has the power:

(a)           to enter into and comply with all obligations expressed on its part under the Finance Documents; and

(b)           (in the case of a Borrower) to borrow under this Agreement; and

(c)           (in the case of a Guarantor) to give the guarantee in Clause 15 (Guarantee and Indemnity),

and has taken all necessary actions to authorise the execution, delivery and performance of the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

16.4        Legal validity

(a)           Each Finance Document to which it is or will be a party constitutes, or when executed in accordance with its terms will constitute, its legal, valid and binding obligations enforceable, subject to any relevant reservations or qualifications as to matters of law contained in any legal opinion referred to in Part 1 of Schedule 2 (Conditions Precedent Documents) or (as applicable) Part 2 of Schedule 2 (Conditions Precedent Documents), in accordance with its terms.

(b)           The choice of English law as the governing law of the Finance Documents and its irrevocable submission to the jurisdiction of the courts of England in respect of any proceedings relating to the Finance Documents (in each case other than any Finance Document which is expressed to be governed by a law other than English law) will be recognised and enforced in its jurisdiction of incorporation, subject to any relevant reservation or qualification as to matters of law contained in any legal opinion referred to in paragraph (a) above.

(c)           Any judgment obtained in England in relation to the Finance Documents will be recognised and enforced in its jurisdiction of incorporation, subject to any relevant reservation or qualification as to matters of law contained in any legal opinion referred to in paragraph (a) above.

16.5        Non-conflict

The execution and delivery by it of, the Finance Documents to which it is a party, and its performance of the transactions contemplated thereby will not violate:

(a)           in any material respect, any law or regulation or official judgment or decree applicable to it;

(b)           in any material respect, its constitutional documents; or

(c)           any agreement or instrument to which it is a party or binding on any of its assets or binding upon any other member of the Group or any other member of the Group’s assets, where such violation would or is reasonably likely to have a Material Adverse Effect.

16.6        No Event of Default

(a)           No Event of Default has occurred and is outstanding or will result from the entry into of, or the performance of any transaction contemplated by, any Finance Document.

(b)           Neither it nor any other member of the Group is in default under any law, regulation or agreement to which it is subject, except for a default which will not have or be reasonably likely to have a Material Adverse Effect.

16.7        Authorisations

(a)           Subject to any relevant reservations or qualifications contained in any legal opinion referred to in Clause 16.4 (Legal validity), all material and necessary authorisations, registrations, consents, approvals, licences, and filings required by it in connection with the execution, validity or enforceability of the Finance Documents to which it is a party and performance of the transactions contemplated by the Finance Documents have been obtained (or, if applicable, will be obtained within the required time period) and are validly existing.

(b)           The Licences are in full force and effect and each member of the Group is in compliance in all material respects with all provisions thereof such that the Licences are not the subject of any pending or, to the best of its knowledge, threatened attack, suspension or revocation by a competent authority except, in each case, to the extent that any lack of effect, non-compliance or attack, suspension or revocation of a Licence would not have or be reasonably likely to have a Material Adverse Effect.

(c)           All the Necessary Authorisations are in full force and effect, each member of the Group is in compliance in all material respects with all provisions thereof and the Necessary Authorisations are not the subject of any pending or, to the best of its knowledge, threatened attack or revocation by any competent authority except, in each case, to the extent that any lack of effect, non-compliance or attack or revocation of a Necessary Authorisation would not have or be reasonably likely to have a Material Adverse Effect.

16.8        Financial statements

Its financial statements most recently delivered to the Facility Agent (which, in the case of the Company at the date of this Agreement, are the Original Financial Statements):

(a)           have been prepared in all material respects in accordance with the Accounting Principles, consistently applied; and

(b)           give a true and fair view of (if audited) or fairly represent (if unaudited) its financial condition (consolidated, if applicable) as the date to which they were drawn up,

except, in each case, as disclosed to the contrary in those financial statements.

16.9        No material adverse change

There has been no material adverse change in the business, assets or consolidated financial position of the Group (taken as a whole) since the date to which the Original Financial Statements were drawn up.

16.10      Litigation and insolvency proceedings

(a)           No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency have been started against any member of the Group and, to its knowledge, no such proceedings are threatened, where in any such case, there is a reasonable likelihood of an adverse outcome to any member of the Group where that outcome is of a nature which would or is reasonably likely to have a Material Adverse Effect.

(b)           None of the circumstances referred to in Clause 20.7 (Insolvency proceedings) are pending or, to its knowledge, threatened against it or any member of the Group.

16.11      Business Plan

To the best of its knowledge after due inquiry, as of the date of the Business Plan:

(a)           the factual information relating to the Group contained in the Business Plan is accurate in all material respects;

(b)           the financial projections and forecasts contained in the Business Plan were based on and arrived at after due and careful consideration and have been prepared on the basis of assumptions believed by the Company to be reasonable as of the date of the projections;

(c)           there are no material facts or circumstances which have not been disclosed to the Lenders in writing prior to the date of the Business Plan and which would make any material factual information referred to in (a) above untrue, inaccurate or misleading in any material respect as at the date of the Business Plan, or any such opinions, projections, or assumptions referred to in (b) below misleading in any material respect as at the date of the Business Plan.

16.12      No misleading information

To the best of its knowledge after due enquiry:

(a)           any factual information contained in the Information Memorandum or the Information Package was true and accurate in all material respects as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given;

(b)           any financial projection or forecast contained in the Information Memorandum or the Information Package has been prepared on the basis of recent historical information and on the basis of reasonable assumption and was fair (as at the date of the relevant report or document containing the projection or forecast) and arrived at after careful consideration;

(c)           the expressions of opinion or intention provided by or on behalf of an Obligor for the purposes of the Information Memorandum or the Information Package were made after careful consideration and (as at the date of the relevant report or document containing the expression of opinion or intention) were fair and based on reasonable grounds; and

(d)           no event or circumstance has occurred or arisen and no information has been omitted from the Information Memorandum or the Information Package and no information has been given or withheld that results in the information, opinions, intentions, forecasts or projections contained in the Information Memorandum or the Information Package being untrue or misleading in any material respect as at the date of that Information Memorandum or Information Package.

16.13      Tax liabilities

(a)           No claims are being asserted against it or any member of the Group with respect to Taxes which are reasonably likely to be determined adversely to it or to such member of the Group and which, if adversely determined, would or is reasonably likely to have a Material Adverse Effect.

(b)           It is not materially overdue in the filing of any Tax returns required to be filed by it (where such late filing might result in any material fine or penalty on it) and it has paid within any period required by law all Taxes shown to be due on any Tax returns required to be filed by it or on any assessments made against it (other than Tax liabilities being contested by it in good faith and where it has made adequate reserves for such liabilities or where such overdue filing, or non-payment, or a claim for payment, of which in each such case would not have or be reasonably likely to have a Material Adverse Effect).

16.14      Security Interests

Its execution and delivery of this Agreement does not necessitate and will not result in the creation or imposition of any Security Interest over any of its material assets or those of any member of the Group (except for any Security Interest created pursuant to the Security Documents).

16.15      Intellectual Property Rights

(a)           It (and each member of the Group) owns or has the legal right to use all the Intellectual Property Rights which are required for the conduct of the business of the Group as a whole from time to time or are required by it (or such member) in order for it to carry on such business as it is then being conducted, except where the failure to do so would not have or be reasonably likely to have a Material Adverse Effect.

(b)           As far as it is aware it does not (nor does any member of the Group), in carrying on its business, infringe any Intellectual Property Rights of any third party in any way which would or is reasonably likely to have a Material Adverse Effect.

(c)           None of the Intellectual Property Rights owned by any member of the Group is, to its knowledge, being infringed nor, to its knowledge, is there any threatened infringement of those Intellectual Property Rights, by any third party which, in either case, would or is reasonably likely to have a Material Adverse Effect.

(d)           All registered Intellectual Property Rights owned by it (or any member of the Group) are subsisting and all actions (including payment of all fees) required to maintain the same in full force and effect have been taken except where the absence of such rights or the failure to take any such action would not have or be reasonably likely to have a Material Adverse Effect.

16.16      Environmental laws

(a)           It and each other member of the Group:

(i)            have obtained all requisite Environmental Approvals required for the carrying on of its business as currently conducted;

(ii)           have at all times complied with the terms and conditions of such Environmental Approvals; and

(iii)          have at all times complied with all other applicable Environmental Law,

which in each such case, if not obtained or complied with, would or is reasonably likely to have a Material Adverse Effect.

(b)           There is no Environmental Claim in existence, pending or, to the best of its knowledge, threatened, against it which is reasonably likely to be decided against it and which, if so decided, would or is reasonably likely to have a Material Adverse Effect.

(c)           So far as it is aware, no Dangerous Substance has been used, disposed of, generated, stored, transported, dumped, released, deposited, buried or emitted at, on, from or under any premises (whether or not owned, leased, occupied or controlled by it or any member of the Group and including any offsite waste management or disposal location utilised by it or any member of the Group) in circumstances where this would be reasonably likely to result in a liability on it which would or is reasonably likely to have a Material Adverse Effect.

16.17      Ownership of assets

It and each member of the Group has good title to or valid leases or licences of or is otherwise entitled to use all assets necessary to conduct its business except where the failure to do so would not have or be reasonably likely to have a Material Adverse Effect.

16.18      Material Contracts

(a)           Each Material Contract to which any member of the Group is a party constitutes, or will when executed constitute, the legal, valid and binding obligation of such member, subject to the application of any relevant insolvency, bankruptcy or similar laws or other laws affecting the interests of creditors generally, enforceable against it in accordance with its terms, save where failure so to constitute would not have a Material Adverse Effect.

(b)           No member of the Group is in breach of any of its material obligations under any Material Contract to which such member is a party, nor (to the best of its knowledge and belief), is any other party thereto, in each case in such a manner or to such an extent as would or is reasonably likely to have a Material Adverse Effect.  To the best of its knowledge and belief there is no material dispute between any member of the Group and any other party to a Material Contract and there have been no amendments to any Material Contract in the form provided to the Facility Agent prior to the date of this Agreement which would or is reasonably likely to have a Material Adverse Effect.

16.19      ERISA

Neither it nor any member of the Group or ERISA Affiliate maintains, contributes to or has any obligation to contribute to or any liability under, any Plan, or in the past five years has maintained or contributed to or had any obligation to, or liability under, any Plan.

16.20      United States Regulations

Neither it nor any member of the Group is:

(a)           a public utility as defined in the United States Federal Power Act of 1920; or subject to regulation thereunder;

(b)           required to be registered as an investment company as defined in the United States Investment Company Act of 1940 or subject to regulation thereunder; or

(c)           subject to regulation under any United States Federal or State law or regulation that limits its ability to incur or guarantee indebtedness.

16.21      Anti-Terrorism Laws

To the best of its knowledge, neither it nor any member of the Group:

(a)           is, or is controlled by, a Designated Party;

(b)           has received funds or other property from a Designated Party; or

(c)           is in material breach of or is the subject of any action or investigation under any Anti-Terrorism Law.

It and each of its Affiliates have taken commercially reasonable measures to ensure compliance with the Anti-Terrorism Laws.

16.22      Margin stock

(a)           (In the case of the Borrowers only) the proceeds of the Facilities have been and will be used only for the purposes described in Clause 3 (Purpose).

(b)           Neither it nor any member of the Group is engaged principally in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations U and X of the Board of Governors of the United States Federal Reserve System), and no portion of any Loan has been or will be used, directly or indirectly, to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

16.23      Times for making representations and warranties

(a)           The representations and warranties set out in this Clause 16 (Representations and Warranties) are made by each Original Obligor on the date of this Agreement and (except for Clauses 16.7 (Authorisations), 16.9 (No material adverse change), 16.10 (Litigation and insolvency proceedings), 16.11 (Business Plan), 16.12 (No misleading information), 16.13 (Tax Liabilities), 16.14 (Security Interests), 16.17 (Ownership of assets), and 16.19 (ERISA) are deemed to be made again by each relevant Obligor on the date of each Request, the first day of each Term and on each Utilisation Date with reference to the facts and circumstances then existing.

(b)           The representations and warranties set out in this Clause 16 (Representations and Warranties) (except Clauses 16.8 (Financial statements), 16.9 (No material adverse change), 16.11 (Business Plan) and 16.12 (No misleading information) are repeated by each Additional Obligor with respect to itself on the date of the Accession Agreement relating to that Additional Obligor, with reference to the facts and circumstances then subsisting.

(c)           The representation and warranty in Clause 16.11 (Business Plan) will be deemed to be repeated on the date any updated Business Plan is delivered to the Facility Agent by the Company, but only in respect of that updated Business Plan, by reference to the facts and circumstances existing on the relevant date.

(d)           The representation and warranty in 16.12 (No misleading information) will be made on the date of this Agreement and deemed to be made on the earlier of: (i) the date on which the Company confirms to the Facility Agent that it has approved the Information Package; and (ii) 12 October 2007.

(e)                                  When a representation and warranty is repeated, it is applied to the circumstances existing at the time of repetition.

17.                               INFORMATION COVENANTS

17.1                        Financial statements

(a)                                  The Obligors must supply to the Facility Agent in sufficient copies for all the Lenders:

(i)                                   the audited consolidated financial statements for the Reporting Entity for each of its financial years commencing with 2007; and

(ii)                                the unaudited quarterly consolidated management accounts of the Reporting Entity for each of its financial quarters in each of its financial years commencing with the quarter ended 30 September 2007.

(b)                                 All financial statements must be supplied as soon as they are available and:

(i)                                   in the case of the Reporting Entity’s audited financial statements, within 150 days; and

(ii)                                in the case of the quarterly financial statements of the Reporting Entity, within 60 days (or, in the case of the quarterly financial statements of the Reporting Entity for its fourth financial quarter, within 150 days), of the end of the relevant financial period.

17.2                        Form of financial statements

(a)                                  The Company must ensure that each set of financial statements of the Reporting Entity supplied under this Agreement gives (if audited) a true and fair view of, or (if unaudited) fairly represents, the financial condition (consolidated or otherwise) of the relevant person as at the date to which those financial statements were drawn up.

(b)                                 The Company must notify the Facility Agent of any change to the basis of which any consolidated financial statements are prepared, such changes only to be made to reflect a change in Accounting Principles.

(c)                                  If requested by the Facility Agent, the Company must supply to the Facility Agent a statement (providing reasonable detail) with such financial statements either:

(i)                                   confirming that the change(s) would have no effect on the operation of the ratios set out in Clause 18 (Financial Covenants); or

(ii)                                unless otherwise agreed in writing by the Facility Agent (acting upon the instructions of the Majority Lenders), if the change(s) would have such an effect, containing a reconciliation demonstrating the effect of the change(s) (and, for the purpose of calculating the ratios set out in Clause 18 (Financial Covenants), such financial statements will be treated as though adjusted by that reconciliation so as to exclude the effect of the changes).

17.3                        Compliance Certificate

(a)                                  The Company must supply to the Facility Agent a Compliance Certificate with each set of its financial statements sent to the Facility Agent under this Agreement.

(b)                                 A Compliance Certificate must be signed by a director of the Company.

17.4                        Budgets

The Company must supply to the Facility Agent not later than 90 days after the last day of each of its financial years, an annual budget for the immediately following financial year.

17.5                        Information — miscellaneous

The Obligors must supply to the Facility Agent, in sufficient copies for all the Lenders if the Facility Agent so requests:

(a)                                  copies of all documents despatched by any of the Obligors to its creditors generally at the same time as they are despatched;

(b)                                 promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending and which might, if adversely determined, have a Material Adverse Effect;

(c)                                  a copy of any material report or other notice, statement or circular, sent or delivered by any member of the Group whose shares are pledged to the Security Agent pursuant to any Security Document to any person in its capacity as shareholder of such member of the Group, which materially adversely effects the interest of the Finance Parties under such Security Document; and

(d)                                 promptly on request, such further information regarding the financial condition and operations of the Group as any Finance Party through the Facility Agent may reasonably request.

17.6                        Notification of Default

(a)                                  Unless the Facility Agent has already been so notified by another Obligor, each Obligor must notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)                                 Promptly on request by the Facility Agent, the Company must supply to the Facility Agent a certificate, signed by two of its authorised signatories on its behalf, certifying that no Default is outstanding or, if a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it.

(c)                                  Any Obligor must promptly upon becoming aware of it notify the Facility Agent of:

(i)                                   any Reportable Event;

(ii)                                the termination of or withdrawal from, or any circumstances reasonably likely to result in the termination of or withdrawal from, any Plan subject to Title IV of ERISA; and

(iii)                             material non-compliance with any law or regulation relating to any Plan which would or is reasonably likely to have a Material Adverse Effect.

17.7                        Inspection rights

Each Obligor shall, if required by the Facility Agent (acting on the instructions of the Majority Lenders), at any time whilst an Event of Default is continuing or the Facility Agent has reasonable grounds to believe that an Event of Default may exist and at other times if the Facility Agent has reasonable grounds for such request, permit representatives of the Facility Agent upon reasonable prior written notice to the Company to:

(a)                                visit and inspect the properties of any member of the Group during normal business hours;

(b)                               inspect its books and records other than records which the relevant member of the Group is prohibited by law, regulation or contract from disclosing to the Facility Agent; and

(c)                                discuss with its principal officers and Auditors its business, assets, liabilities, financial position, results of operations and business prospects provided that (i) any such discussion with the Auditors shall only be on the basis of the audited financial statements of the Group and any compliance certificates issued by the Auditors and (ii) representatives of the Company shall be entitled to be present at any such discussion with the Auditors.

17.8                        Know your customer requirements

(a)                                  Each Obligor must promptly on the request of any Finance Party supply to that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Lender) to enable a Finance Party or prospective new Lender to carry out and be satisfied with the results of all applicable know your customer requirements.

(b)                                 Each Lender must promptly on the request of the Facility Agent supply to the Facility Agent any documentation or other evidence which is reasonably required by the Facility Agent to carry out and be satisfied with the results of all know your customer requirements.

17.9                        Use of websites

(a)                                  Except as provided below, the Company may deliver any information under this Agreement to a Lender by posting it on to an electronic website if:

(i)                                     the Facility Agent, in consultation with the Lenders, agrees;

(ii)                                  the Company and the Facility Agent designate an electronic website for this purpose;

(iii)                               the Company notifies the Facility Agent of the address of and password for the website; and

(iv)                              the information posted is in a format agreed between the Company and the Facility Agent.

The Facility Agent must supply each relevant Lender with the address of and password for the website.

(b)                                 Notwithstanding the above, the Company must supply to the Facility Agent in paper form a copy of any information posted on the website together with sufficient copies for:

(i)                                     any Lender not agreeing to receive information via the website; and

(ii)                                  any other Lender, if that Lender so requests.

(c)                                  the Company must promptly upon becoming aware of its occurrence, notify the Facility Agent if:

(i)                                     the website cannot be accessed;

(ii)                                  the website or any information on the website is infected by any electronic virus or similar software;

(iii)                               the password for the website is changed; or

(iv)                              any information to be supplied under this Agreement is posted on the website or amended after being posted.

If the circumstances in paragraph (i) or (ii) above occur, the Company must supply any information required under this Agreement in paper form.

18.                               FINANCIAL COVENANTS

18.1                        Interpretation

(a)                                  Except as provided to the contrary in this Agreement, an accounting term used in this Clause is to be construed in accordance with Accounting Principles on which the preparation of the Original Financial Statement was based.

(b)                                 No item must be credited or deducted more than once in any calculation under this Clause.

18.2                        Net Total Debt to Consolidated Annualised EBITDA

The Company must ensure that the ratio of Net Total Debt to Consolidated Annualised EBITDA for each Measurement Period:

(a)                                  up to and including the Measurement Period ending on 31 December 2009 is not greater than 6.25:1; and

(b)                                 ending after 31 December 2009 is not greater than 6.00:1.

18.3                        Consolidated EBITDA to Total Cash Interest

The Company must ensure that the ratio of Consolidated EBITDA to Total Cash Interest for each Measurement Period is not less than 2.10:1.

18.4                        Calculations

For the purposes of Clause 18.2 (Net Total Debt to Consolidated Annualised EBITDA), Net Total Debt for any Measurement Period will be calculated on the basis of Net Total Debt outstanding on the last day of that Measurement Period.

18.5                        Cure provisions

(a)                                  The Company may cure a breach of the financial ratios set out in Clause 18.2 (Net Total Debt to Consolidated Annualised EBITDA) and Clause 18.3 (Consolidated EBITDA to Total Cash Interest) by procuring that additional equity is injected into the Group by one or more Restricted Persons and/or additional Subordinated Shareholder Loans are provided to the Group in an aggregate amount equal to:

(i)                                   in the case of a breach of Clause 18.2 (Net Total Debt to Consolidated Annualised EBITDA), the amount which, if it had been deducted from Net Total Debt for the Measurement Period in respect of which the breach arose, would have avoided the breach;

(ii)                                in the case of a breach of Clause 18.3 (Consolidated EBITDA to Total Cash Interest), the amount which, if it had been applied to prepay Loans in accordance with paragraph b(ii) below immediately prior to the start of the Measurement Period in respect of which the breach arose (recalculating Total Cash Interest accordingly), would have avoided the breach; or

(iii)                             in the case of a breach of both Clauses 18.2 (Net Total Debt to Consolidated Annualised EBITDA) and 18.3 (Consolidated EBITDA to Total Cash Interest), the higher of the relevant amount referred to in (i) or (ii) above.

(b)                                 A cure under paragraph (a) above will not be effective unless:

(i)                                   the required amount of additional equity or the proceeds of Subordinated Shareholder Loans is received by the Group before delivery of the financial statements delivered under Clause 17.1(a) (Financial statements) which show that Clause 18.2 (Net Total Debt to Consolidated Annualised EBITDA) or Clause 18.3 (Consolidated EBITDA to Total Cash Interest) has been breached; and

(ii)                                the proceeds of the relevant additional equity or Subordinated Shareholder Loans are applied in full in or towards repayment or prepayment of:

(A)                              in the case of a cure in respect of a breach of the financial ratio set out in Clause 18.2 (Net Total Debt to Consolidated Annualised EBITDA), Revolving Loans; or

(B)                                in the case of a cure in respect of a breach of the financial ratio set out in Clause 18.3 (Consolidated EBITDA to Total Cash Interest), Loans,

in each case in accordance with Clause 7 (Prepayment and Cancellation) and, to the extent of any surplus after such repayment or prepayment for the purposes of the Permitted Business.

(c)                                  No cure may be made under this Clause 18.5:

(i)                                   in respect of more than five Measurement Periods during the life of the Facilities; or

(ii)                                in respect of consecutive Measurement Periods.

18.6                        Determinations

(a)                                  Financial Indebtedness of the Group originally denominated in any currency other than euro that has been swapped, directly or indirectly through one or more foreign exchange hedging transactions, into euro, will be taken into account at its euro equivalent using the effective exchange rate in the relevant foreign exchange hedging transactions.

(b)                                 Notwithstanding paragraph (a) and Clause 18.1(a) (Interpretation), Hedged Debt (as defined below) will be taken into account at its euro equivalent calculated using the same weighted average exchange rates for the relevant Measurement Period used in the profit and loss statements of the relevant accounts of the Group for calculating the euro equivalent of EBITDA denominated in the same currency as the currency in which that Hedged Debt is denominated or into which it has been swapped, as described below.

Hedged Debt means:

(i)                                   Financial Indebtedness of the Group originally denominated in any currency other than euro in which any member of the Group earns EBITDA (a functional currency) and that has not been swapped, directly or indirectly through one or more foreign exchange hedging transactions, into euro; and

(ii)                                Financial Indebtedness of the Group that has been swapped, directly or indirectly through one or more foreign exchange hedging transactions, into a functional currency.

(iii)                             If there is a dispute as to any interpretation of or computation for Clause 18 (Financial Covenants), the interpretation or computation of the Company shall prevail.

18.7                        Material Subsidiaries

(a)                                  Subject to paragraph (d) below, the Company shall procure that, at all times, the aggregate gross assets, earnings before interest, tax, depreciation and amortisation or turnover, of the Obligors (on an unconsolidated basis and excluding intra group items) equal or exceed, respectively 85 per cent. of the Consolidated EBITDA, consolidated gross assets or consolidated turnover (as appropriate) of the Company (excluding intra group items).

(b)                                 For this purpose:

(i)                                   the gross assets, earnings before interest, tax, depreciation and amortisation or turnover of a Subsidiary of the Company will be determined from its financial statements (unconsolidated if it has Subsidiaries) upon which the latest consolidated financial statements of the Company that have been delivered to the Facility Agent are based;

(ii)                                if a Subsidiary of the Company becomes such a Subsidiary of the Company after the date on which the latest financial statements of the Company have been prepared that have been delivered to the Facility Agent, the gross assets, earnings before interest, tax, depreciation and amortisation or turnover of that Subsidiary will be determined from its latest financial statements;

(iii)                             the consolidated gross assets, Consolidated EBITDA or consolidated turnover of the Company will be determined from its latest financial statements that have been delivered to the Facility Agent, adjusted (where appropriate) to reflect the gross assets, earnings before income tax, depreciation and amortisation or turnover of any company or business subsequently acquired or disposed of; and

(iv)                            if a Material Subsidiary disposes of all or substantially all of its assets to another member of the Group, it will immediately cease to be a Material Subsidiary and the other Subsidiary (if it is not already) will immediately become a Material Subsidiary; the subsequent financial statements of those Subsidiaries and the Company will be used to determine whether those Subsidiaries are Material Subsidiaries or not.

(c)                                  Subject to paragraph (d) below, the Company must ensure that each Material Subsidiary becomes a Guarantor within 30 days of the delivery to the Facility Agent of the first financial statements and the accompanying Compliance Certificate pursuant to Clause 17 (Information Covenants) which confirm that such Material Subsidiary has become a Material Subsidiary.

(d)                                 Guarantors will not be required to give guarantees or enter into Security Documents if that would contravene any legal prohibition or result in a risk of personal or criminal liability on the part of any officer provided that the Guarantor shall use all reasonable endeavours to overcome any such obstacle.

19.                               GENERAL COVENANTS

19.1                        General

Each Obligor agrees to be bound by the covenants set out in this Clause relating to it and, where the covenant is expressed to apply to each member of the Group, each Obligor must ensure that each of its Subsidiaries performs that covenant.

19.2                        Authorisations

Each Obligor must:

(a)                                  obtain or cause to be obtained, maintain and comply with the terms of:

(i)                                   every material consent, authorisation, licence or approval of, or filing or registration with or declaration to, governmental or public bodies or authorities or courts; and

(ii)                                every material notarisation, filing, recording, registration or enrolment in any court or public office,

in each case required under any law or regulation to enable it to perform its obligations under, or for the validity, enforceability or admissibility in evidence of any Finance Document to which it is a party; and

(b)                                 obtain or cause to be obtained every Necessary Authorisation and ensure that:

(i)                                   none of the Necessary Authorisations is revoked, cancelled, suspended, withdrawn, terminated, expires and is not renewed or otherwise ceases to be in full force and effect; and

(ii)                                no Necessary Authorisation is modified and no member of the Group commits any breach of the terms or conditions of any Necessary Authorisation,

which, in each case, would or is reasonably likely to have a Material Adverse Effect.

19.3                        Compliance with laws

Each Obligor will, and will procure that each member of the Group will, comply in all material respects with all applicable laws, rules, regulations and orders of any governmental authority having jurisdiction over it or any of its assets except where failure to do so would not be reasonably likely to have a Material Adverse Effect.

19.4                        Pari passu ranking

Each Obligor must ensure that its payment obligations under the Finance Documents rank at least pari passu with all the claims of its other present and future unsecured and unsubordinated creditors (save for those obligations mandatorily preferred by law applying to companies generally).

19.5                        Negative pledge

Each Obligor will not permit any Security Interest (other than the Permitted Security Interests) by any member of the Group to subsist, arise or be created or extended over all or any part of their respective present or future undertakings, assets, rights or revenues to secure or prefer any present or future indebtedness of any member of the Group or any other person.

19.6                        Disposals

(a)                                  Except as provided below, no Obligor or member of the Group may, either in a single transaction or in a series of transactions and whether related or not and whether voluntary or involuntary, dispose of any asset.

(b)                                 Paragraph (a) above does not apply to any Permitted Disposal.

19.7                        Financial Indebtedness

(a)                                  Except as provided below, each Obligor shall ensure that no member of the Group may incur or otherwise permit to remain outstanding any Financial Indebtedness.

(b)                                 Paragraph (a) above does not apply to Permitted Financial Indebtedness.

19.8                        Permitted Business

Each Obligor will ensure that it and its Subsidiaries which are members of the Group engage:

(a)                                  in no material activity outside the Permitted Business; and/or

(b)                                 in the business of acting as the holder of shares and/or interests in other members of the Group (which shall include the raising of Permitted Financial Indebtedness and the on-lending of such Financial Indebtedness to its Subsidiaries in accordance with the provisions of this Agreement and the entry into of hedging arrangements on behalf of its Subsidiaries).

19.9                        Change of business

Each Obligor must ensure that no member of the Group makes any substantial change to the general nature of the business of the Group from that carried on at the date of this Agreement.

19.10                 Acquisitions and mergers

(a)                                  No Obligor will, and each Obligor will procure that none of its Subsidiaries will, make any Restricted Acquisition other than any Permitted Acquisition, Permitted Joint Venture and any Permitted Transaction.

(b)                                 Each Obligor will not merge or consolidate with any other company or person and will procure that no member of the Group will merge or consolidate with any other company or person save for:

(i)            Restricted Acquisitions permitted by paragraph (a) above and disposals permitted by Clause 19.6 (Disposals); or

(ii)           with the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders); or

(iii)          mergers between any member of the Group with any or all of the other members of the Group (Original Entities), into one or more entities (each a Merged Entity) provided that:

(A)                              reasonable details of the proposed merger in order to demonstrate satisfaction with subparagraphs (B) to (E) below are provided to the Facility Agent within 30 days after the date on which the merger is entered into;

(B)                                such Merged Entity will be a member of the Group and will be liable for the obligations of the relevant Original Entities (including the obligations under this Agreement and the Security Documents), which obligations remain unaffected by the merger, and entitled to the benefit of all rights of such Original Entities;

(C)                                (if all or any part of the share capital of any of the relevant Original Entities was charged pursuant to a Security Document) the equivalent part of the issued share capital of such Merged Entity is charged pursuant to a Security Document on terms of at least an equivalent nature and equivalent ranking as any Security Document relating to the shares in each relevant Original Entity within 60 days of the merger;

(D)                               any possibility of the Security Documents referred to in subparagraph (C) above being challenged or set aside is not materially greater than any such possibility in relation to the Security Documents entered into by, or in respect of the share capital of, any relevant Original Entity; and

(E)                                 all the property and other assets of the relevant Original Entities are vested in the Merged Entity and the Merged Entity has assumed all the rights and obligations of the relevant Original Entities under any relevant Material Contracts, material Necessary Authorisations and other licences or registrations (to the extent reasonably necessary for the business of the relevant Original Entities) granted in favour of the Original Entities and/or all such rights and obligations have been transferred to the Merged Entity and/or the relevant Material Contracts, Necessary Authorisations and other licences or registrations (to the extent reasonably necessary for the business of the relevant Original Entities) granted in favour of the Original Entities have been reissued to the Merged Entity, except that the requirements of paragraphs (B) to (E) above will not apply in respect of any merger between Original Entities:

I.                                       both of which are not Obligors; and

II.                                   neither one of which is party to a Security Document, neither one of whose share capital is charged pursuant to a Security Document and neither one of whom owes any receivables to another member of the Group which are pledged pursuant to a Security Document.

19.11                 Environmental matters

(a)                                  Each Obligor will and will procure that each of its Subsidiaries will:

(i)                                     obtain all requisite Environmental Approvals;

(ii)                                  comply with the terms and conditions of all Environmental Approvals applicable to it; and

(iii)                               comply with all other applicable Environmental Law,

in each case where failure to do so would or is reasonably likely to have a Material Adverse Effect;

(b)                                 Each Obligor will and will procure that each of its Subsidiaries will, promptly upon receipt of the same, notify the Facility Agent of any claim, notice or other communication served on it in respect of any alleged breach of, or corrective or remedial obligation or liability under, any Environmental Law which, if substantiated, would or is reasonably likely to either have a Material Adverse Effect or result in any liability for a Finance Party.

19.12                 Treasury transactions

Each Obligor will not, and will procure that no member of the Group will, enter into any interest rate or currency swaps, other interest rate or currency derivative transactions or other hedging arrangements other than:

(a)                                transactions and arrangements entered into by any Obligor with a Hedging Bank directly relating to the management of interest rate and/or currency exchange rate risk arising out of any Financial Indebtedness of any member of the Group permitted to subsist by the terms of this Agreement (or transactions and arrangements relating to interest rate or currency swaps, other interest rate or currency derivative transactions or other hedging arrangements that themselves relate to the management of interest rate and/or currency exchange rate risk arising out of any Financial Indebtedness of any member of the Group permitted to subsist by the terms of this Agreement), in each case excluding any such transactions or arrangements that directly or indirectly relate to Subordinated Shareholder Loans; and

(b)                               transactions and arrangements entered into by any Obligor with a Hedging Bank directly relating to the management of currency exchange risk arising out of income denominated in a currency other than euro.

19.13                 Restricted payments

Each Obligor will not, and will procure that no member of the Group will, make any Restricted Payments other than Permitted Payments or enter into any transaction with a Restricted Person other than on bona fide arm’s length commercial terms or on terms which are fair and reasonable and in the best interests of the Group.

19.14                 Insurance

Each Obligor will, and will procure that each member of the Group will, insure its assets and business to such an extent and against such risks as a prudent company engaged in a similar business would insure.

19.15                 Loans and guarantees

Each Obligor will not, and will procure that no member of the Group will make any loans, grant any credit or give any guarantee, to or for the benefit of, or enter into any transaction having the effect of lending money to, any person, other than:

(a)           loans from a member of the Group to another member of the Group provided that no Obligor shall make a loan to any other member of the Group unless such Obligor has already entered into a pledge of receivables which creates an effective pledge in favour of the Security Agent in relation to such loan or, within 60 days of making the loan:

(i)            such Obligor has entered into an Obligor Pledge of Receivables which creates an effective pledge in favour of the Security Agent in relation to such loan and provided the Security Agent with such evidence as it may reasonably request as to the power and authority of such Obligor to enter into such Obligor Pledge of Receivables and that such Obligor Pledge of Receivables constitutes valid and legally binding obligations of such Obligor enforceable in accordance with its terms subject (to the extent possible) to substantially similar qualifications to those made in the legal opinions referred to in Schedule 2 (Conditions Precedent Documents); and

(ii)           the relevant member of the Group to whom the loan has been made has given a notification of pledge to the Security Agent in respect of such loan;

(b)                                 as permitted by Clause 19.7 (Financial Indebtedness);

(c)                                  normal trade credit in the ordinary course of business;

(d)                                 guarantees given:

(i)            by any Obligor in respect of the liabilities of another Obligor;

(ii)           by a member of the Group in respect of the liabilities of an Obligor;

(iii)          by a member of the Group (which is not an Obligor) in respect of the liabilities of another member of the Group (which is not an Obligor);

(iv)          by an Obligor in respect of the liabilities of any other member of the Group to the extent that such liabilities could have been incurred by such Obligor directly without breaching this Agreement;

(e)                                  to the extent that the same constitute Permitted Payments or a Permitted Disposal (not being a Permitted Disposal of cash or cash equivalents);

(f)                                    loans, the granting of credit, guarantees and other transactions having the effect of lending money (each a Lending Transaction) from a member of the Group, in connection with an acquisition by that member which is permitted by Clause 19.10 (Acquisitions and mergers), to the relevant person being acquired or one or more of its Subsidiaries, provided that the aggregate outstanding principal amount of all Lending Transactions (which principal amount shall be deemed to be no longer outstanding for this purpose at the time the beneficiary of the relevant Lending Transaction becomes a member of the Group upon completion of the relevant acquisition, provided such Lending Transaction was made to or in favour of the person acquired or its Subsidiaries) shall not exceed €100,000,000 at any time; and

(g)                                 Lending Transactions from a member of the Group to any person of the proceeds of equity subscribed by any Restricted Person in, or Subordinated Shareholder Loans provided to, such member (other than any such proceeds which are otherwise applied in mandatory prepayment of any or all Facilities under this Agreement).

19.16                 Holding Companies

The Company shall procure that Telenet Group Holding NV and Holdco shall not trade, carry on any business, own any asset or incur any liabilities except for:

(a)           the provision of administrative services (excluding treasury services) to other members of the Group of a type customarily provided by a holding company to its Subsidiaries; and

(b)           ownership of shares in its Subsidiaries, intra-Group debit balances, intra-Group credit balances and other credit balances in bank accounts, cash and cash equivalent investments.

19.17                 Shareholder Loans

(a)           Each Obligor will procure that at any time a Restricted Person makes any Financial Indebtedness (other than Permitted Payments) available to any member of the Group, such Restricted Person shall enter into a Pledge of Subordinated Shareholder Loans on terms and conditions satisfactory to the Facility Agent and a Security Provider’s Deed of Accession (each within 30 days of the date on which any such Financial Indebtedness is made available to that member of the Group) and provides (i) the Facility Agent with such documents and evidence as it may reasonably require as to the power and authority of the Restricted Person to enter into such Pledge of Subordinated Shareholder Loans and Security Provider’s Deed of Accession and that the same constitute valid and legally binding obligations of such Restricted Person enforceable in accordance with their terms subject (to the extent applicable) to substantially similar qualifications to those made in the legal opinions referred to in Schedule 2 (Conditions Precedent Documents); and (ii) notification of such pledge to the relevant member of the Group.

(b)           Each Obligor shall ensure that each Subordinated Shareholder Loan and each shareholder loan entered into between an Obligor which is a party to an Existing Security Document that creates a pledge over intercompany loan receivables or an Obligor Pledge of Receivables as a creditor and a member of the Group is documented as a loan between that borrower and lender and governed by the law of the Kingdom of Belgium.

19.18                 Intellectual Property Rights

Except as otherwise permitted by this Agreement, each Obligor will, and will procure that each of its Subsidiaries will:

(a)           make such registrations and pay such fees and similar amounts as are necessary to keep those registered Intellectual Property Rights owned by any member of the Group and which are material to the conduct of the business of the Group as a whole from time to time;

(b)           take such steps as are necessary and commercially reasonable (including, without limitation, the institution of legal proceedings) to prevent third parties infringing those Intellectual Property Rights referred to in paragraph (a) above and (without prejudice to paragraph (a) above) take such other steps as are reasonably practicable to maintain and preserve its interests in those rights, except where failure to do so will not have or be reasonably likely to have a Material Adverse Effect;

(c)           ensure that any licence arrangements in respect of the Intellectual Property Rights referred to in paragraph (a) above entered into with any third party are entered into on arm’s length terms and in the ordinary course of business (which shall include, for the avoidance of doubt, any such licensing arrangements entered into in connection with outsourcing on normal commercial terms) and will not have or be reasonably likely to have a Material Adverse Effect;

(d)           not permit any registration of any of the Intellectual Property Rights referred to in paragraph (a) above to be abandoned, cancelled or lapsed or to be liable to any claim of abandonment for non-use or otherwise to the extent the same would or is reasonably likely to have a Material Adverse Effect; and

(e)           pay all fees, and comply with each of its material obligations under, any licence of Intellectual Property Rights which are material to the conduct of the business of the Group as a whole from time to time.

19.19                 Share capital

Each Obligor will not, and will procure that no member of the Group (other than in respect of such other members of the Group in order to permit a solvent reorganisation permitted under Clause 19.10(b)(iii) (Acquisitions and mergers)) will, reduce its capital or purchase or redeem any class of its shares or any other ownership interest in it, except to the extent the same constitutes a Permitted Payment or in the case of members of the Group other than the Obligors, is otherwise permitted by Clause 19.13 (Restricted payments).

19.20                 Share security

Each Obligor will not, and will procure that no member of the Group will, issue any shares of any class provided that:

(a)           any member of the Group may issue shares to or otherwise acquire additional rights from any other member of the Group so long as (if any of the existing shares in the relevant member of the Group are charged or pledged in favour of any Beneficiary) such shares are charged or pledged in favour of the Beneficiaries pursuant to the terms of a Security Document and there are delivered at the same time to the Security Agent the relevant share certificates and blank stock transfer forms (or equivalent documents, if any) in respect thereof together with such other documents and evidence and legal opinions as the Security Agent may reasonably require;

(b)           the Company may issue shares to Holdco provided that such shares are charged or pledged in favour of the Beneficiaries pursuant to the terms of a Security Document and there are delivered at the same time to the Security Agent the relevant share certificates and blank stock transfer forms (or equivalent documents, if any) in respect thereof together with such other documents and evidence and legal opinions as the Security Agent may reasonably require;

(c)           any member of the Group may issue shares pursuant to the exercise of Approved Stock Options;

(d)           a member of the Group may issue shares as part of a Majority Acquisition or merger or consolidation or JV Minority Acquisition permitted by Clause 19.10 (Acquisitions and mergers), provided that the issue of such shares does not cause the Company to cease, directly or indirectly, to own 75 per cent or more. of the issued share capital of that member of the Group.

19.21                 Financial year end

Each Obligor will, and will procure that its Subsidiaries which are members of the Group will, maintain a financial year end of 31 December save with the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders in each case not to be unreasonably withheld).

19.22                 Capital expenditure

Each Obligor will not, and will procure that no member of the Group will, incur any material Capital Expenditure other than in relation to the Permitted Business.

19.23                 Constitutive documents

Each Obligor will not, and will procure that no member of the Group will, amend its constitutive documents in any way which would or is reasonably likely to materially adversely affect (in terms of value, enforceability or otherwise) any charge or pledge over the shares or partnership interest of any member of the Group granted to the Beneficiaries pursuant to the Security Documents.

19.24                 ERISA

Each Obligor will, and will procure that its Subsidiaries which are members of the Group will, give the Facility Agent prompt notice of the adoption of, participation in or contribution to any Plan by it or any ERISA Affiliate, or any action by any of these to adopt, participate in or contribute to any Plan, or the incurrence by any of them of any liability or obligation to any Plan.

19.25                 U.S. Borrowers

(a)           Each Borrower will ensure that the proceeds of any loan made to a U.S. Borrower and the proceeds of any drawing made by a U.S. Borrower shall be invested by way of intercompany loan or equity subscription in one or more other members of the Group within five Business Days of receipt of such proceeds or, as the case may be, the relevant Utilisation Date.

(b)           Each Obligor will ensure that any intercompany loan made by a U.S. Borrower to any Obligor or any Subsidiary of an Obligor which is a member of the Group is made on bona fide arm’s length commercial terms or on terms which are fair and reasonable and in the best interests of that U.S. Borrower and entered into in good faith.

(c)           Each Obligor will procure that no U.S. Borrower carries on any business or activities other than acting as a U.S. Finance Vehicle.

20.                               DEFAULT

20.1                        Events of Default

Each of the events or circumstances set out in this Clause is an Event of Default.

20.2                        Non-payment

An Obligor does not pay on the due date any amount payable by it under the Finance Documents in the manner required under the Finance Documents, unless the non-payment:

(a)                                  is caused by technical or administrative error; and

(b)                                 is remedied within three Business Days of the due date.

20.3                        Breach of other obligations

(a)                                  An Obligor does not comply with any of Clause 18 (Financial Covenants) or any of Clauses 19.4 (Pari passu ranking), 19.5 (Negative pledge), 19.6 (Disposals), 19.10 (Acquisitions and mergers), 19.13 (Restricted payments), 19.15 (Loans and guarantees) or 19.20 (Share security); or

(b)                                 an Obligor does not comply with any other term of the Finance Documents (other than any term referred to in Clause 20.2 (Non-payment) or in paragraph (a) above), unless the non-compliance:

(i)                                     is capable of remedy; and

(ii)                                  is remedied within 30 days of the earlier of the Facility Agent giving notice of the breach to the Company and any Obligor becoming aware of the non-compliance.

20.4                        Misrepresentation

A representation or warranty made or repeated by an Obligor in or in connection with any Finance Document or in any document delivered by or on behalf of any Obligor under or in connection with any Finance Document is incorrect or misleading in any material respect when made or deemed to be repeated, unless the circumstances giving rise to the misrepresentation or breach of warranty:

(a)                                  are capable of remedy; and

(b)                                 are remedied within 30 days of the earlier of the Facility Agent giving notice and the Obligor becoming aware of the misrepresentation or breach of warranty.

20.5                        Cross-default and cross acceleration

Any of the following occurs in respect of a member of the Group, SuperHoldco or Holdco:

(a)           any of its Financial Indebtedness is not paid when due and payable (after the expiry of any originally applicable grace period); or

(b)           any of its Financial Indebtedness:

(i)                                     becomes prematurely due and payable;

(ii)                                  is placed on demand; or

(iii)                               is capable of being declared by or on behalf of a creditor to be prematurely due and payable or of being placed on demand,

in each case, as a result of an event of default or any provision having a similar effect (howsoever described); or

(c)                                  any commitment for its Financial Indebtedness is cancelled or suspended as a result of an event of default or any provision having a similar effect (howsoever described), unless the aggregate amount of Financial Indebtedness falling within all or any of paragraphs (a) to (c) above is less than €50,000,000 or its equivalent.

20.6                        Insolvency

(a)                                  Any of the following occurs in respect of a Material Group Member:

(i)            it is, or is deemed for the purposes of any law to be, unable to pay its debts as they fall due or to be insolvent (is in staat van staking van betalingen/est en état de cessation de paiments);

(ii)           it admits its inability to pay its debts as they fall due;

(iii)          it suspends making payments on any of its debts generally or announces an intention so to do;

(iv)          by reason of actual or anticipated financial difficulties, it begins negotiations with any creditors generally for the rescheduling of any of its indebtedness; or

(v)           a moratorium is declared in respect of any of its indebtedness exceeding €10,000,000 (or its equivalent) in aggregate.

(b)                                 United States of America:  any Material Group Member which is formed, organised or incorporated under the laws of the United States or any State of the United States or the District of Columbia, or that resides or has a domicile, a place of business or property in the United States (each a U.S. Obligor):

(i)            admits in writing its inability to, or be generally unable to, pay its debts as such debts become due;

(ii)           makes a general assignment for the benefit of creditors;

(iii)          shall have had appointed a receiver, a custodian, trustee or similar official for, or a receiver, custodian, trustee or similar official shall have taken possession of, all or substantially all of its assets, in proceedings brought by or against such Obligor or Material Subsidiary, and such appointment shall not have been discharged or such possession shall not have been terminated within 60 days after the effective date thereof or such Obligor or Material Subsidiary shall have consented to or acquiesced in such appointment or possession;

(iv)          shall have filed a petition for relief under the insolvency, bankruptcy or similar laws of the United States of America or any state thereof, or an involuntary petition for such relief shall have been filed against any such Obligor or Material Subsidiary under such laws and shall not have been dismissed or terminated within 60 days after such involuntary petition is filed; or

(v)           shall have failed to have discharged or obtained a stay of any proceeding to enforce, within a period of 45 days after the commencement thereof, any attachment, sequestration or similar proceeding asserted against all or substantially all of the assets of such Obligor or Material Subsidiary.

20.7                        Insolvency proceedings

(a)                                  Except as provided below, any of the following occurs in respect of a Material Group Member:

(i)            any step is taken with a view to a moratorium or a composition, assignment or similar arrangement with any of its creditors;

(ii)           a meeting of it is convened for the purpose of considering any resolution for (or to petition for) its winding-up, administration, examination or dissolution or any such resolution is passed;

(iii)          any person presents a petition or files documents with the appropriate legal authorities for its winding-up, administration, examination, dissolution, bankruptcy (faillite/faillissement) or judicial composition (concordat judiciaire/gerechtelijk akkoord);

(iv)          an order for its winding-up, administration, examination, dissolution, bankruptcy (faillite/faillissement) or judicial composition (concordat judiciaire/gerechtelijk akkoord) is made;

(v)           any liquidator, trustee in bankruptcy, examination, judicial custodian, compulsory manager, receiver, administrative receiver, administrator, voorlopig bewindvoerder/ administrateur judiciaire or similar officer is appointed in respect of it;

(vi)          its directors or other officers request the appointment of a liquidator, trustee in bankruptcy, examination, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer; or

(vii)         any other analogous step or procedure is taken in any jurisdiction.

(b)                                 Paragraph (a) above does not apply to:

(i)            any step or procedure which is part of a Permitted Transaction; or

(ii)           a petition for winding-up presented by a creditor which is being contested in good faith and with due diligence or where steps are diligently being taken to remedy the grounds for the petition and (in each case) the relevant petition is discharged or struck out within 90 days (or within 30 days of the end of any longer period applicable under an order of court staying proceedings) or such longer period as the Majority Lenders may agree (acting reasonably).

20.8                        Creditors’ process

Any attachment, sequestration, execution, executory or conservatory seizure (uitvoerend of bewarend beslag/saisie exécution ou conservatoire) or analogous event affects any asset(s) of a Material Group Member, having an aggregate value of €25,000,000, or more (in the case of a conservatory seizure or sequestration) and (in the case of a conservatory seizure or sequestration) is not discharged within 90 days.

20.9                        Similar proceedings

Anything which has an equivalent effect to any of the events specified in Clauses 20.6 (Insolvency) to 20.8 (Creditors’ process) (inclusive) shall occur under the laws of any applicable jurisdiction in relation to any member of the Borrower Group.

20.10                 Cessation of business

An Obligor or a member of the Group ceases, or threatens to cease, to carry on business in circumstances which would have a Material Adverse Effect except:

(a)                                  as part of a Permitted Transaction; or

(b)                                 as a result of any disposal allowed under this Agreement.

20.11                 Effectiveness of Finance Documents

(a)           It is or becomes unlawful for any Material Group Member or any Subordinated Creditor to perform any of its obligations under the Finance Documents.

(b)           The guarantee of any Guarantor or any Security Interest created by any Security Documents is not effective or is alleged by an Obligor to be ineffective for any reason.

(c)           Any Finance Document is not effective in accordance with its terms or is alleged by an Obligor to be ineffective in accordance with its terms for any reason.

(d)           An Obligor or Subordinated Creditor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

20.12                 Ownership of the Obligors

An Obligor (other than the Company) is not or ceases to be a Subsidiary of the Company other than as a result of a Permitted Disposal or a Permitted Transaction.

20.13                 Expropriation

The authority or ability of any Obligor to conduct its business is wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention or other action by or on behalf of any governmental, regulatory or other authority or other person.

20.14                 Intercreditor Agreement

(a)           Any Obligor, member of the Group, SuperHoldco or Holdco does not perform its obligations under, or breaches the terms of, the Intercreditor Agreement unless the non-compliance:

(i)            is capable of remedy; and

(ii)           is remedied within 30 days of the earlier of the Facility Agent giving notice of the breach to the Company and any Obligor becoming aware of the non-compliance.

(b)                                 A representation or warranty given by an Obligor in the Intercreditor Agreement is incorrect in any material respect unless the circumstances giving rise to the misrepresentation or breach of warranty:

(i)            are capable of remedy; and

(ii)           are remedied within 30 days of the earlier of the Facility Agent giving notice and the Obligor becoming aware of the misrepresentation or breach of warranty.

20.15                 Material Contracts

(a)                                  Except as is required by any term of this Agreement, any Material Contract to which a member of the Group is a party is terminated, suspended, revoked or cancelled or otherwise ceases to be in full force and effect, unless:

(i)            in the case of the Belgacom Interconnect Agreement only, services of a similar nature to those provided pursuant to such Material Contract are at all times provided to the Group on terms which are not materially more onerous on the relevant member of the Group or on the terms imposed by the mandatory requirements of any regulatory body; or

(ii)           such termination, suspension, revocation, cancellation or cessation (in the reasonable opinion of the Facility Agent) would not or is not reasonably likely to have a Material Adverse Effect.

(b)           Any alteration or variation is made to any term of any Material Contract to which a member of the Group is a party which individually or cumulatively (in the reasonable opinion of the Facility Agent) would or is reasonably likely to have a Material Adverse Effect.

(c)           Any party breaches any term of or repudiates any of its obligations under any Material Contract to which a member of the Group is a party where such breach or repudiation (in the opinion of the Facility Agent exercised reasonably) would or is reasonably likely to have a Material Adverse Effect unless, in the case of a breach of a Material Contract by any person other than any member of the Group, the relevant services are at all relevant times provided to the appropriate members of the Group on the basis set out in (a) above.

20.16                 Loss of Licences

Any Licence is in whole or part:

(a)           terminated, suspended or revoked or does not remain in full force and effect or otherwise expires and is not renewed prior to its expiry (in each case, without replacement by Licence(s) have substantially equivalent effect) in any case in a manner which would or is reasonably likely to have a Material Adverse Effect; or

(b)           is modified or is reached in a manner which would or is reasonably likely to have a Material Adverse Effect.

20.17                 Material Adverse Change

Any event or series of events occurs which would or is reasonably likely to have a Material Adverse Effect.

20.18                 ERISA

The occurrence of:

(a)           any event or condition that presents a material risk that any member of the Group or any ERISA Affiliate may incur a material liability to a Plan or to the United States Internal Revenue Service or to the United States Pension Benefit Guaranty Corporation; or

(b)           an “accumulated funding deficiency” (as that term is defined in section 412 of the United States Internal Revenue Code of 1986, as amended, or section 302 of ERISA), whether or not waived, by reason of the failure of any member of the Group or any ERISA Affiliate to make a contribution to a Plan.

20.19                 Acceleration

If an Event of Default is outstanding, the Facility Agent may, and must if so instructed by the Majority Lenders, by notice to the Company:

(a)                                  cancel all or any part of the Total Commitments if not already cancelled under Clause 20.20 (Automatic Acceleration); and/or

(b)                                 declare that all or part of any amounts outstanding under the Finance Documents are:

(i)                                     immediately due and payable; and/or

(ii)                                  payable on demand by the Facility Agent acting on the instructions of the Majority Lenders.

Any notice given under this Subclause will take effect in accordance with its terms.

20.20                 Automatic Acceleration

If an Event of Default described in Clause 20.6(b)(ii), (iii) or (iv) (United States of America) occurs, or upon the entry of an order for relief in a voluntary or involuntary bankruptcy of a U.S. Obligor, all outstanding Loans drawn by a U.S. Borrower under this Agreement will be immediately and automatically due and payable and the Total Commitments (to the extent they relate to such Loans) will, if not already cancelled under this Agreement, be immediately and automatically cancelled.

21.                               THE ADMINISTRATIVE PARTIES

21.1                        Appointment and duties of the Agents

(a)           Each Finance Party (other than the Facility Agent and the Security Agent (as the case may be)) irrevocably appoints each Agent to act as its agent under and in connection with the Finance Documents.

(b)           Each Finance Party irrevocably authorises each Agent to:

(i)                                     perform the duties and to exercise the rights, powers and discretions that are specifically given to it under the Finance Documents, together with any other incidental rights, powers and discretions; and

(ii)                                  execute each Finance Document expressed to be executed by such Agent.

(c)                                  Each Agent has only those duties which are expressly specified in the Finance Documents.  Subject to the terms of Clause 2.9 (Security Agent as joint creditor), those duties are solely of a mechanical and administrative nature.

21.2                        Role of the Mandated Lead Arrangers

Except as specifically provided in the Finance Documents, no Mandated Lead Arranger has any obligations of any kind to any other Party in connection with any Finance Document.

21.3                        No fiduciary duties

Nothing in the Finance Documents makes an Administrative Party a trustee or fiduciary for any other Party or any other person.  No Administrative Party need hold in trust any moneys paid to it or recovered by it for a Party in connection with the Finance Documents or be liable to account for interest on those moneys.

21.4                        Individual position of an Administrative Party

(a)                                  If it is also a Lender, each Administrative Party has the same rights and powers under the Finance Documents as any other Lender and may exercise those rights and powers as though it were not an Administrative Party.

(b)                                 Each Administrative Party may:

(i)                                     carry on any business with an Obligor or its related entities (including acting as an agent or a trustee for any other financing); and

(ii)                                  retain any profits or remuneration it receives under the Finance Documents or in relation to any other business it carries on with an Obligor or its related entities.

21.5                        Reliance

Each Agent may:

(a)                                  rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(b)                                 rely on any statement made by any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify;

(c)                                  assume, unless the context otherwise requires, that any communication made by an Obligor is made on behalf of and with the consent and knowledge of each Obligor;

(d)                                 engage, pay for and rely on professional advisers selected by it (including those representing a Party other than the relevant Agent); and

(e)                                  act under the Finance Documents through its personnel and agents.

21.6                        Majority Lenders’ instructions

(a)                                  Each Agent is fully protected if it acts on the instructions of the Majority Lenders in the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents.  Any such instructions given by the Majority Lenders will be binding on all the Lenders.  In the absence of instructions, each Agent may act as it considers to be in the best interests of all the Lenders.

(b)                                 Each Agent may assume that unless it has received notice to the contrary, any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(c)                                  No Agent is authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings in connection with any Finance Document.

(d)                                 Each Agent may require the receipt of security satisfactory to it, whether by way of payment in advance or otherwise, against any liability or loss which it may incur in complying with the instructions of the Majority Lenders.

21.7                        Responsibility

(a)                                  No Administrative Party is responsible to any other Finance Party for the adequacy, accuracy or completeness of any statement or information (whether written or oral) made in or supplied in connection with any Finance Document including the Information Memorandum.

(b)                                 No Administrative Party is responsible to any other Finance Party for the legality, validity, effectiveness, adequacy, completeness or enforceability of any Finance Document or any other document.

(c)                                  Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms that it:

(i)                                     has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of each Obligor and its related entities and the nature and extent of any recourse against any Party or its assets); and

(ii)                                  has not relied exclusively on any information provided to it by any Administrative Party in connection with any Finance Document or agreement entered into in anticipation of or in connection with any Finance Document.

21.8                        Exclusion of liability

(a)                                  No Agent is liable or responsible to any other Finance Party for any action taken or not taken by it in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)                                 No Party (other than the relevant Agent) may take any proceedings against any officers, employees or agents of another Administrative Party in respect of any claim it might have against that Agent or in respect of any act or omission of any kind by that officer, employee or agent in connection with any Finance Document.  Any officer, employee or agent of an Administrative Party may rely on this Subclause and enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

(c)                                  An Agent is not liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by that Agent if that Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by that Agent for that purpose.

(d)                                 Nothing in this Agreement will oblige any Administrative Party to satisfy any know your customer requirement in relation to the identity of any person on behalf of any Finance Party.

(e)                                  Each Finance Party confirms to each Administrative Party that it is solely responsible for any know your customer requirements it is required to carry out and that it may not rely on any statement in relation to those requirements made by any other person.

21.9                        Default

(a)                                  Neither Agent is obliged to monitor or enquire whether a Default has occurred.  No Agent is deemed to have knowledge of the occurrence of a Default.

(b)                                 If an Agent:

(i)                                     receives notice from a Party referring to this Agreement, describing a Default and stating that the event is a Default; or

(ii)                                  is aware of the non-payment of any principal, interest or fee payable to a Lender under this Agreement,

it must promptly notify the other Lenders.

21.10                 Information

(a)                                  Each Agent must promptly forward to the person concerned the original or a copy of any document which is delivered to that Agent by a Party for that person.

(b)                                 Except where a Finance Document specifically provides otherwise, no Agent is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)                                  Except as provided above, no Agent has a duty:

(i)                                     either initially or on a continuing basis to provide any Lender with any credit or other information concerning the risks arising under or in connection with the Finance Documents (including any information relating to the financial condition or affairs of any Obligor or its related entities or the nature or extent of recourse against any Party or its assets) whether coming into its possession before, on or after the date of this Agreement; or

(ii)                                  unless specifically requested to do so by a Lender in accordance with a Finance Document, to request any certificate or other document from any Obligor.

(d)                                 In acting as an Agent, the agency division of that Agent is treated as a separate entity from its other divisions and departments.  Any information acquired by an Agent which, in its opinion, is acquired by it otherwise than in its capacity as that Agent may be treated as confidential by that Agent and will not be treated as information possessed by that Agent in its capacity as such.

(e)                                  The Facility Agent is not obliged to disclose to any person any confidential information supplied to it by or on behalf of a member of the Group solely for the purpose of evaluating whether any waiver or amendment is required in respect of any term of the Finance Documents.

(f)                                    Each Obligor irrevocably authorises each Agent to disclose to the other Finance Parties any information which, in its opinion, is received by it in its capacity as that Agent.

21.11                 Indemnities

(a)                                  Without limiting the liability of any Obligor under the Finance Documents, each Lender must indemnify each Agent for that Lender’s Pro Rata Share of any cost, claim, loss, expense (including legal fees) or liability incurred by such Agent in acting as the Facility Agent or the Security Agent, except to the extent that the loss or liability is caused by such Agent’s gross negligence or wilful misconduct.

(b)                                 If a Party owes an amount to an Agent under the Finance Documents, that Agent may, after giving notice to that Party:

(i)                                     deduct from any amount received by it for that Party any amount due to that Agent from that Party under a Finance Document but unpaid; and

(ii)                                  apply that amount in or towards satisfaction of the owed amount,

that Party will be regarded as having received the amount so deducted.

21.12                 Compliance

Each Agent may refrain from doing anything (including disclosing any information) which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation.

21.13                 Resignation of an Agent

(a)                                  Each Agent may resign and appoint any of its Affiliates as successor Agent by giving notice to the other Finance Parties and the Company.

(b)                                 Alternatively, an Agent may resign by giving notice to the Finance Parties and the Company, in which case the Majority Lenders may appoint a successor Agent.

(c)                                  If no successor Agent has been appointed under paragraph (b) above within 30 days after notice of resignation was given, the resigning Agent may appoint a successor for such Agent.

(d)                                 The person(s) appointing a successor Agent must, if practicable, consult with the Company prior to the appointment.

(e)                                  The resignation of an Agent and the appointment of any successor Agent will both become effective only when the successor Agent notifies all the Parties that it accepts its appointment.  On giving the notification, the successor Agent will succeed to the position of the Facility Agent or Security Agent as appropriate and the term Facility Agent will mean the successor Facility Agent and the term Security Agent will mean the successor Security Agent.

(f)                                    The retiring Agent must, at its own cost, make available to the successor Agent such documents and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as the Agent under the Finance Documents.

(g)                                 Upon its resignation becoming effective, this Clause will continue to benefit the retiring Agent in respect of any action taken or not taken by it in connection with the Finance Documents while it was the Agent, and, subject to paragraph (f) above, it will have no further obligations under any Finance Document.

(h)                                 The Majority Lenders may, by notice to an Agent, require it to resign under paragraph (b) above.

(i)                                     The Company may, if it is unsatisfied (acting reasonably) with the performance by an Agent of its role as Agent, following a period of consultation with the relevant Agent of not less than 14 days, by notice to that Agent require it to resign.  Such notice must specify the reasons for which the Company is seeking the Agent’s resignation, which must be based on reasonable grounds.  In this event, the relevant Agent shall resign in accordance with paragraph (b) above.

21.14                 Relationship with Lenders

(a)                                  Each Agent may treat each Lender as a Lender, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received not less than five Business Days’ prior notice from that Lender to the contrary.

(b)                                 Each Agent may at any time, and must if requested to do so by the Majority Lenders, convene a meeting of the Lenders.

(c)                                  The Facility Agent must keep a register with respect to the Parties and the Commitments and must supply any other Party with a copy of the information contained in that register on request.  The register must include:

(i)                                     the name, address and other contact details of each Party;

(ii)                                  the Facility Office of each Lender;

(iii)                               the Commitments of each Lender;

(iv)                              the principal amounts, the applicable interest rates and, if applicable, the Terms of each Lender’s Loans; and

(v)                                 information concerning any other amounts owing to a Finance Party.

Entries in the register shall be conclusive and binding, absent manifest error.

21.15                 Agent’s management time

If an Agent requires, any amount payable to that Agent by any Party under any indemnity or in respect of any costs or expenses incurred by that Agent under the Finance Documents after the date of this Agreement may include the cost of using its management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as that Agent may notify to the relevant Party.  This is in addition to any amount in respect of fees or expenses paid or payable to that Agent under any other term of the Finance Documents.

21.16                 Notice period

Where this Agreement specifies a minimum period of notice to be given to an Agent, that Agent may, at its discretion, accept a shorter notice period.

21.17                 Release of Security

The Security Agent shall manage the Security Documents on its own behalf and as agent on behalf of the other Finance Parties.  The Security Agent shall and is hereby authorised by each of the Finance Parties (and to the extent it may have any interest therein, every other party hereto) to execute on behalf of itself and each of the Finance Parties (other than the Security Agent) and every other party hereto where relevant without the need for any further referral to, or authority from, any Finance Party or other person hereto all such releases of security and guarantees given by Obligors under any Finance Document.  The Security Agent may effect such a release as soon as it has received confirmation from the Facility Agent that all Finance Party Claims and Security Agent Claims have been repaid in full and there is no possibility of any Finance Party Claims and Security Agent Claims coming or re-entering into existence.

22.                               EVIDENCE AND CALCULATIONS

22.1                        Accounts

Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings.

22.2                        Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under the Finance Documents will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.

22.3                        Calculations

Any interest or fee accruing under this Agreement accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or otherwise, depending on what the Facility Agent determines (acting reasonably) is market practice.

23.                               FEES

23.1                        Agent’s fee

The Company must pay to the relevant Agent for its own account an agency fee in the manner agreed in the Fee Letter between the Agent and the Company.

23.2                        Arrangement fee

The Company must pay to each Mandated Lead Arranger for its own account an arrangement fee in the manner agreed in the Fee Letter between the Mandated Lead Arrangers and the Company.

23.3                        Term Loan A Facility commitment fee

(a)                                  The Company must pay to the Facility Agent for each Lender a commitment fee in respect of the Term Loan A Facility computed at the rate of 40 per cent. of the Term Loan A Facility Margin per annum on that Lender’s undrawn Term Loan A Facility Commitment, subject to a maximum of 0.75 per cent. per annum.

(b)                                 Accrued commitment fee is payable quarterly in arrear.  Accrued commitment fee is also payable to the Facility Agent for a Lender on the date its Term Loan A Facility Commitment is cancelled in full.

23.4                        Term Loan B1 Facility commitment fee

(a)                                  The Company must pay to the Facility Agent for each Lender a commitment fee in respect of the Term Loan B1 Facility computed at the rate of 40 per cent. of the Term Loan B1 Facility Margin per annum on that Lender’s undrawn Term Loan B1 Facility Commitment, subject to a maximum of 1 per cent. per annum.

(b)                                 Accrued commitment fee is payable quarterly in arrear.  Accrued commitment fee is also payable to the Facility Agent for a Lender on the date its Term Loan B1 Facility Commitment is cancelled in full.

23.5                        Term Loan B2A Facility commitment fee

(a)                                  The Company must pay to the Facility Agent for each Lender a commitment fee in respect of the Term Loan B2A Facility computed at the rate of 40 per cent. of the Term Loan B2A Facility Margin per annum on that Lender’s undrawn Term Loan B2A Facility Commitment, subject to a maximum of 1 per cent. per annum.

(b)                                 Accrued commitment fee is payable quarterly in arrear.  Accrued commitment fee is also payable to the Facility Agent for a Lender on the date its Term Loan B2A Facility Commitment is cancelled in full.

23.6                        Term Loan B2B Facility commitment fee

(a)                                  The Company must pay to the Facility Agent for each Lender a commitment fee in respect of the Term Loan B2B Facility computed at the rate of 40 per cent. of the Term Loan B2B Facility Margin per annum on that Lender’s undrawn Term Loan B2B Facility Commitment, subject to a maximum of 1 per cent. per annum.

(b)                                 Accrued commitment fee is payable quarterly in arrear.  Accrued commitment fee is also payable to the Facility Agent for a Lender on the date its Term Loan B2B Facility Commitment is cancelled in full.

23.7                        Term Loan C Facility commitment fee

(a)                                 The Company must pay to the Facility Agent for each Lender a commitment fee in respect of the Term Loan C Facility computed at the rate of 40 per cent. of the Term Loan C Facility Margin per annum on that Lender’s undrawn Term Loan C Facility Commitment, subject to a maximum of 1 per cent. per annum.

(b)                                 Accrued commitment fee is payable quarterly in arrear.  Accrued commitment fee is also payable to the Facility Agent for a Lender on the date its Term Loan C Facility Commitment is cancelled in full.

23.8                        Revolving Facility commitment fee

(a)                                  The Company must pay to the Facility Agent for each Lender a commitment fee in respect of the Revolving Facility computed at the rate of 40 per cent. of the Revolving Facility Margin per annum on that Lender’s undrawn Revolving Facility Commitment, subject to a maximum of 0.75 per cent. per annum.

(b)                                 Accrued commitment fee is payable quarterly in arrear.  Accrued commitment fee is also payable to the Facility Agent for a Lender on the date its Revolving Facility Commitment is cancelled in full.

24.                               INDEMNITIES AND BREAK COSTS

24.1                        Currency indemnity

(a)                                  Each Obligor must, as an independent obligation, indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(i)                                     that Finance Party receiving an amount in respect of an Obligor’s liability under the Finance Documents; or

(ii)                                  that liability being converted into a claim, proof, judgment or order,

in a currency other than the currency in which the amount is expressed to be payable under the relevant Finance Document.

(b)                                 Unless otherwise required by law, each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

24.2                        Other indemnities

(a)                                  Each Obligor must indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(i)                                     the occurrence of any Default;

(ii)                                  any failure by an Obligor to pay any amount due under a Finance Document on its due date, including resulting from any distribution or redistribution of any amount among the Lenders under this Agreement;

(iii)                               (other than by reason of negligence or default by that Finance Party) a Loan not being made after a Request has been delivered for that Loan; or

(iv)                              a Loan (or part of a Loan) not being prepaid in accordance with this Agreement.

Each Obligor’s liability in each case includes any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document or any Loan.

(b)                                 Each Obligor must indemnify the Facility Agent against any loss or liability incurred by the Facility Agent as a result of:

(i)                                     investigating any event which the Facility Agent reasonably believes to be an Event of Default; or

(ii)                                  acting or relying on any notice which it reasonably believes to be genuine, correct and appropriately authorised.

24.3                        Break Costs

(a)                                  Each Borrower must pay to each Lender its Break Costs.

(b)                                 Break Costs are the amount (if any) determined by the relevant Lender by which:

(i)                                     the interest (excluding Margin and Mandatory Costs) which that Lender would have received for the period from the date of receipt of any part of its share in a Loan or an overdue amount to the last day of the applicable Term for that Loan or overdue amount if the principal or overdue amount received had been paid on the last day of that Term;

exceeds

(ii)                                  the amount which that Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the appropriate interbank market for a period starting on the Business Day following receipt and ending on the last day of the applicable Term.

(c)                                  Each Lender must supply to the Facility Agent for the relevant Borrower details of the amount of any Break Costs claimed by it under this Subclause.

25.                               EXPENSES

25.1                        Initial costs

Each Obligor must pay to each Administrative Party the amount of all reasonable duly evidenced costs and expenses (including legal fees any value added tax or similar tax and any costs associated with perfecting any security under the Security Documents) incurred by it in connection with the negotiation, preparation, printing, entry into and syndication of the Finance Documents.

25.2                        Subsequent costs

Each Obligor must pay to an Agent the amount of all reasonable duly evidenced costs and expenses (including legal fees any value added tax or similar tax and any costs associated with perfecting any security under the Security Documents) incurred by it in connection with:

(a)                                  the negotiation, preparation, printing and entry into of any Finance Document (other than a Transfer Certificate) executed after the date of this Agreement; and

(b)                                 any amendment, waiver or consent requested by or on behalf of an Obligor or specifically allowed by this Agreement.

25.3                        Enforcement costs

Each Obligor must pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by it in connection with:

(a)                                  the enforcement of, or the preservation of any rights under, any Finance Documents; or

(b)                                 any proceedings instituted by or against an Agent as a consequence of it entering into a Security Document.

26.                               AMENDMENTS AND WAIVERS

26.1                        Procedure

(a)                                  Except as provided in this Clause, any term of the Finance Documents may be amended or waived with the agreement of the Company and the Majority Lenders.  The Facility Agent may effect, on behalf of any Finance Party, an amendment or waiver allowed under this Clause.

(b)                                 The Facility Agent must promptly notify the other Parties of any amendment or waiver effected by it under paragraph (a) above.  Any such amendment or waiver is binding on all the Parties.

(c)                                  Each Obligor agrees to any amendment or waiver allowed by this Clause or expressly permitted elsewhere in this Agreement which is agreed to by the Company.  This includes any amendment or waiver which would, but for this paragraph, require the consent of each Guarantor if the guarantee under the Finance Documents is to remain in full force and effect.

26.2                        Exceptions

(a)                                  An amendment or waiver which:

(i)                                     changes the definition of Majority Lenders in Clause 1.1 (Definitions);

(ii)                                  changes any term of Clause 2.9 (Nature of a Finance Party’s rights and obligations);

(iii)                               extends the date of payment of any amount to a Lender under the Finance Documents;

(iv)                              reduces the Margin or the amount of any payment of principal, interest, fee or other amount payable to a Lender under the Finance Documents;

(v)                                 without prejudice to the provisions of Clause 2.7 (Telenet Additional Facility) and the ability of a Borrower to enter into a Telenet Additional Facility Accession Agreement, increases or extends the availability of a Commitment or the Total Commitments (other than pursuant to a Structural Adjustment or a Retranching Adjustment);

(vi)                              releases an Obligor (other than in order to effect a Permitted Transaction or a disposal of all, but not part, of the share capital of that Obligor in accordance with the terms of this Agreement);

(vii)                           relates to the release of an asset from a Security Document (except as otherwise expressly permitted herein or in any such Security Document and except in furtherance of a disposal or any other transaction which is permitted by any Finance Document);

(viii)                        changes a term of a Finance Document which expressly requires the consent of each Lender;

(ix)                               changes the right of a Lender to assign or transfer its rights or obligations under the Finance Documents; or

(x)                                  changes any term of Clause 30 (Pro Rata Sharing); or

(xi)                               changes this Clause,

may only be made with the consent of all the Lenders.

(b)                                 An amendment or waiver which relates to the rights or obligations of an Administrative Party may only be made with the consent of that Administrative Party.

(c)                                  A Fee Letter may be amended or waived with the agreement of the Administrative Party that is a party to that Fee Letter and the Company.

26.3                        Non Consenting Lenders

(a)                                  In this Clause:

Non Consenting Lender means a Lender who does not agree to a consent or amendment to, or a waiver of, a provision of a Finance Document where:

(i)                                    the Company or the Facility Agent has requested the Lenders to consent to a departure from or waiver of any provision of any Finance Document or to agree to an amendment to any Finance Document;

(ii)                                 the consent, waiver or amendment in question requires the consent of all of the Lenders;

(iii)                              a period of not less than 21 days has elapsed from the date the consent, waiver or amendment was requested;

(iv)                             the Majority Lenders have agreed to such consent, waiver or amendment; and

(v)                                the Company has notified the Facility Agent that it will treat the Lender as a Non Consenting Lender.

(b)                                 If at any time any Lender becomes a Non Consenting Lender, then the Company may within 90 days of the date that Lender became a Non Consenting Lender:

(i)                                    request that the Lenders take a transfer in accordance with Clause 27 (Changes to the Parties) of all of the rights and obligations under the Finance Documents of the Non Consenting Lender for an aggregate purchase price equal to the outstanding principal amount of such Non Consenting Lender’s participation in the outstanding Loans and all accrued interest, fees and other amounts due and unpaid on the transfer date to that Non Consenting Lender under the Finance Documents; no Lender shall be obliged to accept such a transfer and any such transfer may be made in such proportions and to such Lenders as the Lenders agree.  The Non Consenting Lender shall be required to transfer its rights and obligations under the Finance Documents to Lenders who agree to accept such transfer as contemplated in this sub-paragraph;

(ii)                                 require the Non Consenting Lender to transfer, and the Non Consenting Lender must transfer, in accordance with Clause 27 (Changes to the Parties) all of its rights and obligations under the Finance Documents to another bank or financial institution

(including any other Lender) which has agreed to acquire the Non Consenting Lenders rights and obligations under the Finance Documents (as notified by the Company to the Non Consenting Lender and in the proportions notified by the Company to the Non Consenting Lender) for an aggregate purchase price equal to the outstanding principal amount of such Non Consenting Lender’s participation in the outstanding Loans and all accrued interest, fees and other amounts due and unpaid on the transfer date to that Non Consenting Lender under the Finance Documents; or

(iii)                             notwithstanding any other provision of this Agreement, if the Majority Lenders agree, the Company may prepay the Non Consenting Lender’s participation in each Loan in full together with all accrued interest, fees and other amounts due and unpaid on the transfer date under the Finance Documents (including any Break Costs).

(c)                                  The replacement of a Lender pursuant to this Clause 26.3 shall be subject to the following conditions:

(i)                                    the Company shall have no right to replace the Facility Agent or Security Agent in its capacity as an Agent;

(ii)                                 no Finance Party shall have any obligation to any Obligor to find a Lender or replace the Non Consenting Lender; and

(iii)                             in no event shall the Lender replaced under this Clause 26.3 be required to pay or surrender to any replacement Lender any of the fees received by such Lender pursuant to the Finance Documents.

(d)                                 For the avoidance of doubt, no Finance Party shall have any obligation to any Obligor to find a Lender to replace the Non Consenting Lender.

26.4                        Change of currency

If a change in any currency of a country occurs (including where there is more than one currency or currency unit recognised at the same time as the lawful currency of a country), the Finance Documents will be amended to the extent the Facility Agent (acting reasonably and after consultation with the Company) determines is necessary to reflect the change.

26.5                        Waivers and remedies cumulative

The rights of each Finance Party under the Finance Documents:

(a)                                 may be exercised as often as necessary;

(b)                                are cumulative and not exclusive of its rights under the general law; and

(c)                                 may be waived only in writing and specifically.

Delay in exercising or non-exercise of any right is not a waiver of that right.

26.6                        Structural Adjustments

(a)                                  In this Clause, a Structural Adjustment means:

(i)                                    the introduction of any additional tranche or facility into the Finance Documents (other than a Telenet Additional Facility Commitment);

(ii)                                 any increase in or addition of any Commitment (other than a Telenet Additional Facility Commitment), any extension of a Commitment’s availability (other than as contemplated in paragraphs (b) and (c) of the definition of Availability Period) or the redenomination of a Commitment into another currency; and

(iii)                            any material changes to the Finance Documents which the Facility Agent agrees acting reasonably are consequential on any of the foregoing,

but, for the avoidance of doubt, does not include a Retranching Adjustment.

(b)                                 Structural Adjustments may be approved with the consent of each of the following, subject to the provisions of the Intercreditor Agreement:

(i)                                    the Majority Lenders; and

(ii)                                each Lender that is assuming a new Commitment (other than a Telenet Additional Facility Commitment) or an increased Commitment or whose Commitment’s availability is being extended or redenominated, or to whom any amount (including interest), which is being redenominated is due.

26.7                        Retranching Adjustments

(a)                                  In this Clause, a Retranching Adjustment means:

(i)                                    the retranching of all or any of the Term Loan A Facility, Term Loan B1 Facility, Term Loan B2A Facility, Term Loan B2B Facility or Term Loan C Facility (including any increase or reduction in the Total Commitments under any of those Facilities and/or an increase, addition or reduction of the Commitments of individual Lenders under any of those Facilities); and

(ii)                                 any material changes to the Finance Documents which the Facility Agent agrees acting reasonably are consequential on any of the foregoing,

provided that the aggregate amount of the Commitments of Lenders under the Term Loan A Facility, Term Loan B1 Facility, Term Loan B2A Facility, Term Loan B2B Facility and Term Loan C Facility immediately after a proposed Retranching Adjustment must not exceed the aggregate amount of the Commitments of Lenders under those Facilities (on a combined basis) immediately prior to that Retranching Adjustment.

(b)                                 Notwithstanding any other provision of this Agreement, Retranching Adjustments may be approved with the consent of each of the following:

(i)                                    the Company;

(ii)                                 each Lender that will have an increased or reduced Commitment pursuant to the Retranching Adjustment; and

(iii)                             any two of the Mandated Lead Arrangers.

27.                               CHANGES TO THE PARTIES

27.1                        General

In this Clause:

Transfer Certificate means a transfer certificate in the form of Schedule 5 (Form of Transfer Certificate) with such amendments as the Facility Agent may approve or reasonably require or, any other form agreed between the Facility Agent and the Company; and

Transfer Date means, for a Transfer Certificate the later of:

(a)                                 the proposed Transfer Date specified in that Transfer Certificate; and

(b)                                the date on which the Facility Agent executes that Transfer Certificate.

27.2                        Assignments and transfers by Obligors

No Obligor may assign or transfer any of its rights and obligations under the Finance Documents without the prior consent of all the Lenders.

27.3                        Transfers by Lenders

(a)                                  A Lender (the Existing Lender) may, subject to the following provisions of this Subclause, at any time transfer (by way of novation) any of its rights and obligations under this Agreement to any person (the New Lender).

(b)                                 Any transfer under paragraph (a) above shall be for an amount of not less than €2,000,000 (or if less, the aggregate of the Commitments of that Existing Lender and any other Existing Lender that is managed or controlled by the same investment manager subject to a threshold of €1,000,000).

(c)                                  The consent of the Company is required for any assignment or transfer (other than pursuant to Syndication) unless the New Lender is another Lender or an Affiliate of a Lender or an Event of Default is outstanding.  The consent of the Company must not be unreasonably withheld or delayed.  The Company will be deemed to have given its consent ten Business Days after it is given notice of the request unless it is expressly refused by the Company within that time;

(d)                                 The Company may not withhold its consent solely because the assignment or transfer might increase the Mandatory Cost.

(e)                                  A transfer of obligations will be effective only if the obligations are novated in accordance with the following provisions of this Clause.

(f)                                    Unless the Facility Agent otherwise agrees, the New Lender must pay to the Facility Agent for its own account, on or before the date any assignment or transfer occurs, a fee of €2,500.

(g)                                 Any reference in this Agreement to a Lender includes a New Lender but excludes a Lender if no amount is or may be owed to or by it under this Agreement.

27.4                        Procedure for transfer by way of novations

(a)                                  A novation is effected if:

(i)                                    the Existing Lender and the New Lender deliver to the Facility Agent a duly completed Transfer Certificate;

(ii)                                 the Facility Agent executes it; and

(iii)                            the Facility Agent enters the name of the New Lender and the particulars concerning the transferred interests in the register referred to in Clause 21.14(c) (Relationship with Lenders).

(b)                                 The Facility Agent must, as soon as reasonably practicable:

(i)                                    execute and deliver a Transfer Certificate delivered to it and which appears on its face to be in order; and

(ii)                                enter the name of the New Lender and the details of the transferred interests in the register referred to in Clause 21.14(c) (Relationship with Lenders).

(c)                                  Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Facility Agent to execute any duly completed Transfer Certificate on its behalf.

(d)                                 On the Transfer Date:

(i)                                   the New Lender will assume the rights and obligations of the Existing Lender expressed to be the subject of the novation in the Transfer Certificate in substitution for the Existing Lender; and

(ii)                                the Existing Lender will be released from those obligations and cease to have those rights.

(e)                                  For the purposes of Article 1278 of the Belgian Civil Code, each Obligor, the Lenders and the New Lenders agree that, upon any transfer in whole or in part of any of its rights and obligations under this Agreement by way of novation or upon the implementation of any amendment or granting of any waiver which takes effect as a novation, the Security Interests created by the Security Documents will be preserved for the benefit of the New Lender, the Existing Lenders and the Security Agent.

27.5                        Limitation of responsibility of Existing Lender

(a)                                  Unless expressly agreed to the contrary, an Existing Lender is not responsible to a New Lender for the legality, validity, adequacy, accuracy, completeness or performance of:

(i)                                   any Finance Document or any other document; or

(ii)                                any statement or information (whether written or oral) made in or supplied in connection with any Finance Document,

and any representations or warranties implied by law are excluded.

(b)                                 Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)                                   has made, and will continue to make, its own independent appraisal of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement; and

(ii)                                has not relied exclusively on any information supplied to it by the Existing Lender in connection with any Finance Document.

(c)                                  Nothing in any Finance Document requires an Existing Lender to:

(i)                                   accept a re-transfer from a New Lender of any of the rights and obligations transferred under this Clause; or

(ii)                                support any losses incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under any Finance Document or otherwise.

27.6                        Costs resulting from change of Lender or Facility Office

If:

(a)                                a Lender transfers any of its rights and obligations under the Finance Documents or changes its Facility Office; and

(b)                               as a result of circumstances existing at the date the transfer or change occurs, an Obligor would be obliged to pay a Tax Payment or an Increased Cost,

then, unless the assignment, transfer or change is made by a Lender to mitigate any circumstances giving rise to the Tax Payment, Increased Cost or a right to be prepaid and/or cancelled by reason of illegality, the Obligor need only pay that Tax Payment or Increased Cost to the same extent that it would have been obliged to if no assignment, transfer or change had occurred.

27.7                        Additional Borrowers

(a)                                  If the Company wishes one of its wholly-owned Subsidiaries to become an Additional Borrower, then it may (following consultation with the Facility Agent) deliver to the Facility Agent the relevant documents and evidence listed in Part 2 of Schedule 2 (Conditions Precedent Documents).

(b)                                 The prior consent of all the Lenders is required if the Additional Borrower is incorporated in a jurisdiction outside the Kingdom of Belgium, the Netherlands or Luxembourg, unless that Additional Borrower is a U.S. Finance Vehicle.

(c)                                  A wholly-owned Subsidiary may only become an Additional Borrower if it is already a Guarantor.

(d)                                 The relevant Subsidiary will become an Additional Borrower when the Facility Agent notifies the other Finance Parties and the Company that it has received all of the documents and evidence referred to in paragraphs (a), (b) and (c) above (as applicable) in form and substance satisfactory to it.  The Facility Agent must give this notification as soon as reasonably practicable.

(e)                                  Delivery of an Accession Agreement executed by the relevant Subsidiary and the Company to the Facility Agent constitutes confirmation by that Subsidiary and the Company that the Repeating Representations are then correct.

27.8                        Additional Guarantors

(a)                                  Upon delivery of a duly completed Accession Agreement specifying that the relevant person is to be an Additional Guarantor, executed by the relevant Subsidiary, the relevant person will become an Additional Guarantor.

(b)                                 The Company shall procure that, at the same time as an Accession Agreement is delivered to the Facility Agent, there is also delivered to the Facility Agent all those other documents listed in Part 2 of Schedule 2 (Conditions Precedent Documents), in each case in form and substance satisfactory to the Facility Agent.

(c)                                  The execution of an Accession Agreement constitutes confirmation by the Additional Guarantor concerned that the representations and warranties set out in Clause 16 (Representations and Warranties) to be made by it on the date of the Accession Agreement are correct, as if made with reference to the facts and circumstances then existing.

27.9                        Resignation of an Obligor (other than the Company)

(a)                                  The Company may request that an Obligor (other than the Company) ceases to be an Obligor by giving to the Facility Agent a duly completed Resignation Request.

(b)                                 The Facility Agent must accept a Resignation Request and notify the Company and the Lenders of its acceptance if:

(i)                                    all of the shares in that Obligor are being disposed of and such disposal is permitted under the terms of this Agreement;

(ii)                                it is not aware that a Default is outstanding or would result from the acceptance of the Resignation Request; and

(iii)                             no amount owed by that Obligor under this Agreement is still outstanding.

(c)                                  The Obligor will cease to be a Borrower and/or a Guarantor, as appropriate, when the Facility Agent gives the notification referred to in paragraph (b) above.

27.10                 Changes to the Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent must (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

28.                               DISCLOSURE OF INFORMATION

(a)                                  Each Finance Party must keep confidential any information supplied to it by or on behalf of any Obligor in connection with the Finance Documents.  However, a Finance Party is entitled to disclose information:

(i)                                    which is publicly available, other than as a result of a breach by that Finance Party of this Clause;

(ii)                                 in connection with any legal or arbitration proceedings;

(iii)                             if required to do so under any law or regulation;

(iv)                             to a governmental, banking, taxation or other regulatory authority;

(v)                                to its professional advisers;

(vi)                             to the extent allowed under paragraph (b) below; or

(vii)                         with the agreement of the relevant Obligor.

(b)                                 A Finance Party may disclose to an Affiliate or any person with whom it may enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Agreement (a participant):

(i)                                    a copy of any Finance Document; and

(ii)                                any information which that Finance Party has acquired under or in connection with any Finance Document.

However, before a participant may receive any confidential information, it must agree with the relevant Finance Party to keep that information confidential on the terms of paragraph (a) above.

(c)                                  Notwithstanding any other provision of this Agreement, any Party to this Agreement (and any of its affiliates, officers, directors, employees, representatives, professional advisers, or other agents) may disclose to any and all persons, without limitation of any kind:

(i)                                    the U.S. tax treatment and U.S. tax structure (each as defined below) of the Facilities; and

(ii)                                all material of any kind (including opinions and other tax analyses) that are provided to such party relating to such U.S. tax treatment or U.S. tax structure,

except to the extent reasonably necessary to comply with applicable federal or state securities laws.

For the purposes of this subsection, the U.S. tax treatment of the Facilities is the purported or claimed U.S. federal, state and local income tax treatment of the Facilities, and the U.S. tax structure of the Facilities is any fact that may be relevant to understanding the purported or claimed U.S. federal, state and local income tax treatment of the Facilities.  This authorisation is not intended to permit disclosure of any information (other than information relating to the U.S. tax treatment or U.S. tax structure of the Facilities) including (without limitation) (i) any portion of any materials to the extent not related to the U.S. tax treatment or U.S. tax structure of the Facilities, (ii) the identities of participants or potential participants in the Facilities (except to the extent such identities are related to the U.S. tax treatment or the U.S. tax structure of the Facility), (iii) the existence or status of any negotiations, (iv) any pricing or financial information (except to the extent such pricing or financial information is related to the U.S. tax treatment or the U.S. tax structure of the Facilities), or (v) any other term or detail not relevant to the U.S. tax treatment or the U.S. tax structure of the Facilities.

(d)                                 This Clause supersedes any previous confidentiality given by a Finance Party in connection with this Agreement prior to it becoming a Party.

29.                               SET-OFF

(a)                                  A Finance Party may, at any time when an Event of Default is outstanding, set off any matured obligation owed to it by an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(b)                                 This Clause is a netting arrangement for the purposes of the Belgian Financial Collateral Law.

30.                               PRO RATA SHARING

30.1                        Redistribution

If any amount owing by an Obligor under this Agreement to a Finance Party (the recovering Finance Party) is discharged by payment, set-off or any other manner other than in accordance with this Agreement (a recovery), then:

(a)                                 the recovering Finance Party must, within three Business Days, supply details of the recovery to the Facility Agent;

(b)                                the Facility Agent must calculate whether the recovery is in excess of the amount which the recovering Finance Party would have received if the recovery had been received and distributed by the Facility Agent under this Agreement; and

(c)                                 the recovering Finance Party must pay to the Facility Agent an amount equal to the excess (the redistribution).

30.2                        Effect of redistribution

(a)                                  The Facility Agent must treat a redistribution as if it were a payment by the relevant Obligor under this Agreement and distribute it among the Finance Parties, other than the recovering Finance Party, accordingly.

(b)                                 When the Facility Agent makes a distribution under paragraph (a) above, the recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in that redistribution.

(c)                                  If and to the extent that the recovering Finance Party is not able to rely on any rights of subrogation under paragraph (b) above, the relevant Obligor will owe the recovering Finance Party a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

(d)                                 If:

(i)                                    a recovering Finance Party must subsequently return a recovery, or an amount measured by reference to a recovery, to an Obligor; and

(ii)                                the recovering Finance Party has paid a redistribution in relation to that recovery,

each Finance Party must reimburse the recovering Finance Party all or the appropriate portion of the redistribution paid to that Finance Party, together with interest for the period while it held the redistribution.  In this event, the subrogation in paragraph (b) above will operate in reverse to the extent of the reimbursement.

30.3                        Exceptions

Notwithstanding any other term of this Clause, a recovering Finance Party need not pay a redistribution to the extent that:

(a)                                 it would not, after the payment, have a valid claim against the relevant Obligor in the amount of the redistribution; or

(b)                                it would be sharing with another Finance Party any amount which the recovering Finance Party has received or recovered as a result of legal or arbitration proceedings, where:

(i)                                    the recovering Finance Party notified the Facility Agent of those proceedings; and

(ii)                                the other Finance Party had an opportunity to participate in those proceedings but did not do so or did not take separate legal or arbitration proceedings as soon as reasonably practicable after receiving notice of them.

30.4                        Litigation

(a)                                  No Lender shall commence any action or proceeding in any court to enforce its rights under any Finance Document without prior consultation with the other Lenders and without the consent of Majority Lenders;

(b)                                 If in accordance with paragraph (a) above any Lender does take action to enforce its rights under any Finance Document and, as a result thereof or in connection therewith, shall receive a recovery then such Lender shall not be required to share any portion of such recovery with any Lender which has the legal right to, but does not, join in such action or proceeding or commence and diligently prosecute a separate action or proceeding to enforce its rights in another court.

31.                               SEVERABILITY

If a term of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any jurisdiction, that will not affect:

(a)                                 the legality, validity or enforceability in that jurisdiction of any other term of the Finance Documents; or

(b)                                the legality, validity or enforceability in other jurisdictions of that or any other term of the Finance Documents.

32.                               COUNTERPARTS

Each Finance Document may be executed in any number of counterparts.  This has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

33.                               NOTICES

33.1                        In writing

(a)                                  Any formal communication in connection with a Finance Document must be in writing and, unless otherwise stated, may be given:

(i)                                    in person, by post or fax; or

(ii)                                to the extent agreed by the Parties making and receiving communication, by e-mail or other electronic communication.

(b)                                 For the purpose of the Finance Documents, an electronic communication will be treated as being in writing.

(c)                                  Unless it is agreed to the contrary, any consent or agreement required under a Finance Document must be given in writing.

33.2                        Contact details

(a)                                  Except as provided below, the contact details of each Party for all communications in connection with the Finance Documents are those notified by that Party for this purpose to the Facility Agent on or before the date it becomes a Party.

(b)                                 The contact details of each Obligor for this purpose are:

Address:	Liersesteenweg 4
2800 Mechelen

Fax number:	+32 (15) 33 3716
Attention:	Group Treasurer / Chief Financial Officer
Telephone:	+32 (15) 33 3564 / +32 (15) 33 3557
Email:	didier.zeghers@staff.telenet.be / renaat.berckmoes@staff.telenet.be

(c)                                  The contact details of the Facility Agent for this purpose are:

Address:	77 King Street West
18th Floor,
Toronto
Ontario, M5K 1A2
Canada
Fax number:	+416 307 3826 / +416 982 5535
Attention:	Agency Administration

(d)                                 Any Party may change its contact details by giving five Business Days’ notice to the Facility Agent or (in the case of the Facility Agent) to the other Parties.

(e)                                  Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

33.3                        Effectiveness

(a)                                  Except as provided below, any communication in connection with a Finance Document will be deemed to be given as follows:

(i)                                     if delivered in person, at the time of delivery;

(ii)                                  if posted, five days after being deposited in the post, postage prepaid, in a correctly addressed envelope;

(iii)                               if by fax, when received in legible form; and

(iv)                              if by e-mail or any other electronic communication, when received in legible form.

(b)                                 A communication given under paragraph (a) below but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

(c)                                  A communication to the Facility Agent will only be effective on actual receipt by it.

33.4                        Obligors

(a)                                  All formal communications under the Finance Documents to or from an Obligor must be sent through the Facility Agent.

(b)                                 All formal communications under the Finance Documents to or from an Obligor (other than the Company) must be sent through the Company.

(c)                                  Each Obligor (other than the Company) irrevocably appoints the Company to act as its agent:

(i)                                     to give and receive all communications under the Finance Documents;

(ii)                                 to supply all information concerning itself to any Finance Party; and

(iii)                              to sign all documents under or in connection with the Finance Documents.

(d)                                 Any communication given to the Company in connection with a Finance Document will be deemed to have been given also to the other Obligors.

(e)                                  Each Finance Party may assume that any communication made by the Company is made with the consent of each other Obligor.

34.                               LANGUAGE

(a)                                  Any notice given in connection with a Finance Document must be in English.

(b)                                 Any other document provided in connection with a Finance Document must be:

(i)                                     in English; or

(ii)                                 (unless the Facility Agent otherwise agrees) accompanied by a certified English translation.  In this case, the English translation prevails unless the document is a statutory or other official document.

35.                               GOVERNING LAW

This Agreement is governed by English law.

36.                               ENFORCEMENT

36.1                        Jurisdiction

(a)                                  Unless a Finance Document specifically provides otherwise, the English courts have non-exclusive jurisdiction to settle any dispute in connection with any Finance Document.

(b)                                 The English courts are the most appropriate and convenient courts to settle any such dispute.  Each Obligor agrees not to argue to the contrary and waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with any Finance Document.

(c)                                  This Clause is for the benefit of the Finance Parties only.  To the extent allowed by law, a Finance Party may take:

(i)                                     proceedings in any other court; and

(ii)                                  concurrent proceedings in any number of jurisdictions.

(d)                                 References in this Clause to a dispute in connection with a Finance Document includes any dispute as to the existence, validity or termination of that Finance Document.

36.2                        Service of process

(a)                                  Each Obligor irrevocably appoints Law Debenture Trustee Company as its agent under the Finance Documents and the mandate letter dated 16 July 2007 (as amended) between, among others, the Original Borrower and the Mandated Lead Arrangers (the Mandate Letter) for service of process in any proceedings before the English courts in connection with any Finance Document and the Mandate Letter.

(b)                                 If any person appointed as process agent is unable under this Clause for any reason to so act, the Company (on behalf of all the Obligors) must immediately appoint another agent on terms acceptable to the Facility Agent.  Failing this, the Facility Agent may appoint another process agent for this purpose.

(c)                                  Each Obligor agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(d)                                 This Clause does not affect any other method of service allowed by law.

36.3                        Waiver of immunity

Each Obligor irrevocably and unconditionally:

(a)                                  agrees not to claim any immunity from proceedings brought by a Finance Party against it in relation to a Finance Document and to ensure that no such claim is made on its behalf;

(b)                                 consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)                                  waives all rights of immunity in respect of it or its assets.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

37.                               WAIVER OF TRIAL BY JURY

EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH ANY FINANCE DOCUMENT OR ANY TRANSACTION CONTEMPLATED BY ANY FINANCE DOCUMENT.  THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.

SCHEDULE 1

ORIGINAL PARTIES

PART 1

GUARANTORS

Name of Original Guarantors	Registration number (or equivalent, if any)

Telenet BidCo NV	HR Mechelen 89835, Enterprise No. 0473.416.418

Telenet NV	HR Mechelen 82218, Enterprise No. 0439.840.857

UPC Belgium NV	HR Brussel 69463, Enterprise No. 0455.620.381

PART 2

COMMITMENTS

Name of Initial Original Lenders	Term Loan A Facility Commitments	Term Loan B1 Facility Commitments	Term Loan B2A Facility Commitment	Term Loan B2B Facility Commitments	Term Loan C Facility Commitments	Revolving Facility Commitments

ABN AMRO BANK N.V.	€106,000,000	€61,500,000	€45,000,000	—	€212,500,000	€35,000,000

BNP PARIBAS S.A.	€212,000,000	€123,000,000	€90,000,000	—	€425,000,000	€70,000,000

JPMORGAN CHASE BANK, N.A.	€212,000,000	€123,000,000	—	€90,000,000	€425,000,000	€70,000,000

Total:	€530,000,000	€307,500,000	€135,000,000	€90,000,000	€1,062,500,000	€175,000,000

SCHEDULE 2

CONDITIONS PRECEDENT DOCUMENTS

PART 1

TO BE DELIVERED BEFORE THE FIRST LOAN

Original Obligors / Existing Security Providers

1.                                       A copy of the articles of association of each Existing Security Provider.

2.                                       A copy of a resolution of the board of directors of each Existing Security Provider approving the terms of, and the transactions contemplated by, the Finance Documents(1).

3.                                       A specimen of the signature of each person authorised on behalf of an Existing Security Provider to execute or witness the execution of any Finance Document or to sign or send any document or notice in connection with any Finance Document.

4.                                       A copy of the minutes of the shareholders’ meeting of each Obligor:

(a)                                  approving for the purposes of article 556 of the Belgian Companies Act, the terms of and transactions contemplated by the Finance Documents, and in particular, the provisions having the effect that an event of default will be triggered and/or that may require an early repayment if there is a change of control; and

(b)                                 authorising named persons to fulfil the formalities with the Registry of the Commercial Court of the registered office of such Obligor following the decision taken in accordance with the above.

5.                                       A certificate of an authorised signatory of the Original Borrower:

(a)                                  confirming that utilising the Total Commitments in full would not breach any limit binding on any Original Obligor; and

(b)                                 certifying that each copy document specified in Part 1 of this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of the Supplemental Agreement.

6.                                       Evidence required by the Finance Parties for the purpose of any applicable money laundering regulations.

7.                                       Evidence that the agent of the Existing Security Providers under the Finance Documents for service of process in England has accepted its appointment.

Security Document(s)

1.                                       Each Fee Letter.

2.                                       The Intercreditor Agreement.

(1)                                  Resolutions to include detailed analyses of corporate benefit in respect of upstream guarantees, and approvals of supplemental agreements and continuation of security under Existing Security Documents.

3.                                       The Company Share Pledge.

4.                                       The Telenet Share Pledge.

5.                                       The UPC Belgium Share Pledge.

6.                                       Pledges of Subordinated Shareholder Loans in respect of all relevant loans in place at the first Utilisation Date.

7.                                       Each duly executed Existing Security Document.

Miscellaneous

1.                                       The Syndication Letter.

2.                                       The most recent audited financial statements of each Obligor.

3.                                       A copy of the Funds Flow Statement detailing the proposed movement of funds on or before the Closing Date.

4.                                       Written confirmation signed by a director of the Company confirming that all fees and expenses then due and payable including all legal fees from the Company under the Finance Documents have been or will be paid within 5 Business Days of the first Utilisation Date.

5.                                       Evidence that the Existing Senior Facility will be prepaid and cancelled in full on or by the first Utilisation Date.

6.                                       An effective discharge of all Existing Share Pledges and all Existing Notes Security, in each case on or before the first Utilisation Date.  The Obligors undertake, and shall procure the Restricted Persons to undertake, reasonable endeavours to de-register any registered Existing Notes Security as soon as practical following the first Utilisation Date, at their own or at the Company’s cost.

7.                                       Evidence that the Senior Discount Notes and the Senior Notes have been called and will be redeemed and cancelled in full on or before the first Utilisation Date.

8.                                       An initialled copy of the budget for 2007.

9.                                       A letter from the Company in a form to be mutually agreed describing hedging arrangements to be entered into in respect of hedging interest rate liabilities (the Hedging Letter).

Legal opinions

1.                                       A legal opinion of legal advisers to the Mandated Lead Arrangers and each Agent, addressed to the Finance Parties as to English law.

2.                                       A legal opinion of legal advisers to the Mandated Lead Arrangers and each Agent, addressed to the Finance Parties as to Belgian law.

PART 2

FOR AN ADDITIONAL OBLIGOR

Additional Obligors

1.                                       An Accession Agreement duly executed by (amongst others) the Company and the Additional Obligor.

2.                                       A copy of the constitutional documents of the Additional Obligor.

3.                                       A copy of a resolution of the board of directors of the Additional Obligor approving the terms of, and the transactions contemplated by, the relevant Finance Documents.

4.                                       A specimen of the signature of each person authorised on behalf of the Additional Obligor to execute or witness the execution of any Finance Document or to sign or send any document or notice in connection with any Finance Document.

5.                                       A copy of a resolution, signed by all (or any lower percentage agreed by the Facility Agent) of the holders of its issued or allotted shares, approving the terms of, and the transactions contemplated by, the relevant Accession Agreement.

6.                                       If applicable, a copy of a resolution of the board of directors of each corporate shareholder in the Additional Guarantor approving any resolution referred to in paragraph 5 above.

7.                                       A certificate of an authorised signatory of the Additional Obligor:

(a)                                  confirming that utilising the Total Commitments in full would not breach any limit binding on it; and

(b)                                 certifying that each copy document specified in Part 2 of this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Agreement.

8.                                       If available, a copy of the latest audited accounts of the Additional Obligor.

9.                                       Evidence that the agent of the Additional Obligor under the Finance Documents for service of process in England has accepted its appointment.

10.                                 Evidence required by the Finance Parties for the purpose of any applicable money laundering regulations.

Legal Opinions

1.                                       A legal opinion of Allen & Overy, London, legal advisers to the Facility Agent, addressed to the Finance Parties in scope and substance similar to the legal opinion of Allen & Overy, London, delivered under Part 1 of this Schedule 2.

2.                                       If the Additional Obligor is incorporated in a jurisdiction other than England, a legal opinion from legal advisers in that jurisdiction acceptable to the Facility Agent, addressed to the Finance Parties.

Other documents and evidence

1.                                       Evidence that all expenses due and payable from an Obligor under this Agreement in respect of the Accession Agreement have been paid.

2.                                       Such duly executed Security Documents that the Facility Agent (acting on the instructions of the Majority Lenders) may require which (in the case of any U.S. Borrower only) shall include a share pledge over the shares of any Additional Obligor and Security Documents which are consistent with the Security Documents delivered under Part 1 of this Schedule 2.

3.                                       A copy of any other authorisation or other document, opinion or assurance which the Facility Agent has notified the Company is necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, the Accession Agreement or for the validity and enforceability of any Finance Document.

SCHEDULE 3

FORM OF REQUEST

To:	[FACILITY AGENT] as Facility Agent

From:	[ ]

Date:	[ ]

Telenet BidCo NV (and others) €2,300,000,000 Credit Agreement dated 1 August 2007 (the Agreement)

1.                                       We refer to the Agreement.  This is a Request.

2.                                       We wish to borrow a [Term Loan A Facility]/[Term Loan B1 Facility]/[Term Loan B2A Facility]/[Term Loan B2B Facility]/[Term Loan C Facility]/[Revolving] Loan on the following terms:

(a)                                  Utilisation Date: [                               ]

(b)                                 Amount/currency: [                                         ]

(c)                                  Term: [                                         ]

(d)                                 Purpose: [                                         ]

3.                                       Our payment instructions are: [                                    ].

4.                                       We confirm that each condition precedent under the Agreement which must be satisfied on the date of this Request is so satisfied.

5.                                       We confirm that the Repeating Representations are correct in all material respects and no Event of Default is outstanding or will result from the Loan.

6.                                       This Request is irrevocable.

By:

[                               ]

SCHEDULE 4

CALCULATION OF THE MANDATORY COST

1.             General

1.1           The Mandatory Cost is to compensate a Lender for the cost of compliance with:

(a)                                  the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces any of its functions); or

(b)                                 the requirements of the European Central Bank.

1.2           The Mandatory Cost is expressed as a percentage rate per annum.

1.3           The Mandatory Cost is the weighted average (weighted in proportion to the percentage share of each Lender in the relevant Loan) of the rates for the Lenders calculated by the Facility Agent in accordance with this Schedule on the first day of a Term (or as soon as possible after then).

1.4           The Facility Agent must distribute each amount of Mandatory Cost among the Lenders on the basis of the rate for each Lender.

1.5           Any determination by the Facility Agent pursuant to this Schedule will be, in the absence of manifest error, conclusive and binding on all the Parties.

2.             For a Lender lending from a Facility Office in the U.K.

2.1           The relevant rate for a Lender lending from a Facility Office in the U.K. is calculated in accordance with the following formula:

E x 0.01	per cent. per annum
300

where on the day of application of the formula, E is calculated by the Facility Agent as being the average of the rates of charge under the fees rules supplied by the Reference Banks to the Facility Agent under paragraph 2.4 below (and expressed in pounds per £1 million).

2.2           For the purposes of this paragraph 2:

(a)                                  fees rules means the then current rules on periodic fees in the Supervision Manual of the FSA Handbook or any other law or regulation as may then be in force for the payment of fees for the acceptance of deposits;

(b)                                 fee tariffs means the fee tariffs specified in the fees rules under fee-block Category A1 (Deposit acceptors) (ignoring any minimum fee or zero rated fee required pursuant to the fees rules but applying any applicable discount rate); and

(c)                                  tariff base has the meaning given to it in, and will be calculated in accordance with, the fees rules.

2.3           Each rate calculated in accordance with the formula is, if necessary, rounded upward to four decimal places.

2.4           If requested by the Facility Agent, each Reference Bank must, as soon as practicable after publication by the Financial Services Authority, supply to the Facility Agent the rate of charge payable by that Reference Bank to the Financial Services Authority under the fees rules for that financial year of the Financial Services Authority (calculated by that Reference Bank as being the average of the fee tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1 million of the tariff base of that Reference Bank.

2.5           Each Lender must supply to the Facility Agent the information required by it to make a calculation of the rate for that Lender.  In particular, each Lender must supply the following information on or prior to the date on which it becomes a Lender:

(a)           the jurisdiction of its Facility Office; and

(b)           any other information that the Facility Agent reasonably requires for that purpose.

(c)           Each Lender must promptly notify the Facility Agent of any change to the information supplied to it under this paragraph.

2.6           The rates of charge of each Reference Bank for the purpose of E above are determined by the Facility Agent based upon the information supplied to it under paragraphs 2.4 and 2.5 above.  Unless a Lender notifies the Facility Agent to the contrary, the Facility Agent may assume that the Lender’s obligations in respect of cash ratio deposits and special deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the U.K.

2.7           The Facility Agent has no liability to any Party if its calculation over or under compensates any Lender.  The Facility Agent is entitled to assume that the information provided by any Lender or Reference Bank under this Schedule is true and correct in all respects.

3.             For a Lender lending from a Facility Office in a Participating Member State

3.1           The relevant rate for a Lender lending from a Facility Office in a Participating Member State is the percentage rate per annum notified by that Lender to the Facility Agent.  This percentage rate per annum must be certified by that Lender in its notice to the Facility Agent as its reasonable determination of the cost (expressed as a percentage of that Lender’s share in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Facility Office.

3.2           If a Lender fails to specify a rate under paragraph 3.1 above, the Facility Agent will assume that the Lender has not incurred any such cost.

4.             Changes

4.1           The Facility Agent may, after consultation with the Company and the Lenders, determine and notify all the Parties of any amendment to this Schedule which is required to reflect:

(a)           any change in law or regulation; or

(b)           any requirement imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any successor authority).

4.2           If the Facility Agent, after consultation with the Company, determines that the Mandatory Cost for a Lender lending from a Facility Office in the U.K. can be calculated by reference to a screen, the Facility Agent may notify all the Parties of any amendment to this Agreement which is required to reflect this.

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To:	[FACILITY AGENT] as Facility Agent

From:	[THE EXISTING LENDER] (the Existing Lender) and [THE NEW LENDER] (the New Lender)

Date:	[ ]

Telenet BidCo NV (and others) €2,300,000,000 Credit Agreement dated 1 August 2007 (the Agreement)

We refer to the Agreement.  This is a Transfer Certificate.

1.	The Existing Lender transfers by novation to the New Lender the Existing Lender’s rights and obligations referred to in the Schedule below in accordance with the terms of the Agreement.

2.	The proposed Transfer Date is [ ].

3.	The administrative details of the New Lender for the purposes of the Agreement are set out in the Schedule.

4.	This Transfer Certificate is governed by English law.

5.

For the purposes of Article 1278 of the Belgium Civil Code, the Existing Lender, the Facility Agent and the New Lender agree that the Security Documents will be for the benefit of the New Lender in accordance with Clause 27.4 (Procedure for transfer by way of novations) of the Agreement.

6.	The New Lender represents on the date of this Transfer Certificate that it is a Qualifying Lender.

THE SCHEDULE

Rights and obligations to be transferred by novation
[insert relevant details, including applicable Commitment (or part)]

Administrative details of the New Lender
[insert details of Facility Office, address for notices and payment details etc.]

[EXISTING LENDER]	[NEW LENDER]

By:	By:

The Transfer Date is confirmed by the Facility Agent as [ ].

[FACILITY AGENT]

By:

SCHEDULE 6

EXISTING SECURITY

Member of the Group creating security	Details of security	Maximum principal amount secured

Telenet Group Holding NV	Pledge with respect to the shares of Telenet Vlaanderen NV (16,100 shares), pursuant to accession agreement dated February 24, 2006	Secured Liabilities

	First rank pledge over receivables, pursuant to receivables and securities pledge agreement dated August 9, 2002	Secured Liabilities

Telenet Communications NV	First rank pledge over receivables, pursuant to receivables and securities pledge agreement dated August 9, 2002	Secured Liabilities

Telenet BidCo NV	Mortgage mandate, dated August 9, 2002	€650,000,000

	Floating charge, pursuant to partial exercise of floating charge mandate dated August 9, 2002	€250,000,000

	Pledge with respect to the shares of Telenet Vlaanderen NV (4,605,979 shares), pursuant to share pledge agreement dated December 22, 2003 and supplemental agreement dated February 24, 2006	Secured Liabilities

	First rank pledge over receivables, pursuant to a receivables and securities pledge agreement dated August 9, 2002	Secured Liabilities

Telenet NV	Mortgage (former Telenet Operaties NV), pursuant to a mortgage deed dated March 27, 2002, a mortgage deed dated August 9, 2002 and a mortgage deed dated September 30, 2002	€800,000,000

	Mortgage (former MixtICS NV), pursuant to a mortgage deed dated September 30, 2002	€625,000,000

Member of the Group creating security	Details of security	Maximum principal amount secured
	and a mortgage deed dated August 9, 2002

	Mortgage (former Telenet Solutions NV), pursuant to a mortgage deed dated May 14, 2004	€50,000,000

	Mortgage mandate (former Telenet Operaties NV), dated August 9, 2002 (minus exercise of €200,000,000)	€450,000,000

	Mortgage mandate (former MixtICS NV), dated August 9, 2002 (minus exercise of €200,000,000)	€450,000,000

	Floating charge, dated June 9, 2006, effective May 12, 2006	€135,000,000

	Floating charge mandate, dated May 12, 2006	€865,000,000

	Floating charge (former Telenet Operaties NV), pursuant to a floating charge agreement dated March 29, 2001, two floating charge agreements dated August 9, 2002 and a partial exercise of a floating charge mandated dated March 29, 2001	€1,250,000,000

	Floating charge (former MixtICS NV), pursuant to two floating charge agreements dated August 9, 2002	€865,000,000

	Floating charge (former PayTVCo NV), pursuant to a floating charge agreement dated February 27, 2004	€75,000,000

	Floating charge (former Telenet Solutions NV), pursuant to a floating charge agreement dated February 27, 2004	€75,000,000

	First rank pledge over receivables, pursuant to a receivables and securities pledge agreement dated August 9, 2002	Secured Liabilities

Telenet Vlaanderen NV	Mortgage, pursuant to a mortgage deed dated August 9, 2002 and a mortgage deed dated September 30, 2002	€625,000,000

	Mortgage mandate, dated August 9, 2002	€450,000,000

Member of the Group creating security	Details of security	Maximum principal amount secured
(minus exercise of €200,000,000)

	Floating charge, pursuant to a floating charge agreement dated August 9, 2002 and exercise of the floating charge mandate dated August 9, 2002	€865,000,000

	Pledge over receivables, pursuant to a receivables and securities pledge agreement dated August 9, 2002	Secured Liabilities

UPC Belgium NV	Pledge over receivables and securities, dated April 17, 2007	Secured Liabilities

SCHEDULE 7

EXISTING SHARE PLEDGES

Member of the Group creating security	Details of security	Maximum principal amount secured

Telenet Group Holding NV	First rank pledge with respect to the shares of Telenet BidCo NV (one share), pursuant to share pledge agreement dated December 22, 2003	Secured Liabilities

	Pledge with respect to the shares of Telenet NV (4,250 shares), pursuant to accession agreement dated February 24, 2006	Secured Liabilities

Telenet Communications NV	First rank pledge with respect to the shares of Telenet BidCo NV (28,379,617 shares), pursuant to share pledge agreement dated August 9, 2002	Secured Liabilities

Telenet BidCo NV

First rank pledge with respect to the shares of Telenet NV (2,534,814 shares), pursuant to a share pledge agreement dated May 13, 2003, a supplemental agreement dated December 22, 2003, a supplemental agreement dated August 12, 2005 and two supplemental agreements dated February 24, 2006

Secured Liabilities

	Pledge with respect to the shares of UPC Belgium NV (807,017 shares), dated April 17, 2007	Secured Liabilities

SCHEDULE 8

EXISTING NOTES SECURITY

Member of the Group creating security	Details of security	Maximum principal amount secured

Telenet Group Holding NV	Second rank pledge with respect to the shares of Telenet BidCo NV (one share), pursuant to a second rank share pledge agreement dated December 22, 2003	Secured Liabilities

	Second rank pledge over receivables, pursuant to a second rank receivables pledge agreement dated December 22, 2003	Secured Liabilities

Telenet Communications NV	Second rank pledge with respect to the shares of Telenet BidCo NV (28,379,617 shares), pursuant to a second rank share pledge agreement dated December 22, 2003	Secured Liabilities

	Second rank pledge over receivables, pursuant to a second rank receivables pledge agreement dated December 22, 2003	Secured Liabilities

Telenet BidCo NV	Second rank pledge with respect to the shares of Telenet NV (1,315,448 shares), pursuant to a second rank share pledge agreement dated December 22, 2003	Secured Liabilities

	Second rank pledge over receivables, pursuant to a second rank receivables pledge agreement dated December 22, 2003	Secured Liabilities

Telenet NV	Second rank pledge over receivables, pursuant to a second rank receivables pledge agreement dated December 22, 2003	Secured Liabilities

SCHEDULE 9

FORM OF COMPLIANCE CERTIFICATE

To:	[FACILITY AGENT] as Facility Agent

From:	TELENET BIDCO NV

Date:	[ ]

TELENET BIDCO NV – €2,300,000,000 Credit Agreement
dated 1 August 2007 (the Agreement)

1.	We refer to the Agreement. This is a Compliance Certificate.

2.	We confirm that as at [relevant testing date]:

(a) Net Total Debt is [•] and Consolidated Annualised EBITDA is [•]; therefore, the ratio of Net Total Debt to Consolidated Annualised EBITDA is [•] to 1; and

(b) Consolidated EBITDA is [●] and Total Cash Interest is [●]; therefore the ratio of Consolidated EBITDA to Total Cash Interest is [●] to 1.

3.	We set out below calculations establishing the figures in paragraph 2:
[ ].

4.	[We confirm that no Default is outstanding as at [relevant testing date].(2)

5.	We confirm that as at [relevant testing date], the Material Subsidiaries are:

TELENET BIDCO NV

By:

[insert applicable certification language]

for

[auditors of the Company](3)

(2)	If this statement cannot be made, the certificate should identify any Default that is outstanding and the steps, if any, being taken to remedy it.

(3)	If tested annually, only include in certificate with annual accounts.

SCHEDULE 10

FORM OF ACCESSION AGREEMENT

To:          [FACILITY AGENT] as Facility Agent

From:      TELENET BIDCO NV and [Proposed Borrower/Proposed Guarantor]

Date:       [                         ]

Telenet BidCo NV — €2,300,000,000 Credit Agreement
dated 1 August 2007 (the Agreement)

We refer to the Agreement.  This is an Accession Agreement.

[Name of company] of [address/registered office] agrees to become an Additional Borrower/Guarantor and to be bound by the terms of the Agreement as an Additional Borrower/Guarantor.

This Accession Agreement is governed by English law.

TELENET BIDCO NV

By:

[PROPOSED BORROWER/GUARANTOR](1)

By:

SCHEDULE 11

FORM OF TELENET ADDITIONAL FACILITY ACCESSION AGREEMENT

To:          [FACILITY AGENT] as Facility Agent

[SECURITY AGENT] as Security Agent

From:      [Proposed Additional Facility Lender(s)]

Date:       [•]

TELENET BIDCO NV - €2,300,000,000 Credit Agreement
dated 1 August 2007 (the Credit Agreement)

1.             Terms defined in the Credit Agreement shall have the same meaning in this Deed.

2.             We refer to Clause 2.7 (Telenet Additional Facility) of the Credit Agreement.

3.             We, [Name of Lender(s)] agree to become party to and to be bound by the terms of the Credit Agreement as [a] Lender(s) in accordance with Clause 2.7 (Telenet Additional Facility).

4.             Our Telenet Additional Facility Commitment is EUR/US$ [            ].

5.             The final maturity date in respect of our Telenet Additional Facility Commitment is [           ].

6.             The Telenet Additional Facility Availability Period in relation to this Telenet Additional Facility is [       ].

7.             The Margin in relation to this Telenet Additional Facility is [   ] per annum.  [If applicable set out how the Margin will be adjusted].

8.             Advances under this Telenet Additional Facility will be applied [                           ].

9.             We confirm to each Finance Party that:

(a)           we have made our own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in the Credit Agreement and have not relied on any information provided to us by a Finance Party in connection with any Finance Document; and

(b)           we will continue to make our own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under the Credit Agreement or any Telenet Additional Facility Commitment is in force.

10.           The Facility Office and address for notices of the Lender is:

[                 ]

11.           This Agreement is governed by English law.

[LENDER(S)]

By:

[FACILITY AGENT] as Facility Agent

By:

TELENET BIDCO NV

By:

SCHEDULE 12

FORM OF RESIGNATION REQUEST

To:          [FACILITY AGENT] as Facility Agent

From:      TELENET BIDCO NV

Date:       [       ]

TELENET BIDCO NV - €2,300,000,000 Credit Agreement
dated 1 August 2007 (the Agreement)

1.             We refer to the Agreement. This is a Resignation Request.

2.             We request that [resigning Obligor] be released from its obligations as [a/an](4) [Obligor/Borrower/Guarantor](5) under the Agreement.

3.             We confirm that no Default is outstanding or would result from the acceptance of this Resignation Request.

4.             We confirm that as at the date of this Resignation Request no amount owed by [resigning Obligor] under the Agreement is outstanding.

5.             This Resignation Request is governed by English law.

TELENET BIDCO NV	[Relevant Obligor]

By:	By:

The Facility Agent confirms that this resignation takes effect on [          ].

[FACILITY AGENT]

By:

(4)           Delete as applicable.

(5)           Delete as applicable.

SIGNATORIES

[This section not restated]